Exhibit 10.8

Certain identified information has been excluded from this exhibit pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because the Registrant customarily and actually treats that information as private or confidential and the omitted information is not material. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***].”

OFFICE LEASE
300 HOWARD
300 HOWARD OWNER, LLC,
a Delaware limited liability company,
as Landlord,
and
ANTHROPIC, PBC,
a Delaware corporation,
as Tenant.

(ii)

EXHIBITS

EXHIBIT A-1	LEGAL DESCRIPTION
EXHIBIT A-2	OUTLINE OF PREMISES
EXHIBIT A-3	BASE RENT SCHEDULE
EXHIBIT A-4	RENTABLE SQUARE FEET OF EACH PHASE AND EACH FLOOR OF THE PREMISES
EXHIBIT A-5	LOCATION OF LOBBY DESK AND TENANT LOBBY DESK
EXHIBIT A-6	RESTRICTED SIGNAGE AREA
EXHIBIT B	TENANT WORK LETTER AND PHASED CONSTRUCTION SCHEDULE
EXHIBIT C	NOTICE OF LEASE TERM DATES
EXHIBIT D	RULES AND REGULATIONS
EXHIBIT E	FORM OF TENANT'S ESTOPPEL CERTIFICATE
EXHIBIT F	EXTENSION OPTIONS
EXHIBIT G	EXISTING UNDERLYING DOCUMENTS
EXHIBIT H	ROFO PURCHASE AGREEMENT
EXHIBIT I	INITIAL SNDA
EXHIBIT J	MULTI-TENANT PROVISIONS
EXHIBIT K	FORM OF ASSIGNMENT
EXHIBIT L	FORM OF LETTER OF CREDIT
EXHIBIT M	FORM OF CERTIFICATION
(iii)

OFFICE LEASE
This Office Lease (the “Lease”), dated as of the Effective Date set forth in Section 1 of the Summary of Basic Lease Information below (the “Summary”), is made by and between 300 HOWARD OWNER, LLC, a Delaware limited liability company (“Landlord”), and ANTHROPIC, PBC, a Delaware corporation(“Tenant”). The Tenant originally named in the foregoing sentence may be referred to in this Lease as the “Original Tenant”.
SUMMARY OF BASIC LEASE INFORMATION

TERMS OF LEASE	DESCRIPTION
1. “Effective Date”:	January 29 , 2026.

2. Premises; Building; Buildings; Project: (Article 1)

2.1 “Premises”:
A total of approximately 483,844 rentable square feet (“RSF”) of space comprised of the following: (i) 18,084 rentable square feet of space comprising the entirety of the 342 Building (as defined below) (the “342 Premises”) and (ii) 465,760 rentable square feet of space comprising the entirety of the 300 Building (as defined below) and consisting of six (6) separate phases, each a “Phase”: (a) the “300 Phase 1 Premises” consisting of the ground floor and floors 2, 3, 4, 5 and 6; (b) the “300 Phase 2 Premises” consisting of floors 7, 8 and 9; (c) the “300 Phase 3 Premises” consisting of floors 10, 11, 12, and 14; (d) the “300 Phase 4 Premises” consisting of floors 15, 16, 17, 18, 19, and 20; (e) the “300 Phase 5 Premises” consisting of floors 21, 22, 23, 24 and 25; and (f) the “300 Phase 6 Premises” consisting of floor 26, as further depicted on Exhibit A-2 to this Lease and described in Section 1.1.1 below. The portion of the Premises located within the 300 Building is the “300 Premises”.
On a Phase-by-Phase basis for the entire Premises and a floor-by-floor basis for the 300 Premises, the RSF of each such portion of the Premises is as set forth on Exhibit A-4 attached hereto.

2.2 “Building” means each of the following (and collectively, the “Buildings”):

2.2.1 “300 Building”:	That certain twenty-five (25) story building, located at 300 Howard Street, San Francisco, California 94105 and containing approximately 465,760 rentable square feet of space.

2.2.2 “342 Building”:	That certain three (3) story building located at 342 Howard Street, San Francisco, California 94105 and containing approximately 18,084 rentable square feet of space.

2.3 “Project”:	The mixed-use development, commonly referred to as 300 Howard, and consisting of the 300 Building, the 342 Building, the Common Areas, other building(s) and land upon which such development is located.

3. Lease Term (Article 2):

3.1 “Lease Term”:	The period of approximately twelve (12) years beginning on the Lease Commencement Date (as defined below) and ending on the Lease Expiration Date (as defined below).

3.2 “Lease Commencement Date”:	January 1, 2027.

3.3 “Lease Expiration Date”:	December 31, 2038.

3.4 Option Terms:
Tenant has two (2) options (each an “Extension Option”) to extend the Lease Term for a period of seven (7)-years (each an “Option Term”), as more particularly set forth in Section 2.2 and Exhibit F of this Lease.

4. Base Rent (Article 3):	See Exhibit A-3, attached hereto.

5. “Base Year” (Article 4):
Calendar year 2027; provided, however, electricity for the Premises is separately metered and directly paid by Tenant to the applicable utility provider or to Landlord, without markup, in accordance with Article 4 and Section 6.1.2.

6. “Tenant’s Share” (Article 4):	100% of the Project.

7. Permitted Use (Article 5):
Tenant shall use the Premises solely for general office use, software research and development, educational purposes, hardware lab and any other lawful uses incidental thereto, including without limitation, the Tenant Amenities described in Section 5.6, below, and subject to the other terms and conditions of this Lease (the “Permitted Use”).

8. Letter of Credit (Article 21):	$[***], subject to reduction pursuant to Article 21 below.

9. Parking Pass Ratio (Article 28):
Tenant shall be obligated to lease one (1) parking pass for every 3,105 rentable square feet of the 300 Premises, which shall initially consist of one hundred fifty (150) parking passes, available for valet parking within the Parking Facilities (as that term is defined in Section 28.1, below). No parking passes are available to rent in connection with the 342 Premises. All parking rights are subject to the terms of Article 28 of this Lease.

10. Address of Tenant (Section 29.14):	Anthropic, PBC [***] With a copy via email (which shall not constitute service) to: Drossman Law, PC [***]

11. Address of Landlord (Section 29.14):	300 Howard Owner, LLC [***]

12. Broker(s) (Section 29.20):	Representing Landlord and Tenant: Jones Lang LaSalle Brokerage, Inc.

13. “Improvement Allowances”:	The Tenant Improvement Allowance, Demolition Allowance, Restroom Allowance, Amenity Allowance, and Lobby Allowance, collectively.

13.1 “Tenant Improvement Allowance” (Section 4.2.1 of Exhibit B):	$[***] per rentable square foot of the Premises for a total of $[***], subject to the terms of the Tenant Work Letter attached hereto as Exhibit B.

13.2 “Demolition Allowance” (Section 4.2.1 of Exhibit B):	$[***], subject to the terms of the Tenant Work Letter attached hereto as Exhibit B.

13.3 “Restroom Allowance” (Section 4.2.1 of Exhibit B):	$[***] per rentable square foot of the Premises for a total of $[***], subject to the terms of the Tenant Work Letter attached hereto as Exhibit B.

13.4 “Amenity Allowance” (Section 4.2.1 of Exhibit B):	$[***], subject to the terms of the Tenant Work Letter attached hereto as Exhibit B.

13.5 “Lobby Allowance” (Section 4.2.1 of Exhibit B):	$[***], subject to the terms of the Tenant Work Letter attached hereto as Exhibit B.

14. Amount Due Upon Lease Execution:	$[***], as first month’s Base Rent $[***] Total

ARTICLE 1
PREMISES, BUILDING, PROJECT, AND COMMON AREAS; RIGHT OF FIRST OFFER TO PURCHASE
1.1    Premises, Building, Project and Common Areas.
1.1.1    The Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises. The outline of the Premises is set forth in Exhibit A-2 attached hereto. The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions (the “terms”) herein set forth, and Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of such terms by it to be kept and performed and that this Lease is made upon the condition of such performance. For purposes of this Lease, the rentable square feet of the Premises shall be stipulated as set forth in Section 2.1 of the Summary and such rentable square footage shall not be subject to remeasurement or modification. In addition, the parties acknowledge that the Project has a plaza area located on the ground floor between the 342 Building and the 300 Building (the “Outdoor Plaza”), an outdoor roof deck on the 342 Building (collectively, the “Outdoor Area”), which Tenant shall be permitted to use, subject to the Rules and Regulations (as defined in Section 5.1 below) and the express terms of this Lease. The definition of “Outdoor Area” shall also include certain other terraces and balconies within the 300 Building that are located on floors leased by Tenant. The Outdoor Plaza is a public area, for which the general public is granted access and use, and Tenant may not cordon off the Outdoor Plaza. Subject to such public access requirements, Applicable Laws, and the Underlying Documents, Tenant shall be entitled to exclusive use of the Outdoor Areas.
1.1.2    Delivery of Possession; Required Delivery Condition. Landlord shall tender possession of the Premises to Tenant vacant, in its existing “as-is” condition (collectively, the “Required Delivery Condition”), and after such delivery, Landlord shall perform the “Landlord Work” described on Schedule 2 to Exhibit B. The “Landlord Work” is comprised of (a) the “Initial Landlord Work” which is anticipated to be completed within six (6) weeks of the Effective Date; (b) the “Secondary Landlord Work” which is anticipated to be completed by six (6) months of the Effective Date; and (c) the “General Landlord Work” which is anticipated to be completed in calendar year 2026. Except as necessary to satisfy the Required Delivery Condition and except for the Landlord Work, and except as otherwise set forth in this Lease and the Tenant Work Letter, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises, Buildings or Project. Landlord shall be deemed to have tendered possession of the Premises to Tenant on the date that Tenant receives a key or access card to the Premises. Notwithstanding the foregoing or anything to the contrary herein, Landlord shall not be required to tender possession of the Premises to Tenant if Tenant has not delivered to Landlord (i) evidence of insurance coverage as required under Article 10 below, and (ii) all amounts due upon Lease execution as set forth in Section 14 of the Summary (such items (i) and (ii), collectively, the “Possession Requirements”). In such event, the Lease Commencement Date will still occur as set forth in Section 3.2 of the Summary (although Tenant shall not actually be granted possession of the Premises until Tenant has satisfied the Possession Requirements). If, within the anticipated dates for completion set forth above, Tenant notifies Landlord that the Required Delivery Condition has not been met or the applicable portion of the Landlord Work has not been completed, then the Delivery Date and the Lease Commencement Date shall not be modified, but Landlord shall remain responsible for performing any work, at Landlord’s sole cost and expense, necessary to cause the Required Delivery Condition to be met and the Initial Landlord Work to be completed as soon as practicable, and shall minimize any interference with the construction of the Tenant Improvements in connection with the same. From and after the Delivery Date, Landlord and Tenant shall endeavor to perform their respective work in a manner so as to minimize any interference or delay with the other party in the completion of its work. Notwithstanding the foregoing, in the event of any irreconcilable conflict between Landlord Work and any Tenant Improvements, Landlord and Tenant shall resolve such conflict or interference by a reasonable resequencing or rescheduling of Landlord’s remaining work, as necessary to avoid the conflict or interference. Except as required for such resequencing or rescheduling, Landlord shall substantially complete the Initial Landlord Work within six (6) weeks of the Effective Date. If the failure to meet the Required Delivery Condition or complete the Landlord Work is the result of Tenant Triggered Condition Failure, then Landlord shall correct the same, at Tenant’s sole cost. “Tenant Triggered Condition Failure” shall mean the failure to meet the Required Delivery Condition is triggered by either (x) the misuse, negligence or willful misconduct of any Tenant Party, or (y) Tenant’s construction of any Tenant Improvements.
1.1.3    Common Areas. Tenant shall have the non-exclusive right to use in common with other tenants in the Project, if any, and subject to the Rules and Regulations (as defined in Section 5.1 below), those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and other tenants and visitors of the Project (such areas, together with such other portions of the Project designated by Landlord from time-to-time, in its reasonable discretion, including certain areas to be shared by Landlord and other tenants, are collectively referred to herein as the “Common Areas”). Notwithstanding anything to the contrary in the foregoing, but subject to Section 1.1.3, so long as Tenant (or any future Tenant or Affiliate that assumes this entire Lease as a result of a Transfer) is the sole direct tenant (i.e., in direct privity of contract with Landlord under this Lease) of the entirety of both Buildings (the “Sole Direct Tenant”), Tenant shall have exclusive rights to use the Common Areas. The Common Areas and the Premises do not include the Building MPOE rooms, Building service closets, the parking/valet office, the loading dock, loading dock security office, storage for landscaping and other maintenance (including janitorial break room), and common restrooms, and other areas that are reasonably designated by Landlord for exclusive and non-exclusive Building System use. So long as Tenant is the Sole Direct Tenant, and subject to Section 6.11, Tenant shall have exclusive use of all Common Areas (to the exclusion of other tenants and occupants, but without interfering with Landlord’s access and entry as contemplated in this Lease) and IT closets designated for non-Building System use.
1.1.4    Building Lobby. The “Building Lobby” means the ground floor lobby of the 300 Building.

1.1.4.1    Lobby Desk. Notwithstanding anything to the contrary contained in this Lease, Landlord has installed a desk (the “Lobby Desk”) within the Building Lobby in the approximate location shown on Exhibit A-5 attached hereto, or in another location, reasonably determined by Landlord and Tenant. Tenant may construct a second lobby desk (the “Tenant Lobby Desk”) within the Building Lobby as a Tenant Improvement in the approximate location shown on Exhibit A-5, or in another location reasonably determined by Tenant, and subject to Landlord’s approval, not to be unreasonably withheld, conditioned or delayed. Upon the occurrence of a partial contraction, Landlord shall staff the Lobby Desk, subject to Section 6.11 below, and, if applicable, Tenant shall exclusively staff the Tenant Lobby Desk. Tenant may install signage on the Lobby Desk and Tenant Lobby Desk depicting Tenant’s name and/or the name of the 300 Building, at its sole option. Notwithstanding the foregoing, Tenant may demolish, modify, relocate, and/or remove the Lobby Desk, as part of the Tenant Improvements in the Building Lobby pursuant to the Tenant Work Letter. However, prior to the date that Tenant is no longer the Sole Direct Tenant, Tenant shall restore the Lobby Desk to a condition consistent with Comparable Buildings and of a comparable size and location to the existing Lobby Desk, and mutually and reasonably determined by Landlord and Tenant.
1.1.4.2    Tenant’s Control of Lobby. Tenant shall have the right to maintain operational and security control over the Building Lobby (“Lobby Security Rights”) in a manner compliant with Section 6.11 and Section 29.28, below.
1.1.5    Fitness Equipment. The basement level of the 300 Building already includes the completed construction of a fitness center, and installation of certain furniture, moveable fixtures or equipment therein for such purposes (collectively, “Fitness Equipment”). If Tenant desires to modify, alter, or reconfigure any portion of the Fitness Equipment, Tenant shall notify Landlord in writing after which Landlord, at its sole cost and expense, shall remove the Fitness Equipment within thirty (30) days of receiving such notice. To the extent Tenant elects to use the Fitness Equipment, then Tenant acknowledges that Landlord hereby makes no representations or warranties regarding the condition of such Fitness Equipment, and Tenant accepts such Fitness Equipment in its currently existing, “as-is” condition. Landlord shall have no obligation to maintain or repair such Fitness Equipment. To the extent Tenant does not require Landlord to remove the Fitness Equipment during the Lease Term, Tenant hereby agrees that the Fitness Equipment shall become Tenant’s Property for all purposes under this Lease, including Tenant’s Repair Obligations, and Tenant may remove, modify or dispose of such Fitness Equipment at any time during the Lease Term without Landlord’s consent.
1.2    Right of First Offer to Purchase. Provided that (a) the Original Tenant or a “Permitted Transferee Assignee” (as that term is defined in Section 14.7, below) is the “Tenant” under this Lease, (b) Tenant continues to lease all of the Project, and (c) no Event of Default exists under this Lease at the time of Tenant’s exercise of the Purchase ROFO (defined below), Tenant shall have a one-time right of first offer to purchase (the “Purchase ROFO”) the Project if and when Landlord elects to sell, transfer or otherwise convey (including by ground lease) the Project (a “Sale”), or all of the direct ownership interests in Landlord (the “First Offer Property”), to any party other than a Landlord Affiliate or a Foreclosure Owner (as those terms are defined below), whether or not such Landlord Affiliate or Foreclosure Owner purchases or otherwise acquires the direct interests in the Project or any entity directly owning the Project. In the event of any sale, transfer or other conveyance to a Landlord Affiliate, such purchaser shall acquire its interest in the First Offer Property subject and subordinate to Tenant’s Purchase ROFO in the event of any subsequent sale, transfer or other conveyance by such purchaser of the First Offer Property (except to another Landlord Affiliate or a Foreclosure Owner), and shall be deemed to have assumed Landlord’s obligations under this Section 1.2 and with respect to any such subsequent sale, transfer or conveyance of the First Offer Property. In the event of any sale, transfer or other conveyance to a Foreclosure Owner, Tenant’s Purchase ROFO shall automatically terminate and be of no further force or effect. For purposes of this Section 1.2, a “Landlord Affiliate” shall mean (x) an entity which is controlled by, controls or is under common control with Landlord or a parent or constituent partner of Landlord, or (y) an entity which merges with, acquires or is acquired by Landlord or a parent or constituent partner of Landlord, or (z) a transferee of substantially all of the assets, stock or partnership or membership interests of Landlord or a parent or constituent partner of Landlord. For purposes of this Section 1.2, a “Foreclosure Owner” shall be an entity or person which becomes the owner of the First Offer Property through a foreclosure by trustee’s power of sale, judicially or otherwise, or as a purchaser at a foreclosure sale or a mortgagee of the First Offer Property, as applicable, that acquires title by deed in lieu. The Purchase ROFO shall be subject and subordinate to the lien of a mortgage made in good faith and for value with respect to the First Offer Property.
1.2.1    Procedure for Offer. Landlord shall notify Tenant (the “ROFO Notice”) at any time during the Lease Term, prior to Landlord’s execution of a binding contract with a third party for the Sale of the Project, and shall therein offer to sell to Tenant the Project. If Tenant wishes to exercise the Purchase ROFO, Tenant shall notify Landlord in writing (“Tenant’s Exercise Notice”) on or before 4:00 p.m. Pacific Standard Time on the fifteenth (15th) business day following Tenant’s receipt of the ROFO Notice, or if such fifteenth (15th) business day falls on a weekend or state or national holiday, then the next business day (the “Tenant’s Notice Period”), of Tenant’s exercise of the Purchase ROFO, and Tenant’s Exercise Notice shall state the purchase price (and set forth all deductions therefrom and all buyer credits) (the “Calculated Purchase Price”) at which Tenant is willing to purchase the Project (Tenant’s Calculated Purchase Price to be known as “Tenant’s Purchase Price”). Within fifteen (15) business days following Landlord’s receipt of Tenant’s Exercise Notice, Landlord shall notify Tenant in writing of (i) Landlord’s acceptance of Tenant’s Purchase Price (the “Acceptance Notice”), in which event Landlord and Tenant shall sign and deliver the purchase and sale agreement attached hereto as Exhibit H, (Landlord shall complete such document as provided for herein (the “Purchase Agreement”) (and Tenant shall deliver the deposit as specified under the Purchase Agreement (the “Deposit”)) within ten (10) days of Tenant’s delivery of the Tenant’s Exercise Notice, or (ii) that Landlord does not accept Tenant’s Purchase Price. If (A) Tenant does not timely deliver Tenant’s Exercise Notice, (B) Landlord refuses the Tenant’s Purchase Price or (C) Landlord and Tenant fail to sign and deliver a Purchase Agreement (or Tenant fails to deliver the Deposit) within ten (10) business days following Landlord’s delivery of the Acceptance Notice, subject to the terms of Section 1.2.2, below, Landlord shall thereafter be free to sell the Project to any party thereafter on any terms elected by Landlord in its sole discretion, but subject to the Re-offer provisions below. In addition, with Landlord’s delivery of the ROFO Notice to Tenant, Landlord shall provide Tenant with (i) a current preliminary title report for the Property and (ii) without representation or warranty of any kind, copies of the most recent survey and Phase I report in Landlord’s possession and control. Time is of the essence with respect to the giving of Tenant’s Exercise Notice, Tenant’s Notice Period and the execution and delivery of the Purchase Agreement and delivery of the Deposit by Tenant.
1.2.2    Re-offer to Tenant. If Landlord delivers a ROFO Notice to Tenant and Tenant delivers a Tenant’s Exercise Notice to Landlord, and Landlord rejects Tenant’s Purchase Price, and Landlord intends to sell the First Offer Property to a party other than a Landlord Affiliate or a Foreclosure Owner for a purchase price that is less than [***] percent ([***]%) of the Tenant’s Purchase Price stated in the Purchase Exercise Notice (the “Modified Purchase Price”), then, prior to consummating a sale of the First Offer Property to such party at the Modified Purchase Price, Landlord may either (i) offer to sell the First Offer Property to Tenant at the Modified Purchase Price or (ii) Landlord may terminate the Purchase ROFO process and Tenant shall continue to have its rights in connection with a new ROFO Notice as set forth above. If Landlord offers Tenant the Modified Purchase Price, Tenant shall have five (5) business days following receipt of notice from Landlord of the Modified Purchase Price (the “Reduced Price Notice”) and a modified Purchase Agreement showing the Modified Purchase Price in which to notify Landlord in writing of its election to purchase the First Offer Property at the Modified Purchase Price (the “Modified Purchase Exercise Notice”), in which event the terms of this Section 1.2, shall be applicable as if the Modified Purchase Exercise Notice was a Tenant’s Exercise Notice. If Tenant fails to timely give Landlord the Modified Purchase Exercise Notice or its executed counterpart of the modified Purchase Agreement, or if Tenant timely delivers a Modified Purchase Exercise Notice and its executed counterpart of the modified Purchase Agreement, but Tenant thereafter fails to timely deliver the Deposit, Landlord shall be free to sell the First Offer Property to any party Landlord so desires, at a Purchase Price that is no less than [***] percent ([***]%) of the Modified Purchase Price. If Landlord does not elect to sell the First Offer Property, to Tenant at the Modified Purchase Price, then Tenant’s Right of First Offer to Purchase as provided in this Section 1.2 shall be reinstated.
1.2.3    Term/Termination of Purchase ROFO. The term of the Purchase ROFO granted under this Section 1.2 shall commence upon the full, unconditional, execution and delivery of this Lease by Landlord and Tenant and shall terminate upon any of the following.
1.2.3.1    The termination of this Lease for any reason other than a default by Landlord;
1.2.3.2    At any time that Tenant leases less than one hundred percent (100%) of the Project;
1.2.3.3    Upon any sale, transfer or other conveyance to a Foreclosure Owner;
1.2.3.4    Upon any sale of the Project as to which Tenant’s Purchase ROFO was applicable, and as to which Tenant failed to send a Tenant’s Exercise Notice.
1.2.3.5    Upon Tenant’s failure to consummate the transaction contemplated by any Purchase Agreement after delivering Tenant’s Exercise Notice (or Modified Purchase

Exercise Notice) and the mutual execution and delivery of such Purchase Agreement, except to the extent such transaction was not consummated due to a casualty, condemnation, or the default of Seller under the Purchase Agreement; or
1.2.3.6    Upon any Transfer of Tenant’s interest in this Lease or the Premises, other than to a Permitted Transferee.
1.2.4    Rights Personal to Tenant. The Purchase ROFO set forth herein shall be deemed to apply only to the Original Tenant and any Permitted Transferee Assignee and shall therefore not be exercisable by any other assignee, or any sublessee or other transferee of the Original Tenant’s interest in this Lease. Notwithstanding the foregoing, provided that Tenant remains liable under the ROFO Purchase Agreement, and subject to the terms thereof, Tenant may assign such rights and take title at the closing of the Purchase ROFO through a single purpose entity that is a newly formed entity owned or controlled by Tenant or an affiliate of Tenant for such purpose.
ARTICLE 2
LEASE TERM; EXTENSION OPTION; CONTRACTION OPTION; AND EARLY
TERMINATION OPTION
2.1    Initial Lease Term. The terms and provisions of this Lease shall be effective as of the Effective Date. The term “Lease Year” shall mean each consecutive twelve (12) calendar month period during the Lease Term; provided, however, that the first Lease Year shall commence on the Lease Commencement Date and end on the last day of the month in which the first anniversary of the Lease Commencement Date occurs (or if the Lease Commencement Date is the first day of a calendar month, then the first Lease Year shall commence on the Lease Commencement Date and end on the day immediately preceding the first anniversary of the Lease Commencement Date), and the second and each succeeding Lease Year shall commence on the first day of the next calendar month; and further provided that the last Lease Year shall end on the Lease Expiration Date. The term “Lease Month” shall mean each succeeding calendar month during the Lease Term; provided, however, that the first Lease Month shall commence on the Lease Commencement Date and shall end on the last day of the first (1st) full calendar month of the Lease Term (or if the Lease Commencement Date is the first day of a calendar month, then the first Lease Month shall be that calendar month) and that the last Lease Month shall expire on the Lease Expiration Date. At any time during the Lease Term, Landlord may deliver to Tenant a Notice of Lease Term Dates substantially in the form set forth in Exhibit C attached hereto (the “Notice of Lease Term Dates”), as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within fifteen (15) business days of receipt thereof; provided that if said Notice of Lease Term Dates is not factually correct, then Tenant may make such changes as are necessary to make the Notice of Lease Term Dates factually correct, and thereafter execute and return such revised Notice of Lease Term Dates to Landlord within such 15-business day period. The dates set forth on the fully executed Notice of Lease Term Dates shall be conclusive and binding upon Landlord and Tenant, unless Landlord sends a written notice to Tenant rejecting Tenant’s changes, whereupon this procedure shall be repeated until the parties mutually agree upon the contents of the Notice of Lease Term Date.
2.2    Extension Options. Tenant’s Extension Options shall be as provided in accordance with the terms and conditions of Exhibit F attached hereto.
2.3    Beneficial Occupancy. Subject to the terms of this Section 2.3, if the Tenant Improvements are substantially completed prior to the Lease Commencement Date, Tenant shall have the right thereafter to occupy the Premises for the conduct of Tenant’s business up until the Lease Commencement Date; provided that (i) Tenant shall give Landlord at least five (5) days’ prior written notice of any occupancy of the Premises for the conduct of Tenant’s business prior to the Lease Commencement Date, (ii) a certificate of occupancy (or legal equivalent) shall have been issued by the appropriate governmental authorities for the Premises to be occupied for the conduct of Tenant’s business, (iii) Tenant shall have delivered to Landlord satisfactory evidence of the insurance coverage required to be carried by Tenant in accordance with Article 10 below, and (iv) all of the terms and conditions of the Lease shall apply as though the Lease Commencement Date had occurred upon Tenant’s commencement of the conduct of its business in the Premises, except that Tenant shall have no obligation to pay Base Rent.
2.4    Tenant Contraction Right. Tenant has the one-time option (the “Contraction Option”) to terminate Tenant’s lease with respect to not more than five (5) contiguous floors of the 300 Building that are located above the fourteenth (14th) floor of the 300 Building (the “Contraction Space”) effective as of December 31, 2035 (the “Contraction Date”).
2.4.1    Contraction Notice. In order to exercise the Contraction Option, Tenant must give Landlord written notice (“Contraction Notice”) during the period commencing on December 1, 2034 through and including December 31, 2034, stating Tenant’s irrevocable election to terminate Tenant’s lease of the Contraction Space pursuant to the terms of this Section 2.4 and the desired Contraction Space (that satisfies the requirements in Section 2.4.2 below). At the time of Tenant’s delivery of the Contraction Notice, there shall not be an existing Event of Default under this Lease.
2.4.2    Contraction Space. The Contraction Space shall consist of up to five (5) contiguous floors of the 300 Building within the fifteenth (15th) through twenty-fifth (25th) floors of the 300 Building and the Contraction Space shall consist only of full floor increments. Tenant shall surrender the Contraction Space to Landlord on or prior to the Contraction Date in the condition required under this Lease upon expiration of this Lease.
2.4.3    Contraction Fee. Concurrently with Tenant’s delivery of the Contraction Notice to Landlord, Tenant shall pay to Landlord a Contraction Fee (as defined below). As used herein, the “Contraction Fee” shall be equal to (i) [***] Dollars ($[***]) per rentable square foot of the Contraction Space located on floors 15, 16, 17, 18, 19 and 20 of the 300 Building and (ii) [***]Dollars ($[***]) per rentable square foot of the Contraction Space located on floors 21, 22, 23, 24 and 25 of the 300 Building. Tenant’s failure to timely deliver the Contraction Fee shall render the Contraction Notice and the Contraction Option null and void and this Lease shall continue in full force and effect.

2.5    Early Termination Option. Tenant has the one-time option (“Termination Option”) to terminate this Lease effective as of December 31, 2036 (the “Termination Date”). In order to exercise the Termination Option, Tenant must satisfy each of the following conditions: (i) Tenant must give Landlord written notice (“Termination Notice”) during the period commencing on April 1, 2035 through and including July 1, 2035 stating Tenant’s irrevocable election to terminate Tenant’s lease of the Premises pursuant to the terms of this Section 2.5, (ii) at the time of Tenant’s delivery of the Termination Notice, no Event of Default exists under this Lease, and (iii) concurrently with Tenant’s delivery of the Termination Notice to Landlord, Tenant shall pay to Landlord a termination fee (the “Termination Fee”) equal to [***] Dollars ($[***]) per rentable square foot of the Premises. Tenant’s failure to deliver the Termination Fee concurrently with the Termination Notice shall render the Termination Notice and the Termination Option null and void and this Lease shall continue in full force and effect. If Tenant timely and properly exercises the Termination Option, then Tenant shall surrender the Premises to Landlord on or prior to the Termination Date in the condition required under this Lease upon expiration of this Lease. This Termination Option shall terminate upon Tenant’s delivery of a Contraction Notice and upon Tenant’s Transfer of this Lease, other than to a Permitted Transferee.
ARTICLE 3
BASE RENT
3.1    In General. Tenant shall pay to Landlord, without prior notice or demand, except as otherwise set forth herein, base rent (“Base Rent”) as set forth in Section 4 of the Summary, payable in monthly installments as set forth in Section 4 of the Summary in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever, except as otherwise set forth herein. In accordance with Section 4 of the Summary, any increases in Base Rent shall occur on the first day of the applicable Lease Month. However, if the first Lease Month pertains to a period longer than one (1) calendar month, then Base Rent for such first Lease Month shall be equal to one (1) calendar month’s Base Rent plus prorated Base Rent for the partial calendar month based on actual days also included in such first Lease Month. The prepaid Base Rent set forth in Section 14 of the Summary shall be paid at the time of Tenant’s execution and delivery of this Lease. All payments required to be made by Tenant to Landlord hereunder (including, without limitation, Base Rent) shall be paid to Landlord or Landlord’s agent by wire transfer, Electronic Funds Transfer or at such other place or method as Landlord may from time to time designate in writing, in immediately available funds that, at the time of payment, are legal tender for private or public debts in the United States of America. Whenever in this Lease a payment is required to be made by one party to the other, but a specific date for payment is not set forth or a specific number of days within which payment is to be made is not set forth, or the words “immediately,” “promptly,” and/or “on demand,” or their equivalent, are used to specify when such payment is due, then such payment shall be due thirty (30) days after the date that the party which is entitled to such payment sends notice to the other party demanding such payment.

3.2    Base Rent Abatement. Subject to the terms of this Lease, Tenant shall not be obligated to pay [***] percent ([***]%) of Base Rent with respect to the entire Premises, for the initial thirty (30) month period (the “Base Rent Abatement Period”) of the Lease Term (collectively, the “Base Rent Abatement”). Tenant acknowledges and agrees that during such Base Rent Abatement Period, such abatement of Base Rent for the Premises shall have no effect on the calculation of any future increases in Base Rent or Direct Expenses payable by Tenant pursuant to the terms of this Lease, which increases shall be calculated without regard to such Base Rent Abatement.
3.3    Abated Rent Buy-Out. Notwithstanding anything above to the contrary, Landlord shall have the right to buy out all or any portion of the Base Rent Abatement at any time prior to the expiration of the Base Rent Abatement Period by (1) providing one hundred twenty (120) days’ written notice thereof to Tenant and (2) simultaneously paying to Tenant the amount of Base Rent Abatement then remaining due. If Landlord elects to buy out all or a portion of the Base Rent Abatement, Landlord and Tenant shall, at Landlord’s option, enter into an amendment to this Lease. In no event shall Landlord be obligated to pay a commission with respect to the Base Rent Abatement.
ARTICLE 4
ADDITIONAL RENT
4.1    In General. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay Tenant’s Share of the annual Direct Expenses (as defined in Section 4.2.1 below), which are in excess of the amount of Direct Expenses applicable to the Base Year; provided, however, that in no event shall any decrease in Direct Expenses for any Expense Year (as defined in Section 4.2.2 below) below Direct Expenses for the Base Year entitle Tenant to any decrease in Base Rent or any credit against sums due under this Lease. Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease, are hereinafter collectively referred to as the “Additional Rent,” and the Base Rent and the Additional Rent are herein collectively referred to as “Rent.” Except as specifically set forth herein, all amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent; provided, however, the first monthly installment of Tenant’s Share of any Estimated Excess, as defined in, and pursuant to the terms and conditions of, Section 4.4.2 of this Lease, shall first be due and payable for the calendar month occurring immediately following the expiration of the Base Year. Without limitation on other obligations of Landlord and Tenant which survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 attributable to the period of time prior to the Lease Expiration Date or earlier termination of this Lease (or, in the event of a holdover in the Premises by Tenant, the period of time prior to Tenant vacating and surrendering the Premises to Landlord) shall survive the expiration of the Lease Term, but subject to the last sentence of Section 4.4.1, below, and Landlord’s obligation to refund to Tenant any overpayments of such Additional Rent shall survive the expiration of the Lease Term; provided, however, that any such payments made by Tenant of any Additional Rent or any refund to Tenant by Landlord of any overpayments of such

Additional Rent shall not constitute a waiver by either Tenant or Landlord, as the case may be, of any amount that Tenant or Landlord (as the case may be) contend are in dispute to the extent that any such payments or refunds are made “under protest” whether or not designated as such concurrently with any such payment and/or refund.
4.2    Definitions of Key Terms Relating to Additional Rent. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:
4.2.1    “Direct Expenses” shall mean Operating Expenses and Tax Expenses.
4.2.2    “Expense Year” shall mean each calendar year, including the Base Year, in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires.
4.2.3    “Operating Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord pays, accrues, or amortizes during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, or operation of the Project, or any portion thereof (including, without limitation, all Common Areas), in accordance with sound real estate management and accounting practices, consistently applied. Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following: (i) the cost of supplying all utilities (but excluding the cost of any utilities consumed in the premises of other tenants of the Project, or consumed in the Premises to the extent that Tenant is separately paying for the cost of such utilities pursuant this Lease); (ii) the cost of operating, repairing, maintaining, and restoring the utility, telephone, mechanical, sanitary, storm drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (iii) the cost of licenses, certificates, permits and inspections and the cost of contesting any governmental enactments (provided that such enactments being contested are reasonably anticipated to increase Operating Expenses), and the costs incurred in connection with a governmentally mandated transportation system management program or similar program; (iv) the cost of all insurance carried by Landlord in connection with the Project, except as otherwise provided herein; (v) the cost of landscaping, relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (vi) costs incurred in connection with the parking areas servicing the Project; (vii) a management fee (not to exceed [***] percent ([***]%) of gross revenues for the Project, grossed up with all tenants paying full rent, as opposed to free rent, half-rent or the like) and “grossed up” in accordance with the second to last paragraph of this Section 4.2.3 and other costs, including reasonable consulting fees, legal fees and accounting fees, of all contractors and consultants in connection with the management, operation, maintenance, replacement, repair and restoration of the Project; (viii) payments under any moveable equipment rental agreements and the fair rental value of any management office space (not to exceed a total of 2,500 square feet allocated to this Project); (ix) subject to item (f) below, wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons (other than persons generally considered to be higher in rank than the position of “General Manager”) engaged in the operation, maintenance and security of the Project; (x) OMITTED; (xi) the cost of janitorial, alarm, security, sewer and other services (but excluding the cost of any services utilized in the premises of other tenants of the Project, or utilized in the Premises to the extent that Tenant is separately paying for the cost of such services pursuant this Lease); (xii) the cost of operation, repair, maintenance, and replacement of all systems and equipment and components thereof of the Project or otherwise serving the Project or any portions thereof, subject to item (xvi) below; (xiii) the cost of operation, repair, maintenance, and restoration of the Common Areas and all elements and components thereof (including, without limitation, replacement, restoration and repair of wall and floor coverings, ceiling tiles and fixtures in Common Areas, and maintenance, replacement, repair and restoration of curbs and walkways), subject to item (xvi) below; (xiv) repair to roofs and re-roofing, excluding any structural repairs to the roof or structure; (xv) amortization of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof (which amortization calculation shall include interest at the Interest Rate (as defined in Article 25 of this Lease)); (xvi) the cost of capital improvements or capital expenditures incurred in connection with the Project (the “Permitted Capital Expenditures”) solely to the extent the same (A) reasonably anticipated to reduce Operating Expenses, as determined by an independent third-party engineer, but only to the extent reasonably anticipated to reduce Operating Expenses, (B) required under any Applicable Laws (as defined in Section 24.1 of this Lease), except for capital repairs, replacements or other improvements to remedy a condition existing prior to the first Lease Commencement Date which an applicable governmental authority, would have then required to be remedied pursuant to then-current Applicable Laws in their form existing as of the first Lease Commencement Date and pursuant to the then-current interpretation of such Applicable Laws as of the first Lease Commencement Date, or (C) reasonably related to the safety or security of the Project; provided, however, that any capital expenditure shall be amortized with interest equal to the lesser of (y) [***] percent ([***]%) or (z) the actual borrowing rate, if any (either from a bank, from a partnership, or from another financing source or interest lost on cash flow) over the useful life of such improvement as reasonably determined by Landlord in a manner consistent with the landlords of Comparable Buildings and otherwise in accordance with sound real estate management and accounting practices, consistently applied (provided, however, with respect to those items included under item (A) above, Landlord shall have the right to amortize the same over their recovery/payback period as Landlord shall reasonably determine in accordance with sound real estate management and accounting practices, consistently applied); (xvii) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute Tax Expenses as defined in Section 4.2.4.1 below; (xviii) payments under any Underlying Documents; and (xix) costs of any additional services provided by Landlord in connection with its prudent management of the Project that are approved by Tenant, such approval right applicable only when Tenant is the Sole Direct Tenant.
Notwithstanding the foregoing, Operating Expenses shall not, however, include:
(a)    costs, including marketing costs, legal fees, space planners’ fees, advertising and promotional expenses (including, without limitation, printing costs and brochures), and brokerage fees incurred in connection with the original construction or development, or original or future leasing of the Project, and costs, including permit, license and inspection costs, incurred with respect to the installation of improvements and provisions of tenant allowances, made for new tenants initially occupying space in the Project after the first Lease Commencement Date or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project (excluding, however, such costs relating to any Common Areas of the Project or parking facilities) or incurred in constructing new amenities not in existence on the Lease Commencement Date;
(b)    depreciation, interest and principal payments on mortgages and other debt costs, if any, penalties and interest;
(c)    costs for which the Landlord is reimbursed by any tenant or occupant of the Project or by insurance by its carrier or any tenant’s carrier or by anyone else or by warranty or by anyone else, or would have been reimbursed if Landlord had carried the insurance Landlord is required to carry pursuant to this Lease or would have been reimbursed if Landlord had used commercially reasonable efforts to collect such amounts, from any tenant or occupant of the Project or by insurance from its carrier or any tenant’s or other third party’s carrier, and electric power costs for which any tenant directly contracts with the local public service company;
(d)    any bad debt loss, rent loss, or reserves of any kind, including, without limitation, for bad debts or rent loss;
(e)    costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Project (which shall specifically include, but not be limited to, accounting costs associated with the operation of the Project). Costs associated with the operation of the business of the partnership or entity which constitutes the Landlord include costs of partnership accounting and legal matters, costs of defending any lawsuits with any Mortgagee (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord’s interest in the Project (including, without limitation, consulting or brokerage commissions, origination fees or points, and interest costs or charges), and costs (including attorneys’ fees) incurred in connection with any disputes between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants, and Landlord’s general corporate overhead and general and administrative expenses;
(f)    the wages, salaries, fees and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages, salaries, fees and benefits are prorated to reflect time spent on operating and managing the Project vis-a-vis time spent on matters unrelated to operating and managing the Project; provided, that in no event shall Operating Expenses include wages, salaries, fees and/or benefits attributable to personnel above the level of General Manager;
(g)    amount paid as ground rental or similar payments to a ground lessor;

(h)    any costs and expenses of operation of commercial concessions operated by the Landlord, provided that, subject to the last paragraph of this Section 4.2.3, the costs to operate the parking facilities and any compensation paid to any concierge or parking attendants at the Project shall be includable as an Operating Expense;
(i)    costs of items and services for which Tenant or any other tenant in the Project, or any insurer or other third party reimburses Landlord directly and separately from Operating Expenses;
(j)    costs, other than those incurred in ordinary maintenance and repair (but not replacement), for sculpture, paintings, fountains or other objects of art not to exceed $10,000.00 per year;
(k)    any costs expressly excluded from Operating Expenses elsewhere in this Lease;
(l)    amounts spent for any earthquake deductible in excess of One and 00/100 Dollars ($1.00) per rentable square foot of the Project per claim;
(m)    costs incurred to comply with Applicable Laws relating to the removal of Hazardous Materials that were in existence in the Buildings or on the Project prior to the Lease Commencement Date, or that were brought into the Buildings or onto the Project after the Lease Commencement Date by Landlord or any other Landlord Parties, and were of such a nature that a federal, state, local or municipal governmental authority would have required removal or other containment, if it had then had knowledge of the presence of such Hazardous Materials, in the state, and under the conditions that they then existed in the Buildings or on the Project, but only to the extent those Applicable Laws were then being actively enforced by the applicable government authority;
(n)    costs incurred to comply with Applicable Laws relating to the removal of Hazardous Materials that were brought into the Buildings or onto the Project after the Lease Commencement Date by Landlord or any other Landlord Parties and are of such a nature, at that time, that a federal, state, local or municipal governmental authority would have required removal or other containment, if it had then had knowledge of the introduction of such Hazardous Materials, in the state, and under the conditions, that they were introduced to the Buildings or on the Project, but only to the extent those Applicable Laws were then being actively enforced by the applicable government authority at the time of such introduction;
(o)    costs of above standard cleaning or other work or services provided selectively to one or more tenants (other than Tenant) without full reimbursement, to a greater extent or in a manner more favorable to such tenant than that performed for or furnished to Tenant;
(p)    costs which are excluded from Tax Expenses pursuant to Section 4.2.4.3, below;

(q)    costs associated with the acquisition, sale or financing of the fee, ground lease, air rights or development rights with respect to the Project;
(r)    any operating expense representing any amount paid to a related corporation, entity, or person which is in excess of the amount which would be paid to a qualified first class unaffiliated third party on a competitive basis;
(s)    any increase in insurance premium to the extent that such increase is caused or attributable to the particular use, occupancy or act of another tenant;
(t)    the cost of overtime or other expense to Landlord in curing its defaults or performing work expressly provided in this Lease to be borne at Landlord’s expense;
(u)    penalties, fines, late fees and interest charges as a result of not paying bills when due or within any grace period;
(v)    charitable, religious or political contributions;
(w)    rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment (i) which are not commercially reasonable either as to type or amount (based upon the practices of landlords of the “Comparable Buildings” [as defined in Exhibit F, below]), and (ii) which if purchased the cost of which would be excluded from Operating Expenses as a capital cost, except equipment not affixed to the Project which is used in providing janitorial or similar services and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project;
(x)    rent for any office space occupied by Project management personnel to the extent the size or rental rate of such office space exceeds the size or fair market rental value of office space occupied by management personnel of the Comparable Buildings, but in no event larger than 2,500 square feet;
(y)    any finder’s fees, brokerage commissions, job placement costs or job advertising cost, other than with respect to a receptionist or secretary in the Project office, once per year;
(z)    the cost of any training or incentive programs, other than for tenant life safety information services;
(aa)    advertising and promotional expenses and costs of signs in or on the Buildings identifying the owner of the Buildings or other tenants’ signs;
(bb)    costs due to violations of the Underlying Documents or to create any future Underlying Documents (as opposed to payments under any future Underlying Documents otherwise includable as an Operating Expense hereunder);

(cc)    the costs of any food, flowers, gifts, balloons, etc. provided to any prospective tenants, Tenant, other tenants, and occupants of the Buildings;
(dd)    costs of specialty clubs and services, and initial planning, construction and launch of any common Building amenities;
(ee)    any “validated” parking for any entity;
(ff)    costs of parties or events not open to all tenants of the Buildings;
(gg)    any dining, entertainment or travel expenses;
(hh)    costs of any “tap fees” or any sewer or water connection fees for the benefit of any particular tenant in the Buildings or the Project;
(ii)    costs of magazine and newspaper and other media subscriptions;
(jj)    costs related to removal or treatment of asbestos or asbestos containing material and/or ground water contamination; and
(kk)    the cost of corrective any failure of the existing HVAC Building Systems to comply with Applicable Laws, including ASHRAE standards, in effect on the Effective Date, other non-compliance that is legally non-conforming as of the Effective Date.
Subject to Section 6.11 below, if Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. If the Project is not 100% physically occupied and 100% utilized during all or a portion of any Expense Year, including the Base Year, (including, without limitation, if any portion of the Project is unleased or is leased, but is not then being used by a tenant in the ordinary course of its business), Landlord shall make an appropriate adjustment to the variable components of Direct Expenses for such Expense Year by employing sound real estate accounting and management principles, consistently applied, to determine the amount of Direct Expenses that would have been incurred had the Project been 100% occupied and 100% utilized and all recurring revenue streams representing 100% occupancy, as if no abatements, vacancies or rent credits were in place; and the amount so determined shall be deemed to have been the amount of Direct Expenses for such Expense Year. For purposes hereof, cost savings in components of Operating Expenses arising by reason of the cessation of use by tenants at the Project due to Casualty (as defined in Section 11.1 below), Force Majeure (as defined in Section 29.13 below), or other extraordinary circumstances are considered variable Operating Expenses that shall be grossed up in Operating Expenses. If Operating Expenses for the Base Year include amortized costs, or costs (including, but not limited to, costs of insurance, personnel, and increased or new services) relating to extraordinary circumstances, including, but not limited to, Casualty, Force Majeure, boycotts, strikes, conservation surcharges, embargoes or shortages, then at such time as such costs are no longer applicable, the increased Operating Expenses attributable thereto shall be excluded from the Base Year Operating Expenses and all subsequent years. Except for the management fee permitted pursuant to Section 4.2.3 above, Landlord shall not (i) make a profit by charging items to Operating Expenses and (ii) subject to Landlord’s right to adjust the components of Operating Expenses described above in this paragraph, collect Operating Expenses from Tenant and all other tenants in the Buildings in an amount in excess of what Landlord incurs for the items included in Operating Expenses. In addition, all assessments and premiums which are not specifically charged to Tenant because of what Tenant has done, which can be paid by Landlord in installments, shall be paid by Landlord in the maximum number of installments permitted by law (except to the extent inconsistent with the general practice of the Comparable Buildings in the vicinity of the Building) and shall be included as Operating Expenses in the year in which the assessment or premium installment accrued.
Only as provided hereinafter in items [i], [ii] and [iii] of the next sentence of this Section 4.2.3, in the event Landlord incurs costs or expenses associated with or relating to separate items or categories or subcategories of Operating Expenses which were not part of Operating Expenses during the entire Base Year, then Operating Expenses for the Base Year shall be deemed increased by the amounts Landlord would have incurred during the Base Year with respect to such costs and expenses had such separate items or categories or subcategories of Operating Expenses been included in Operating Expenses during the entire Base Year. The foregoing sentence shall only apply as follows: [i] in the event and to the extent any portion of the Project is covered by a warranty or service agreement which provides warranty-type protection at any time during the Base Year and is not covered by such warranty or such warranty-type protection under such service agreement in a subsequent Expense Year to the same extent, Operating Expenses for the Base Year shall be deemed increased by the amount Landlord would have incurred during the Base Year with respect to the items or matters covered by the subject warranty or warranty-type protection, had such warranty or such service agreement not been in effect during the entire Base Year; [ii] any insurance premium resulting from any new forms or types of insurance (including, without limitation, earthquake, flood and terrorism insurance) carried by Landlord in an Expense Year after the Base Year that was typically carried by landlords of Comparable Buildings during the Base Year, but was not carried by Landlord, shall be deemed to be included in Operating Expenses for the Base Year, and [iii] in the event that Landlord includes costs in Operating Expenses during any Expense Year (after the Base Year) relating to services which were being provided by landlords of Comparable Buildings during the Base Year, but were not provided by Landlord at the Building during the Base Year (including any services that Tenant elects to provide pursuant to Section 6.11 below, but thereafter elects to discontinue), or which were provided by Landlord during the Base Year without the costs thereof being included in Operating Expenses, then Operating Expenses for the Base Year shall be deemed increased by the amount Landlord would have incurred during the Base Year with respect to such services had they been provided by Landlord during the Base Year.

4.2.4    Tax Expenses.
4.2.4.1    Inclusions. “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including, to the extent not paid directly pursuant to Section 4.5.1 below, sales taxes applicable to the receipt of rent, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority, but subject to the provisions of this Section 4.2.4) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof, including, without limitation: (i) intentionally omitted; (ii) subject to the provisions of this Article 4, any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, except as expressly provided below, (iii) any governmental or private assessments or the Project’s contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies; (iv) except to the extent the same is paid directly by Tenant under Section 4.5.2 below, any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, including, without limitation, any business or gross receipts tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; (v) any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises; and (vi) except as expressly provided below, all of the real estate taxes and assessments imposed upon or with respect to the Buildings and all of the real estate taxes and assessments imposed on the land and improvements comprising the Project. Notwithstanding the foregoing, Tax Expenses shall not include any amounts that Landlord elects to charge to Tenant directly pursuant to Section 4.5.3 below. If any assessment is payable in installments, such assessments shall be paid by Landlord in the maximum number of installments permitted by law, and only the installments paid by Landlord in a given Expense Year shall be included in “Tax Expenses” for such Expense Year.
4.2.4.2    In General. Subject to the terms of Section 4.2.4.4 below, any costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the

Expense Year such expenses are paid. Except as set forth in Section 4.2.4.4 below, refunds of Tax Expenses shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that in no event shall the amount to be refunded to Tenant for any such Expense Year exceed the total amount paid by Tenant as an increase in Tax Expenses under this Article 4 for such Expense Year. All special assessments which may be paid in installments shall be paid by Landlord in the maximum number of installments permitted by law and not included in Tax Expenses except in the year in which the assessment is actually paid. If Tax Expenses for any period during the Lease Term or any extension thereof are increased or decreased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord, within thirty (30) days following written demand by Landlord, Tenant’s Share of any such increased Tax Expenses included by Landlord as Tax Expenses pursuant to the terms of this Lease, or Landlord shall provide Tenant with a credit against Rent next coming due under the Lease in the amount of Tenant’s Share of any decreased Tax Expenses included by Landlord as Tax Expenses pursuant to the terms of the Lease (until such amount has been fully credited to Tenant), as the case may be. In addition, and notwithstanding anything to the contrary in this Lease, if a repeal, replacement or modification of Proposition 13 (a “Replacement Proposition”) results in an adjustment of the Tax Expenses attributable to the Base Year (any such increase in Tax Expenses attributable to the Base Year that results from a Replacement Proposition, a “Base Year Replacement Proposition Tax Increase”), then (i) Tenant shall pay Tenant’s Share of the amount of the Base Year Replacement Proposition Tax Increase as Additional Rent, (ii) Tax Expenses for the Base Year shall be deemed to not include the amount of the Base Year Replacement Proposition Tax Increase (provided that increases in Tax Expenses for all Expense Years subsequent to the Base Year shall include increases attributable to the Replacement Proposition). Except as set forth hereinbelow, only Landlord may institute proceedings to reduce Tax Expenses and the filing of any such proceeding by Tenant without Landlord’s consent shall constitute an Event of Default by Tenant under this Lease. Notwithstanding anything to the contrary set forth in this Lease, each year, Landlord will advise Tenant in writing promptly following Landlord’s determination as to whether or not it intends to appeal or contest the Tax Expenses for the Project that are appealable or contestable for any particular tax fiscal year occurring in whole or in part during the Lease Term. If Landlord has not elected to appeal or contest, Tenant shall have the right, upon prior written notice thereof delivered to Landlord not later than thirty (30) days prior to the last day of the period permitted to appeal or contest such assessment and/or bill, to require Landlord to petition (i) for a reduction of the assessed valuation of the Project, (ii) for a refund of real estate taxes, and/or (iii) for such other relief in connection with a claim challenging the validity and/or applicability of any real estate tax, assessment, or related law (each, a “Tax Protest”), the costs of which (including, without limitation, appraisal fees, court costs, reasonable attorneys’ fees, accountants’ fees, fees and expenses of Landlord’s managing agent and the cost to comply with the requirements of any mortgagee) shall be included in Tax Expenses. If Landlord contests any tax for any Expense Year and such contest results in an increase in Tax Expenses for such Expense Year, then, Landlord shall have the right to bill Tenant for any prior underpayments of Tenant’s Share of Tax Expenses thereby resulting. If Landlord receives a refund of any portion of the Tax Expenses that were included in the Tax Expenses paid by Tenant, then Landlord, within thirty (30) days after receipt, shall reimburse

Tenant for Tenant’s Share of the refunded taxes, less any expenses that Landlord reasonably incurred to obtain the refund (including without limitation, appraisal fees, court costs, reasonable attorneys’ fees, accountants’ fees, and fees), if and to the extent not previously paid as part of Tax Expenses.
4.2.4.3    Exclusions. Notwithstanding anything to the contrary contained in this Section 4.2.4 (except as set forth in Section 4.2.4.2 above), there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, documentary transfer taxes, excise taxes, special assessments levied against property other than real estate, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to (x) rents, (y) receipts or (z) income attributable to operations at the Project, but distinguishable from Landlord’s general or net income taxes), (ii) any items included as Operating Expenses, (iii) any items paid by Tenant under Section 4.5 of this Lease, (iv) tax penalties, fines, fees, interest or late charges incurred as a result of Landlord’s failure to make payments, and (v) any amounts charged directly to Tenant or other tenants, including pursuant to Section 4.5. In addition to the foregoing, Tax Expenses in the Base Year shall be determined as if the Buildings had been fully assessed and fully occupied with Landlord Work complete and the value of tenant improvements in the Premises at a valuation equal to the Tenant Improvement Allowance (the “Building Standard Improvement Value”). Tax Expenses in the Base Year shall not be deemed to include any assessment relating to improvements in excess of the Building Standard Improvement Value.
4.2.4.4    Adjustments to Tax Expenses. Notwithstanding anything to the contrary set forth in this Lease, the amount of Tax Expenses for the Base Year and any Expense Year shall be calculated without taking into account any decreases in real estate taxes obtained in connection with Proposition 8, and, therefore, the Tax Expenses in the Base Year and/or an Expense Year may be greater than those actually incurred by Landlord, but shall, nonetheless, be the Tax Expenses due under this Lease; provided that (i) any costs and expenses incurred by Landlord in securing any Proposition 8 reduction shall not be included in Direct Expenses for purposes of this Lease, and (ii) tax refunds under Proposition 8 shall not be deducted from Tax Expenses, but rather shall be the sole property of Landlord. This Section 4.2.4.4 is not intended to in any way affect (A) the inclusion in Tax Expenses of the statutory two percent (2.0%) annual maximum allowable increase in Tax Expenses (as such statutory increase may be modified by subsequent legislation), or (B) the inclusion or exclusion of Tax Expenses pursuant to the terms of Proposition 13, which shall be governed pursuant to the terms of Sections 4.2.4.1 through 4.2.4.3, above. The terms of this Section 4.2.4.4 shall not be applicable following the enactment of a Replacement Proposition that results in an annual adjustment of the Tax Expenses based on the then current value of the Project, without regard to mandatory annual inflationary increases.
4.3    Allocation of Direct Expenses. Subject to Section 4.2.3 above, and only when Tenant is not the Sole Direct Tenant, Landlord shall have the right, from time to time, to reasonably, equitably and consistently allocate some or all of the Direct Expenses for the Project among different portions or occupants of the Project (the “Cost Pools”), in Landlord’s commercially reasonable discretion and in accordance with sound real estate management and accounting practices, consistently applied and consistent with methods utilized by owners of Comparable Buildings. Such Cost Pools may include, but shall not be limited to, the office space tenants, retail space tenants, tenants leasing storage space, and tenants with exclusive use of certain other areas of the Project. Subject to Section 4.2.3 above, the Direct Expenses within each such Cost Pool shall be allocated and charged to the tenants within such Cost Pool in an equitable and consistent manner. The Buildings are part of a multi-building project and that the costs and expenses incurred in connection with the Project (the Direct Expenses) should be shared between the tenants of the Buildings and the tenants of the other buildings in the Project. Accordingly, as set forth in Section 4.2 above, for any Direct Expenses that are attributable to the Project as a whole, an equitable portion of such Project-wide Direct Expenses (as reasonably determined by Landlord) shall be allocated to the tenants of the Buildings (as well as the tenants of the other buildings in the Project) and such portion shall be included in the Direct Expenses for purposes of this Lease. For avoidance of doubt, the Direct Expenses for purposes of this Lease shall include all Direct Expenses attributable solely to the Buildings and an equitable portion of the Direct Expenses attributable to the Project as a whole, consistently applied.
4.4    Calculation and Payment of Tenant’s Share of Direct Expenses. If for any Expense Year ending or commencing within the Lease Term, Tenant’s Share of Direct Expenses for such Expense Year exceeds Tenant’s Share of Direct Expenses applicable to the Base Year, then Tenant shall pay to Landlord, in the manner set forth in Section 4.4.1 below, and as Additional Rent, an amount equal to the excess (the “Excess”).
4.4.1    Statement of Actual Direct Expenses and Payment by Tenant. On or before the last day of June following the end of each Expense Year (including the Base Year), Landlord shall give to Tenant a statement (the “Statement”) which shall state, in reasonably detailed line item descriptions the Direct Expenses incurred or accrued for such Expense Year, and which (for Expense Years other than the Base Year) shall indicate the amount of the Excess. Landlord shall also include the same detailed line item description for the Base Year in the Statement for the first Expense Year following the Base Year. Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, if an Excess is present, Tenant shall pay, within thirty (30) days after receipt of the Statement, the full amount of the Excess for such Expense Year, less the amounts, if any, paid during such Expense Year as Estimated Excess, as defined in Section 4.4.2 below, and if Tenant paid more as Estimated Excess than the actual Excess, Tenant shall receive a credit in the amount of Tenant’s overpayment against Rent next due under this Lease or Landlord may apply such overpayment against any unpaid Rent. Subject to the last sentence of Section 4.4.1 below, the failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord (provided that in the event that such failure continues for a period of three (3) months following receipt of notice from Tenant, Tenant may elect to seek specific performance) or Tenant from enforcing its rights under this Article 4. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Share of Direct Expenses for the Expense Year in which this Lease terminates, if an Excess is present, Tenant shall, within thirty (30) days after receipt of the Statement, pay to Landlord such amount, and if Tenant paid more as Estimated Excess than the actual Excess, Landlord shall, within thirty (30) days, deliver a check payable to Tenant in the amount of the overpayment or apply such overpayment against any unpaid Rent. The provisions of this Section 4.4.1 shall survive the expiration or earlier termination of the Lease Term. Notwithstanding the immediately preceding sentence, Tenant shall not be responsible for Tenant’s Share of any Direct Expenses attributable to any Expense Year which are first billed to Tenant more than two (2) calendar years after the earlier of the expiration of the applicable Expense Year or the Lease Expiration Date, provided that in any event Tenant shall be responsible for Tenant’s Share of Direct Expenses which (x) were levied by any governmental authority or by any public utility companies, and (y) Landlord had not previously received an invoice therefor and which are currently due and owing (i.e., costs invoiced for the first time regardless of the date when the work or service relating to this Lease was performed), at any time following the Lease Expiration Date which are attributable to any Expense Year (provided that Landlord delivers Tenant a bill (a “Supplemental Statement”) for such amounts within two (2) years following Landlord’s receipt of the bill therefor).
4.4.2    Statement of Estimated Direct Expenses. In addition, Landlord shall give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth in general major categories Landlord’s reasonable and good faith estimate (the “Estimate”) of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated excess (the “Estimated Excess”) as calculated by comparing the Direct Expenses for such Expense Year, which shall be based upon the Estimate, to the amount of Direct Expenses for the Base Year. The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Additional Rent under this Article 4 (provided that in the event that such failure continues for a period of six (6) months following receipt of notice from Tenant, Tenant may elect to seek specific performance), nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Excess theretofore delivered to the extent necessary; provided, however, any such subsequent revision shall set forth on a reasonably specific basis any particular expense increase. Thereafter, Tenant shall pay, within thirty (30) days after receipt of the Estimate Statement, a fraction of the Estimated Excess for the then-current Expense Year (reduced by any amounts paid pursuant to the second to last sentence of this Section 4.4.2). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator. Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Excess set forth in the previous Estimate Statement delivered by Landlord to Tenant. Throughout the Lease Term Landlord shall maintain records with respect to Direct Expenses in accordance with sound real estate management and accounting practices, consistently applied.
4.4.3    Controllable Expenses. Notwithstanding anything to the contrary stated herein, in no event shall Controllable Operating Expenses, as that term is defined below, for any Expense Year following the Base Year (the “Measuring Expense Year”) increase by more than [***] percent ([***]%) per Expense Year on a cumulative, compounded basis. For example, the maximum amount of Controllable Operating Expenses that may be included in the calculation of Operating Expenses for each calendar year after the Measuring Expense Year shall equal the product of the Controllable Operating Expenses and the following percentages for the following calendar years: [***]% for the first year following the Measuring Expense Year; [***]% for the second year following the Measuring Expense Year; [***]% for the third year following the Measuring Expense Year; [***]% for the fourth year following the Measuring Expense Year; etc. Upon the commencement of the first Option Term (or any other extension of the initial Lease Term), the Measuring Expense Year shall be reset to be the Expense Year that commences on January 1st of the Expense Year following the Expense Year in which such Option Term commences. “Controllable Operating Expenses” shall mean all Operating Expenses, excluding the following: (i) utility charges, (ii) intentionally omitted, (iii) the cost of union labor, including payroll and benefits, which shall include labor which is not union as of the Effective Date but which unionizes after the Lease Date in which case the labor costs which were formerly not unionized and therefore considered a Controllable Operating Expense will be excluded from the Measuring Expense Year for all future cap calculations once the labor becomes unionized, (iv) market-wide labor-rate increases due to extraordinary circumstances, including without limitation, boycotts and strikes, (v) costs incurred due to an event of Force Majeure, and other weather-related costs (including landscape maintenance costs, such as those resulting from infestation, storms, drought and other severe weather), (vi) Landlord’s insurance costs including deductibles thereunder, and (vii) costs incurred to perform mandatory (not elective) work required to comply with Applicable Laws which costs are otherwise includable as Operating Expenses (and passed through on an amortized basis as provided in Section 4.2.3 above to the extent such costs are capital expenditures).
4.5    Taxes and Other Charges for Which Tenant Is Directly Responsible.
4.5.1    Tenant shall be liable for, all taxes levied against Tenant’s equipment, furniture, fixtures and any other personal property located in or about the Project and shall pay or dispute (to the extent lawful so to do) the same before delinquency. If any such taxes on Tenant’s equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord’s property or if the assessed value of Landlord’s property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall with thirty (30) days following demand by Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be. Notwithstanding anything to the contrary contained in the Lease, any taxes attributable to the Tenant Improvements shall be included in the Base Year only to the extent such Tenant Improvements are constructed using the Tenant Improvement Allowance. Any portion of such taxes attributable to the Tenant Improvements constructed in excess of the Tenant Improvement Allowance shall be excluded from the Base Year and shall be payable by Tenant as Additional Rent.
4.5.2    If Tenant’s Property, Tenant Improvements or Alterations, whether installed and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the Building Standard Improvement Value, then, at Landlord’s option, the Tax Expenses levied against Landlord or the Project by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 4.5.1, above.
4.5.3    Notwithstanding any contrary provision herein, Landlord shall have the right to charge Tenant directly, and in such event Tenant shall pay to Landlord, within thirty (30) days of demand, as Additional Rent, any or all of the following: (i) rent tax or sales tax, gross receipts tax, service tax, and/or any other applicable tax on the rent or services herein or otherwise respecting this Lease, (ii) any taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project (including the Parking Facilities), including, but not limited to, taxes or assessments due to any type of ballot measure, including an initiative adopted by the voters or a local agency, or a state or municipal proposition approved by the voters; and (iii) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises. To the extent that Landlord elects to charge Tenant directly for any of the foregoing, then such items for which Tenant is so charged directly shall not be included in Direct Expenses.
4.5.4    Landlord may charge Tenant the estimated amount of taxes and other charges for which Tenant is directly responsible pursuant to this Section 4.5 on a monthly basis, provided that Landlord shall reconcile the amount actually paid by Tenant with the amount that Tenant should have paid, as part of Landlord’s Statement following the end of each Expense Year pursuant to the process and timing set forth in Section 4.4.1 above.
4.6    Landlord’s Records. Upon Tenant’s written request given not more than twelve (12) months after Tenant’s receipt of a Statement for a particular Expense Year (except as otherwise provided with respect to the Base Year), and provided that no Event of Default is then occurring and continuing under this Lease, Landlord shall furnish Tenant with such reasonable supporting documentation as Tenant may reasonably request in connection with the calculation of Direct Expenses as set forth in such Statement (to the extent such supporting documentation is reasonably required to substantiate Direct Expenses charged to Tenant). Landlord shall provide said documentation to Tenant within forty-five (45) days after Tenant’s written request therefor, it being agreed that Landlord shall retain supporting documentation necessary to facilitate Tenant’s audit rights set forth herein. Within one (1) year of the submission of a Statement for a particular Expense Year (except as otherwise provided with respect to the Base Year) (the “Audit Period”), Landlord shall allow an independent certified public accountant designated and paid for by Tenant (“Tenant’s Accountant”) to audit Landlord’s books, purchase orders, invoices, payrolls, management fee calculations and all other records (collectively, “Landlord’s Records”) that are relevant to the Direct Expenses set forth in the Statement, as may be reasonably necessary in order to permit Tenant to verify the information set forth in such Statement (an “Audit”). The Audit may include a review of Direct Expenses in the Base Year for the first Audit after the Base Year. Notwithstanding the foregoing, if after such first Audit, the components of the Base Year have been modified and as applied to Direct Expenses in Expense Year that is otherwise subject to the Audit, then the Audit may also include a review of such adjusted components of the Base Year. Except as set forth above, the Base Year (and components thereof) may not be part of an Audit pertaining to any Expense Year after the Base

Year. Tenant shall have the right to conduct the Audit remotely through electronic communications. Tenant’s Accountant must (A) be a member of a nationally or regionally recognized certified public accounting firm or dedicated lease auditing firm with at least ten (10) years’ experience auditing commercial leases such as KBA Lease Services, and (B) not be retained on a contingency fee basis (i.e., Tenant must be billed based on the actual time and materials that are incurred by Tenant’s Accountant in the performance of the audit). In addition to other rights of Tenant herein, Tenant shall have the right, without conducting an Audit, to request additional documentation in support of an annual Statement, which documentation may include, but not be limited to, detailed categorical breakdowns of Operating Expenses up to the trial balance level of such Direct Expenses for such Expense Year.
In connection with such audit, Tenant and Tenant’s Accountant must agree in advance to follow Landlord’s reasonable rules and procedures regarding an audit of the aforementioned Landlord records, and shall execute a commercially reasonable confidentiality agreement regarding such audit. Any audit report prepared by Tenant’s Accountant shall be delivered to Landlord within sixty (60) days of completion to Landlord. Such Audit shall be completed within fourteen (14) months of delivery of the Statement, provided any delay by Landlord in providing Landlord’s Records shall extend such time period on a day for day basis. Tenant’s failure to commence an Audit of the Direct Expenses set forth in any Statement within the Audit Period shall be deemed to be Tenant’s approval of such Statement and Tenant, thereafter, waives the right or ability to audit the amounts set forth in such Statement (except for Tenant’s ability to audit the Base Year as described above). If after such audit, Tenant still disputes such Direct Expenses, an audit to determine the proper amount shall be made, at the mutual expense of Landlord and Tenant, by a mutually agreed independent certified public accountant or real estate professional who has at least ten (10) years’ experience auditing commercial leases (the “Neutral Accountant”); provided that if such audit by the Neutral Accountant proves that the Direct Expenses in the subject Expense Year were overstated by more than three percent (3%), then the cost of the Neutral Accountant and the out-of-pocket cost of Tenant’s Accountant shall be paid for by Landlord. If such audit by the Neutral Accountant does not prove that the Direct Expenses in the subject Expense Year were overstated by more than three percent (3%), then the cost of the Neutral Accountant shall be paid for by Tenant. Tenant’s sole right to audit Landlord’s records and to contest the amount of Direct Expenses with respect to any Expense Year shall be as expressly set forth in this Section 4.6, and Tenant hereby waives any and all other rights pursuant to Applicable Laws to audit such records and/or to contest the amount of Direct Expenses with respect to any Expense Year.
4.7    Tax Protection. Notwithstanding anything to the contrary stated herein, during the entire Protection Period (defined below), Tenant shall not be obligated to pay the following applicable portion of any of the Tax Increase (defined below) resulting from a Change in Ownership (defined below) that occurs during the Protection Period.

Period of Time During Protection Period	Portion of Tax Increase Which Shall be Excluded from Tax Expenses During Such Period Of Time

Effective Date - last day of twelfth (12th) month following the Effective Date	[***]%

First day of thirteenth (13th) month following the Effective Date – last day of twenty-fourth (24th) month following the Effective Date	[***]%

First day of twenty-fifth (25th) month following the Effective Date – last day of thirty-sixth (36th) month following the Effective Date	[***]%
Tenant shall be fully responsible for any Tax Increase (regardless of when such Tax Increase occurred) arising or attributable to any Change in Ownership occurring or incurred after the expiration of the Protection Period, including any extension of the Lease Term. Notwithstanding the foregoing, Tenant shall not be entitled to any protection from any Tax Increase that occurs prior to the commencement of the Protection Period, other than the de facto protection of the Base Year Reassessed Tax Component (defined below). The “Protection Period” is the period from Effective Date through the earlier of: (a)thirty-six (36) months from the Effective Date; and (b) the date, if any, that the terms of Proposition 13 are no longer applicable to the Project. A Change in Ownership shall be deemed to have occurred upon the subject change of ownership, even if the actual Reassessment is not received by Landlord until a subsequent year. Accordingly, for example, if the Project is sold in month thirty-five (35) of the Lease Term, but the Reassessment is not received by Landlord until month fifty (50) of the Lease Term, the Change in Ownership shall be deemed to have occurred during the Protection Period.
4.7.1    The Tax Increase; Reassessment. The “Tax Increase” is portion of the Tax Expenses, as calculated immediately following the Change in Ownership (i.e., upon accrual versus payment), which is attributable solely to the Reassessment. The Tax Increase shall not include any portion of the Tax Expenses, as calculated immediately following the Change in Ownership, which is attributable to: (i) the assessed value of the Buildings or the tenant improvements located therein prior to the Change in Ownership, (ii) assessments which were pending immediately prior to the Change in Ownership which assessments were conducted during, and included in, the Reassessment, or which assessments were otherwise rendered unnecessary following the Change in Ownership and applicable Reassessment, (iii) the annual inflationary increase of real estate taxes, (iv) Tax Expenses (including Tax Expenses resulting from a Change in Ownership) incurred prior to the commencement of the Protection Period (calculated without regard to the effect of Proposition 8) since the Base Year shall include the portion of the Tax Expenses attributable to a Change in Ownership that occurs after the Effective Date but prior to the expiration of the Base Year (such portion, the “Base Year Reassessed Tax Component”) or (v) any tax, assessment or reassessment that is not pursuant to the terms of

Proposition 13. The term “Reassessment” shall mean a reassessment of the Project for real estate tax purposes by the appropriate governmental authority pursuant to the terms of Proposition 13 to the extent resulting from a Change in Ownership. A “Change in Ownership” shall mean the consummation of any sale, refinancing, or change in ownership (whether in full or in part) of the Project.
4.7.2    Landlord’s Right to Purchase the Proposition 13 Protection Amount. If, prior to the expiration of the Protection Period, the occurrence of a Change in Ownership is reasonably foreseeable by Landlord and the Tax Increase or Base Year Reassessed Tax Component (as applicable, the “Proposition 13 Protection Amount”) attributable to such Change in Ownership can be reasonably quantified or estimated for each calendar year commencing with the calendar year in which the Change in Ownership will occur, the terms of this Section 4.7.2 shall apply to each such Reassessment resulting from such Change in Ownership. Upon notice to Tenant, Landlord shall have the right to purchase the Proposition 13 Protection Amount relating to the applicable Reassessment (the “Applicable Reassessment”), at any time during the Lease Term, by paying to Tenant an amount equal to the Proposition 13 Purchase Price, as that term is defined below. The term “Proposition 13 Purchase Price” shall mean the present value of the Proposition 13 Protection Amount remaining during the initial Term, as of the date of payment of the Proposition 13 Purchase Price by Landlord. Such present value shall be calculated (i) by using the portion of the Proposition 13 Protection Amount attributable to each remaining calendar year (as though the portion of such Proposition 13 Protection Amount benefitted Tenant at the middle of each calendar year), as the amounts to be discounted, and (ii) by using discount rates for each amount to be discounted equal to (A) the average rates of yield for United States Treasury Obligations with maturity dates as close as reasonably possible to the middle of each calendar year during which the portions of the Proposition 13 Protection Amount would have benefitted Tenant, which rates shall be those in effect as of Landlord’s exercise of its right to purchase, as set forth in this Section 4.7.2, plus (B) three percent (3%) per annum. Upon such payment of the Proposition 13 Purchase Price as applicable to the Tax Increase, the provisions of this Section 4.7 shall not apply to any Tax Increase attributable to the Applicable Reassessment. Upon such payment of the Proposition 13 Purchase Price as applicable to the Base Year Reassessed Tax Component, the Taxes attributable to the Base Year (as such Base Year is used for comparison in all subsequent years of the Term) shall be calculated by excluding the Tax Expenses attributable to the Applicable Reassessment. Since Landlord is estimating the Proposition 13 Purchase Price because a Reassessment has not yet occurred, then when such Reassessment occurs, if Landlord has underestimated the Proposition 13 Purchase Price, then upon notice by one party to the other, Tenant’s Rent next due shall be credited with the amount of such underestimation, and if Landlord overestimates the Proposition 13 Purchase Price, then upon notice by Landlord to Tenant, Rent next due shall be increased by the amount of the overestimation shall be due within thirty (30) days.

ARTICLE 5
USE OF PREMISES
5.1    Permitted Use. Tenant shall use the Premises solely for the Permitted Use set forth in Section 7 of the Summary and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord’s reasonable discretion, provided the same is legally permitted and not prohibited under Section 5.2 below. Tenant shall operate its business in the Premises and comply with, and in no event may Tenant’s Permitted Use violate, the rules and regulations for the Project reasonably promulgated by Landlord from time to time (“Rules and Regulations”), the current set of which (as of the Effective Date) is attached to this Lease as Exhibit D; provided, however, the current Rules and Regulations shall not be unreasonably or discriminatorily modified or enforced in a manner which shall materially interfere with the conduct of Tenant’s Permitted Use from the Premises or Tenant’s use of or access to the Premises and Tenant shall not be bound by any modifications, deletions or additions to the Rules and Regulations that increase Tenant’s obligations and/or reduce Tenant’s rights, more than to a de minimis extent. Landlord, at Landlord’s cost, shall prepare and comply with all requirements relating to any governmentally required childcare plan for the 342 Building. Pursuant to Applicable Law, Landlord is required to prepare a childcare plan for tenants of the Project. If Landlord’s failure to prepare the childcare plan and comply with Applicable Law relating to such requirement prevents Tenant from procuring permits and/or otherwise delays completion of the Tenant Improvements or impedes Tenant’s ability to legally operate at the Premises (each, a “Childcare Failure”), then Tenant shall provide Landlord notice of such Childcare Failure, and Tenant shall be entitled to receive one day of abated Base Rent for each day occurring from the date of such notice until the earlier of (i) Landlord’s preparation of the childcare plan and (ii) the date that the Childcare Failure ends.
5.2    Prohibited Uses. The uses prohibited under this Lease shall include, without limitation, use of the Premises or a portion thereof for (i) offices of any agency or bureau of the United States or any state or political subdivision thereof which (a) is of a character or reputation, is engaged in a business, or is of, or is associated with, a political orientation or faction, which is inconsistent with the nature of a first-class office project or which would otherwise reasonably offend a landlord of a Comparable Building, (b) is capable of exercising the power of eminent domain or condemnation, or (c) would, in Landlord’s reasonable judgment, materially increase the human and/or vehicular traffic in, or the security threat to, the Premises, the Buildings and/or the Project; (ii) offices or agencies of any foreign governmental or political subdivision thereof and such entity (a) is not of a character or reputation, is engaged in a business, or is of, or is associated with, a political orientation or faction, which is inconsistent with the nature of a first-class office project or which would otherwise reasonably offend a landlord of a Comparable Building, (b) is not capable of exercising the power of eminent domain or condemnation, and (c) would not, in Landlord’s reasonable judgment, materially increase the human and/or vehicular traffic in, or the security threat to, the Premises, the Buildings and/or the Project); (iii) offices of any health care professionals or service organization; (iv) schools or other training facilities comprised of primarily a classroom setting which are not ancillary to corporate, executive or professional office use; (v) solely with respect to the 300 Building, restaurant uses; (vi) communications firms for broadcasting purposes such as radio and/or television stations; (vii) primary businesses that involves e-cigarettes, vaping, cannabis or other similar business models, or business that is prohibited from time to time by any documents between partners or members in the entity comprising Landlord from leasing or occupying space at the Buildings or Project (provided that Landlord shall deliver a list to Tenant of any such other prohibited entities or individuals from time to time within ten (10) business days of Tenant’s written request); or (viii) any use that would violate Applicable Laws, zoning, building codes or any Underlying Documents (as defined in Section 5.4 of this Lease). Tenant shall not do or permit anything to be done in or about the Premises which will in any way materially obstruct or interfere with the rights of other tenants or occupants of the Project, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises.
5.3    Density. Landlord makes no representation or warranty that the Base Building (as defined in Section 7.2 of this Lease), the Common Areas or the Premises will accommodate any particular density or that any particular density is permitted by Applicable Law or zoning requirements. Furthermore, Landlord shall not be obligated to make any changes to the Base Building or Common Areas to accommodate Tenant’s occupancy density.
5.4    Underlying Documents. In addition to the provisions of this Lease, Tenant shall be required to comply with the documents set forth on Exhibit G attached hereto (the “Existing Underlying Documents”) and Tenant shall, within ten (10) days of requested by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination of this Lease to any Underlying Documents. If Landlord requires that this Lease become subordinate to any easement, license, operating agreement, declaration, development agreements, owner’s participation agreements, disposition and development agreements, restrictive covenant, or instrument pertaining to the sharing of costs by the Buildings or Project executed following the Effective Date, including, without limitation, any covenants, conditions and restrictions affecting the property, and reciprocal easement agreements affecting the property, and any agreements with transit agencies affecting the Project, or modification of the Existing Underlying Documents (collectively, “New Underlying Documents”), then Landlord shall not enter into any such New Underlying Documents, without Tenant’s consent (which may be granted or withheld in Tenant’s sole discretion) to the extent such New Underlying Documents would, in Tenant’s reasonable business judgment, (i) interfere with Tenant’s access to the Premises, or operation of its business within the Premises consistent with Tenant’s use rights expressly set forth in this Lease, (ii) interfere with Tenant’s access to, and use of, the parking areas pursuant to Tenant’s rights expressly set forth in this Lease, (iii) interfere with any of Tenant’s signage (including, without limitation, creating rights to place additional signs or installations on the Buildings), (iv) materially interfere with any of Tenant’s other rights expressly set forth in this Lease, and/or (v) increase the costs imposed on Tenant under this Lease. If a New Underlying Document would not violate the terms of item (i) through (v) above, or if Landlord otherwise does not require that this Lease be subordinate to such New Underlying Document, then Tenant’s consent to the New Underlying Document shall not be required.

5.5    Service Animals; Tenant’s Dogs. With the exception of “service” animals (as defined by the Americans with Disabilities Act, the Fair Employment and Housing Act, and their accompanying guidelines or other Applicable Laws) (“Service Animals”) and “Tenant’s Dogs” (defined below), no animals, reptiles, birds or pets are permitted in the Premises, Buildings or Project at any time. Any Service Animals brought to the Premises, Buildings or Project must (i) be dogs or other animals that are recognized as Service Animals under Title III of the Americans with Disabilities Act, the Fair Employment and Housing Act, and their accompanying guidelines or other Applicable Laws, and (ii) be individually trained to do work, perform tasks or provide support for a person with a recognized disability. Subject to the terms and conditions of this Section 5.5, Tenant shall be permitted to bring into the Premises up to two (2) dogs per floor of the Premises (which dogs are owned by Tenant or an officer or employee of Tenant) (“Tenant’s Dogs”). Any Service Animals and all of Tenant’s Dogs must be registered with Landlord’s property management office prior to coming to the Premises, Buildings or Project. Dogs (other than Tenant’s Dogs), birds, reptiles or other animals whose sole function is to provide emotional support or comfort are not permitted except to the extent required by Applicable Laws. The following terms and conditions shall apply to all Service Animals and Tenant’s Dogs brought onto the Project by Tenant or Tenant’s employees (to the extent enforceable by Applicable Laws): (a) while in or about the Premises, Buildings or Project, all Service Animals and Tenant’s Dogs must be harnessed, leashed or tethered and under the handler’s control at all times; (b) any Service Animals and Tenant’s Dogs brought into the Buildings shall access the Premises through the service or freight elevator only, if one is functioning at the Buildings (otherwise the passenger elevators may be utilized); (c) all Service Animals and Tenant’s Dogs must be free from offensive odors and display habits appropriate to the work environment of the Premises, Buildings and Project; (d) Service Animals and Tenant’s Dogs may not be disruptive or aggressive or engage in behavior that endangers the health and safety of others; (e) all Service Animals and Tenant’s Dogs shall be house-trained and vaccinated in accordance with Applicable Laws; (f) Tenant’s Dogs shall utilize only designated “relief” areas within the Project for animal waste (to the extent such areas are actually designated by Landlord) and Tenant shall immediately remove any animal waste and excrement from the Premises, Buildings and Project; and (g) Tenant’s Dogs shall not be brought to the Project if such dog is ill or contracts a disease that could potentially threaten the health or wellbeing of any tenant or occupant of the Buildings (which diseases may include, but shall not be limited to, rabies, leptospirosis and Lyme disease). In addition, in no event may any of Tenant’s Dogs be from a Dangerous Breed. For purposes herein, a “Dangerous Breed” shall mean any of the following breeds: Pit Bull Terrier, Rottweiler, Boxer, Chow Chow, Presa Canario, Alaskan Malamute and/or Doberman Pinscher; provided, however, Landlord shall have the right, from time-to-time, to reasonably modify or supplement such definition of Dangerous Breed. Tenant shall be responsible for any additional janitorial or cleaning costs and all other costs which may arise from the Service Animals’ and Tenant’s Dogs’ presence in the Project and/or the Buildings in excess of the costs that would have been incurred had Service Animals or Tenant’s Dogs not been allowed in or around the Project and/or the Buildings. In the event Landlord receives any verbal or written complaints from any other tenant or occupant of the Project in connection with health-related issues (e.g. allergies) related to the presence of the Tenant’s Dogs in the Premises, the Buildings (to the extent Tenant is not then the only tenant of either Building) or the Project, Landlord and Tenant shall promptly meet and mutually confer, in good faith, to determine appropriate mitigation measures to eliminate the causes of such complaints (which mitigation measures may include, without limitation, additional and/or different air filters to be installed in the Premises heating, air conditioning and ventilation system, or elsewhere in the Buildings), and Tenant shall cause such measures to be taken promptly at its sole cost or expense. Further, Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord that Tenant’s insurance provided pursuant to Article 10 of this Lease covers dog-related injuries and damage.
5.6    Tenant Amenities.
5.6.1    Cafeteria. To the extent permitted by Applicable Laws, Tenant, at Tenant’s sole cost and expense, may use a portion of the Premises for the operation of a cafeteria (the “Cafeteria”), for the exclusive use of Tenant’s employees and guests in an area of the Premises reasonably designated by Tenant in consultation with Landlord. Tenant shall not sell any food or beverages in or from the Premises at any time and/or serve any food and beverages in or from the Premises at any time to other tenants or occupants of the Project (or their employees) or to members of the general public. No cooking odors shall be emitted from the Premises other than through ventilation equipment and systems installed therein to service the Cafeteria in accordance with the provisions of this Section 5.6.
5.6.2    Fitness Center. To the extent permitted by Applicable Laws, Tenant may use a reasonable portion of the Premises for the operation of a fitness center (the “Fitness Center”) which may include, without limitation, the following primary uses: weight and aerobic training, personal training, group training, aerobics, free weights, and treadmills, stationary bicycles, elliptical machines, and stair-climbing machines, and shall in no event include installation or operation of a swimming pool, sauna or whirlpool facilities. The Fitness Center shall be for the exclusive use of Tenant’s employees and guests and Tenant shall not make the Fitness Center available to other tenants or occupants of the Project (or their employees) or to members of the general public. In addition, regardless of whether Tenant is the Sole Direct Tenant or if there are other tenants in the Buildings, the fitness center existing in the basement level of the 300 Building on the Effective Date, shall be part of the Premises and shall be available for Tenant’s exclusive use throughout the Lease Term, to the exclusion of other Project occupants.
5.6.3    Wellness Center. To the extent permitted by Applicable Laws, Tenant, at Tenant’s sole cost and expense, may designate a reasonable portion of the Premises for the operation of a corporate sponsored wellness center providing health services (the “Wellness Center”) providing services exclusively to Tenant’s employees. Tenant shall not make the Wellness Center available to other tenants or occupants of the Project (or their employees) or to members of the general public. Without limiting the provisions in this Section 5.6, Tenant shall not engage in or permit the Premises to be used for the practice of radiology or pathology, or to use or maintain any x-ray equipment, machines or devices, radiological or diagnostic imaging equipment, machines or devices (including without limitation any magnetic resonance imaging or computerized tomography equipment) or any other electrical or electromagnetic medical equipment, machines or devices, radiation therapy, nuclear medicine, diagnostic ultrasound, clinical laboratory, or pathology laboratory in the Premises without the prior written consent of

Landlord, which consent may be withheld in Landlord’s sole discretion. Tenant shall not perform any abortion services from the Premises, or issue or fulfill any prescriptions at the Premises. If any of the services provided from the Wellness Center result in protests or demonstrations at the Project, Tenant shall discontinue such services upon notice from Landlord. Tenant shall not allow any employee to reside in or remain in the Wellness Center on an overnight or in-patient basis. Tenant shall not use any apparatus, machinery or device in or about the Wellness Center which would make any noise or set up any vibration outside of the Premises.
5.6.4    Assembly/Events Center.. To the extent permitted by Applicable Laws, Tenant, at Tenant’s sole cost and expense, may designate a reasonable portion of the Premises for the operation of an events space (“Event Space”) for the operation of corporate sponsored events to guests by invitation only provided such uses as are customarily found in Comparable Buildings (each, an “Event”). An Event shall not have objectionable content (“Objectionable Content”). Objectionable Content shall mean any content which is generally considered pornographic, obscene or defamatory, consists of any material or activity with a context that is reasonably affiliated with drug use, including marijuana or is otherwise prohibited by Applicable Laws. Tenant shall be solely responsible for obtaining any necessary insurance, permits or licenses required for the service of alcoholic beverages and for ensuring compliance with all Applicable Laws, including those governing noise, occupancy, and public safety. Tenant shall be responsible for reimbursing Landlord (outside of Direct Expenses) for all reasonable and actual out-of-pocket costs incurred by Landlord in connection with an Event, including, without limitation, any increased janitorial services, third-party engineering services or security services requested by Tenant.
5.6.5    General Terms Applicable to Tenant Amenity.
5.6.5.1    Third Party Operator. Tenant may exercise the right to operate a Wellness Center, Cafeteria, Fitness Center and/or Event Space (individually and collectively, “Tenant Amenity”) through retention of a third party to operate the Tenant Amenity (a “Third Party Operator”); provided that the Third Party Operator must comply with all of the requirements on Tenant’s part to be observed and performed under this Lease applicable to the operation of such Tenant Amenity, including the requirement to obtain insurance in commercially reasonable amounts and to indemnify, defend and hold Landlord harmless from and against any Losses resulting from the use and operations of any Tenant Amenity. Any violation of any provision of this Lease by the Third Party Operator shall be deemed to be a default by Tenant under such provision, subject to any applicable notice, grace and/or cure period. The Third Party Operator shall have no recourse against Landlord whatsoever on account of any failure by Landlord to perform any of its obligations under this Lease or on account of any other matter. The Third Party Operator shall be considered a Tenant Party for purposes of this Lease (although the Third Party Operator need not be legally affiliated with Tenant), and Tenant shall be fully and primarily liable for all acts and omissions of such Third Party Operator as fully and completely as if such Third Party Operator was a member of Tenant’s personnel. In no event shall the occupancy of any portion of the Premises by any Third Party Operator be deemed to create a landlord/tenant relationship between Landlord and such

Third Party Operator or be deemed to vest in Third Party Operator any right or interest in the Premises or this Lease, and, in all instances, Tenant shall be considered the sole tenant under the Lease notwithstanding the occupancy of any portion of the Premises by any Third Party Operator. Upon request from Landlord, Tenant shall provide to Landlord a copy of any agreement between Tenant and the Third Party Operator and the insurance required to be maintained by Third Party Operator prior to the Third Party Operator being allowed access to the Premises by Tenant. Any equipment or other property of the Third Party Operator in the Project shall be considered Tenant’s Property.
5.6.6    Licensing; Permits and Operation. If Tenant elects to operate the Tenant Amenity, Tenant shall give Landlord prior notice thereof and shall submit to Landlord (i) construction ready plans and specifications for the Tenant Amenity for Landlord’s review and approval (including, any cooking, ventilation, air conditioning, grease traps, kitchen and other equipment in or for the Premises with respect to the Cafeteria) (such submission, review and approval shall be governed by Article 8, the Tenant Work Letter and this Section 5.6, as applicable), and (ii) all necessary consents, approvals, permits or registrations, required for the construction and operation of the Tenant Amenity in accordance with Applicable Law, including without limitation California Office of Statewide Health Planning and Development (“OSHPD”), to the extent applicable to the Wellness Center, and the requirements of the Health Insurance Portability and Accountability Act of 1996 and codified at 45 C.F.R. parts 160 and 164 to the extent applicable to the Wellness Center. Tenant shall construct the Tenant Amenity, if at all, as part of the Improvements or as an Alteration. In addition, Landlord, in its reasonable discretion, may require the installation of emergency drainage and leak detection water sensors in connection with the installation of any shower facilities in the Fitness Center, at Tenant’s sole cost and expense (or as a deduction from the Improvement Allowances, if installed as part of the Improvements). In connection with the construction of the Fitness Center (but not the existing fitness center in the basement), Tenant shall also install any structural floor reinforcement and noise/vibration dampening measures reasonably required by Landlord. In the event any compliance with the requirements of OSHPD or any similar governmental entity is necessary in connection with the operation of the Wellness Center, Tenant shall be solely responsible for the cost of making any alterations or taking other necessary actions to cause such compliance and Landlord shall have no liability in connection therewith. Tenant shall pay for all actual and reasonable out-of-pocket increased costs incurred by Landlord with respect to the management, operation, maintenance and repair of the Buildings resulting from Tenant’s operation of the Tenant Amenity. In addition, Landlord may require Tenant to provide janitorial services to the Tenant Amenity, at Tenant’s cost, if Landlord determines that above-Building standard services are required.
ARTICLE 6
SERVICES AND UTILITIES
6.1    Services. Subject to reasonable changes implemented by Landlord from time to time and all Applicable Laws, Landlord or Tenant, as applicable, shall each provide the following applicable services during the Lease Term.

6.1.1    HVAC. Landlord shall provide heating, ventilation and air conditioning (“HVAC”) service to the Premises from the Building Systems (“BB HVAC System”) during the “HVAC System Hours” (defined below). Tenant shall have the right to specify the hours of availability of the BB HVAC System which may be determined separately for each Building (the “HVAC System Hours”); provided, however, (i) any initial determination or changes to the HVAC System Hours shall require at least five (5) business days prior notice to Landlord, and shall not be effective until the first day of the subsequent calendar month occurring after the expiration of the thirty (30) day period, (ii) the HVAC System Hours shall consist of, at a minimum, the hours of 8:00 A.M. to 6:00 P.M. on Monday through Friday, and (iii) the HVAC System Hours shall consist only of consecutive time periods, as determined on a daily basis. Tenant shall cooperate fully with Landlord at all times and abide by all regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the BB HVAC System. If the HVAC System Hours consist of more than seventy (70) hours per week (“Excess Hours”), then Landlord shall supply such HVAC to Tenant at Landlord’s Actual Cost (which shall be treated as Additional Rent, but not as an Operating Expense) on a zone-by-zone basis. Landlord shall reasonably and equitably allocate the portion of the electrical costs of the BB HVAC System attributable to Tenant’s direct use of the BB HVAC System for the Excess Hours to Tenant, and Tenant shall pay for the costs of such direct use along with the increased depreciation as set forth above, within thirty (30) days after demand, and as Additional Rent under this Lease (and not as part of the Operating Expenses) (the “Extra HVAC Costs”). If Tenant uses the HVAC in excess of the HVAC Operating Hours, Landlord shall supply HVAC to Tenant at the “Actual Cost”. With respect to HVAC service, the “Actual Cost” shall mean an amount equal to the actual out-of-pocket cost incurred by Landlord to provide HVAC in excess of the HVAC Operating Hours, without mark-up for profit, but including depreciation, which Actual Cost shall only increase if the actual out-of-pocket cost to provide such after-hours HVAC shall increase. For all other purposes of this Lease, the “Actual Cost” shall mean the actual out-of-pocket incremental extra costs to Landlord to provide other additional services or utilities, as applicable, without markup for profit or overhead, but including depreciation.
6.1.2    Electricity. Landlord shall provide adequate electrical service capacity to the Premises, provided that such electrical usage does not exceed the capacity of the Building Systems, which electrical usage shall be subject to Applicable Laws, including California Energy Code, Title 24. Notwithstanding any provision to the contrary contained in this Lease, Tenant shall pay directly to Landlord pursuant to submeters (which submeters shall be installed by Tenant as Tenant Improvements, if no such submeters exists as of the Effective Date), the Actual Cost of all electricity provided to and/or consumed in the Premises (including normal and excess consumption and including the cost of electricity to operate the HVAC air handlers). Tenant shall have the right to elect to pay the utility provider directly if Tenant reasonably determines Landlord has charged any amount in excess of Actual Cost. Tenant shall pay such cost (including the cost of such meters or submeters) as Additional Rent under this Lease (and not as part of the Operating Expenses). Tenant’s use of electricity shall never exceed the capacity of the feeders to the Project or the risers or wiring installation. Landlord shall designate the utility provider from time to time. If Landlord elects to utilize solar, wind or other alternatively generated electricity at the Project, Tenant agrees to purchase from the provider of such electricity up to one hundred percent (100%) of Tenant’s electrical requirements, as and when such electricity is produced, at a price not to exceed the rate Tenant would pay for electricity from the standard utility provider serving the Buildings.
6.1.3    Lighting. Landlord shall replace lamps, starters and ballasts for Building standard non-LED lighting fixtures within the Premises (if any), and drivers, transformers, and lighting controls for Building standard LED lighting fixtures within the Premises (if any). Notwithstanding the foregoing, Tenant shall bear the cost of replacement of all components of all non-Building standard lighting (whether LED or non-LED) within the Premises.
6.1.4    Water. Landlord shall provide city water from the regular Building outlets for drinking, drinking fountains (if any), lavatory and toilet purposes in the Common Areas and for typical office kitchens within the Premises. Chilled water taps are available on each floor of the 300 Building for use with any supplemental HVAC unit(s) installed by Tenant.
6.1.5    Janitorial and Window Washing; Janitorial Election. Other than as provided in Section 6.11 below, Landlord shall provide janitorial services to the Premises Monday through Friday, except the date of observation of the Holidays, and periodic exterior window washing services to the Buildings (as determined by Landlord, but in no event less than twice per year), in each case in a manner consistent with other comparable projects located in the general vicinity of the Project. At Landlord’s option, but consistent with the practices of landlords of Comparable Buildings, Landlord may increase the scope or nature of certain janitorial services provided to the Premises, such as sanitizing the Premises or providing increased services following a Tenant Event requested by Tenant, and if such increase is specific to the Premises and requested by Tenant, then Tenant shall pay the reasonable cost of the increase directly to Landlord as Additional Rent, and otherwise such costs shall be included in Operating Expenses.
6.1.6    Elevators. Landlord shall provide nonexclusive, non-attended automatic passenger elevator service during the Building Hours, and shall have at least one elevator available at all other times. Landlord shall provide nonexclusive freight elevator service subject to reasonable and non-discriminatory scheduling and rules and regulations set forth by Landlord.
6.1.7    Access. Subject to compliance with Landlord’s access control procedures and Applicable Laws, and except when and where Tenant’s right of access is specifically restricted or limited in this Lease, Tenant shall have the right of access to the Premises twenty-four (24) hours per day, seven (7) days per week, three hundred sixty-five (365) days per year during the Lease Term.
6.1.8    Access Control Services. Other than as provided in Section 6.11 below, Landlord shall provide access control services to the Project providing ingress and egress points into the Building in a manner at least consistent with other Comparable Buildings, and in all other respects acceptable to Tenant and its security team, in its reasonable discretion, which shall initially include on-site security guard service twenty-four (24) hours a day, seven (7) days a week, but is subject to change from time-to-time as reasonably determined by Landlord and, at Tenant’s cost, may require elevated levels of security to conform to Tenant’s security protocols, in Tenant’s sole discretion. Notwithstanding the foregoing, despite the provision of such services, Landlord shall not be liable for personal injury or property damage for any error with regard to the admission to or exclusion from the Building or Project of any person, and further, Landlord shall not be liable in damages ([whether under theories of strict liability, tort or otherwise] to Tenant or any Tenant Party for failure to provide any security service in respect of the Premises, the Building or the Project, Tenant’s sole remedy in case of failure to provide such service being to enforce specific performance of Landlord’s obligations).
6.2    Office and Communications Services. Certain office and communications services (which may include, without limitation, cable or satellite television service) may be offered to tenants of the Buildings or Project by a concessionaire under contract to Landlord or designated and contracted with by Tenant (“Provider”). Tenant shall be permitted to contract with Provider for the provision of any or all of such services on such terms and conditions as Tenant and Provider may agree. In the event that Tenant elects to contract with a Provider other than the existing Providers to the Buildings, Tenant shall, at Tenant’s expense, cause such Provider to contract with the Landlord and Landlord shall provide fiber for the existing fiber riser for use by Tenant’s selected carriers. Tenant acknowledges and agrees that: (i) Landlord has made no warranty or representation to Tenant with respect to the availability of any such services, or the quality, reliability or suitability thereof; (ii) the Provider is not acting as the agent or representative of Landlord in the provision of such services, and Landlord shall have no liability or responsibility for any failure or inadequacy of such services, or any equipment or facilities used in the furnishing thereof, or any act or omission of Provider, or its agents, employees, representatives, officers or contractors; (iii) Landlord shall have no responsibility or liability for the installation, alteration, repair, maintenance, furnishing, operation, adjustment or removal of any such services, equipment or facilities; and (iv) any contract or other agreement between Tenant and Provider shall be independent of this Lease, the obligations of Tenant hereunder, and the rights of Landlord hereunder, and, without limiting the foregoing, no default or failure of Provider with respect to any such services, equipment or facilities, or under any contract or agreement relating thereto, shall have any effect on this Lease or give to Tenant any offset or defense to the full and timely performance of its obligations hereunder, or entitle Tenant to any abatement of Rent, or constitute any accrual or constructive eviction of Tenant, or otherwise give rise to any other claim of any nature against Landlord. Tenant shall not be permitted to contract with any provider of any office or communications services other than a Provider without Landlord’s prior written consent (and subject further to such provider entering into an agreement with Landlord governing such provider’s rights, obligations, and liabilities with respect to accessing and otherwise providing services at the Project, such agreement to be on terms and conditions acceptable to Landlord in its sole and absolute discretion). Tenant may only use vendors selected by or reasonably acceptable to Landlord to provide services to Tenant through the use of the Building risers, raceways, shafts and conduit.
6.3    Overstandard Tenant Use. In the event Tenant uses heat-generating machines, machines other than normal fractional horsepower office machines, or equipment (which machines and/or equipment are materially in excess of general office use quantities and/or configurations) or lighting other than Building standard lights in the Premises, which materially increases the temperature otherwise maintained by the HVAC or materially increase the water normally furnished for the Premises by Landlord pursuant to the terms of Section 6.1 of this

Lease, Landlord shall inform Tenant in writing of its determination of such excessive usage and provide Tenant with a reasonable opportunity which shall be not less than 30 days, to reduce such usage. Tenant shall either reduce its usage within such time period, or Tenant may, subject to the terms and conditions of Article 8 below, install supplementary air conditioning units or other facilities in the Premises, including supplementary or additional metering devices, and the cost thereof, including the cost of installation, operation and maintenance and other similar charges, shall be borne by Tenant. If Tenant uses utilities in excess of that supplied by Landlord pursuant to Section 6.1 of this Lease, Tenant shall pay to Landlord, within thirty (30) days of billing, the cost of such excess consumption, the cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption, and the cost of the increased wear and tear on existing equipment caused by such excess consumption; and Landlord may install devices to separately meter any increased use and in such event Tenant shall pay the increased Actual Cost directly to Landlord, including the cost of such additional metering devices.
6.4    Interruption of Use. Landlord shall not be liable for damages, by abatement of Rent (except as otherwise provided in Section 6.5 of this Lease) or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof (including, without limitation, where any such failure, delay or diminution is occasioned (and Landlord agrees to use commercially reasonable efforts to minimize interference with Tenant’s business in the Premises in connection with the performance of any non-emergency work and further agree to provide Tenant with at least twenty-four (24) hours prior written notice of any planned shutdowns of electrical power within the Buildings or any planned shutdowns by the utility serving the Buildings (to the extent Landlord has notice thereof) excluding emergency shut downs for which Landlord is unable to provide such notice), in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Buildings or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties); and such failures, delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease, except as otherwise expressly provided elsewhere in the Lease.
6.5    Abatement Event. Notwithstanding anything to the contrary stated herein above, if (i) Landlord fails to provide any services required of Landlord under Section 6.1 above or perform any of Landlord’s Repair Obligations required under Article 7 below or Landlord’s performance of Landlord’s Repair Obligations or Modifications (as defined in Section 29.24 below) interferes with Tenant’s quiet enjoyment of the Premises, (ii) such failure or performance causes all or a material portion of the Premises to be untenantable and unusable by Tenant and Tenant actually ceases to use all or such material portion of the Premises, (iii) such failure or performance is the result of the negligence or willful misconduct of Landlord and/or is reasonably within Landlord’s ability to cure, and (iv) such failure or performance is not the result of the acts and/or omissions of Tenant and/or other Tenant Parties (as defined herein), then in order to be entitled to receive the benefits of this Section 6.5, Tenant must give Landlord notice

(the “Abatement Notice”), specifying such failure or performance by Landlord (the “Abatement Event”). If Landlord has not cured such Abatement Event within five (5) business days after the receipt of the Abatement Notice and is not otherwise excused from such performance by this Lease, then, upon written notice to Landlord, Tenant may immediately abate Base Rent and Tenant’s Share of Direct Expenses payable under this Lease for that portion of the Premises rendered untenantable and not actually used by Tenant, for the period beginning on the date five (5) business days after the Abatement Notice to the earlier of the date Landlord cures such Abatement Event or the date Tenant recommences the use of such portion of the Premises. Such right to abate Rent shall be Tenant’s sole and exclusive remedy at law or in equity for an Abatement Event. Except as provided in this Section 6.5, nothing contained herein shall be interpreted to mean that Tenant is excused from paying Rent due hereunder.
6.6    Security Systems. Tenant shall have the right to install a card key security system (“Tenant’s Security System”) to control access to the Premises, and at any time that Tenant is the Sole Direct Tenant, to control access to the Buildings and Parking Facilities. Any portion of Tenant’s Security System located outside of the Premises shall be deemed to be included in the definition of Tenant’s Off-Premises Equipment (as defined in Section 7.1 below). Tenant’s Security System shall be subject to Landlord’s prior review and approval (not to be unreasonably withheld), and the installation thereof shall be deemed an Alteration and shall be performed pursuant to Article 8 of this Lease, below (or deemed an Improvement and constructed pursuant to the Tenant Work Letter). In addition, Tenant shall coordinate the selection, installation and operation of Tenant’s Security System with Landlord in order to ensure that Tenant’s Security System is compatible with Landlord’s current or future Project security systems and equipment. Tenant shall be solely responsible, at Tenant’s sole cost and expense, for the installation, monitoring, operation and removal of Tenant’s Security System. Tenant shall furnish Landlord with a copy of all key codes or access cards and Tenant shall ensure that Landlord shall have access to the Premises and the Buildings at all times.
6.7    Fire Stairs. Landlord shall not prohibit Tenant from using the fire stairs between contiguous full floors of the Premises for the regular travel of employees between such floors, except to the extent Landlord is otherwise ordered by a governmental entity having jurisdiction over the Premises to so prohibit Tenant from such use. Tenant shall have the right to have such fire stairs, and the door(s) to access such fire stairs on each floor of the Premises, and shall be solely responsible for causing the fire stairs to be monitored and accessed by a security system installed by Tenant pursuant to Section 6.6 of this Lease. Landlord hereby makes no representation to Tenant as to whether or not the use of the fire stairs between contiguous full floors of the Premises for the regular travel of employees between such floors is allowed under Applicable Laws.
6.8    Stairwell. In addition, notwithstanding anything to the contrary set forth above in this Section 6.8 or elsewhere in this Lease, Tenant shall have the right, subject to the terms of this Section 6.8, to install interconnecting stairs between contiguous office floors of the 300 Building which work would include making floor cores and other openings in the floors (collectively, “Stairwell Installation Work”) subject to the following terms and conditions: (x) Tenant shall be required to obtain the prior written consent of Landlord to the Stairwell

Installation Work in accordance with the foregoing provisions of this Section 6.8; (y) the Stairwell Installation Work can only be deemed to be a Design Problem under clauses (ii), (iii), or (iv) of Section 8.1, but only if and to the extent the criteria described in such clauses is applicable; and (z) prior to the expiration or sooner termination of the Lease Term, Tenant, at its sole cost and expense, shall remove the Stairwell Installation Work installed by Tenant and excluding any pre-existing internal stairwell, and restore the systems and premises affected by the Stairwell Installation Work to substantially the same condition as existed prior to the performance of the Stairwell Installation Work, reasonable wear and tear and repairs which are specifically made the responsibility of Landlord hereunder excepted, in a manner reasonably approved by Landlord and in compliance with all Applicable Laws and all Codes. For the avoidance of doubt, Tenant shall not have any obligation to remove any stairwell or staircase existing in the Project as of the Delivery Date.
6.9    Rooftop and Supplemental Equipment Rights. Tenant shall have the right to install a reasonable amount of satellite dishes, antennae, supplemental HVAC, and other rooftop equipment required in connection with Tenant’s occupancy of the Premises (the “Rooftop Equipment”) occupying a reasonable portion of the roof of the Buildings. The Rooftop Equipment shall be deemed to be included within the definition of Tenant’s Off-Premises Equipment. Tenant shall operate, service, maintain and repair such Rooftop Equipment and any screening therefor, as part of Tenant’s Repair Obligations and in accordance with all Applicable Laws, all manufacturer’s suggested maintenance programs, and in such a manner so as not to unreasonably interfere with any other equipment or systems (including other satellite, antennae, or other transmission facility) in the Project. The rights contained in this Section 6.9 shall be personal to the Original Tenant and any Permitted Transferee Assignee, and may only be exercised by the Original Tenant and any Permitted Transferee Assignee and their respective Transferees. Landlord makes no representations or warranties whatsoever with respect to the fitness or suitability of the roof of the Buildings for the installation, maintenance and operation of the Rooftop Equipment, including, without limitation, with respect to the quality and clarity of any receptions and transmissions to or from the Rooftop Equipment and the presence of any interference with such signals whether emanating from the Buildings or otherwise.
6.9.1    Installation of Rooftop Equipment. If Tenant elects to install the Rooftop Equipment, Tenant shall give Landlord prior notice thereof and shall submit to Landlord construction ready plans and specifications for the Rooftop Equipment for Landlord’s review and approval (including, all mounting and waterproofing details) prepared by a registered professional engineer approved by Landlord, which specify in detail the design, location, size, model, weight, method of installation and method of screening and frequency of the Rooftop Equipment (such submission, review and approval shall be governed by Article 8, the Tenant Work Letter and this Section 6.9, as applicable); provided, however, that Landlord may withhold consent in its reasonable discretion if the weight of the Rooftop Equipment would require the installation of bracing or other structural support that cannot be reasonably accommodated, or would materially and adversely affect Landlord’s roof warranties in a manner that cannot be mitigated.

6.9.2    Use of Rooftop Equipment. If the Rooftop Equipment uses any electricity, Tenant shall pay for the cost to purchase and install electrical submeter equipment and wiring. Tenant shall maintain all permits necessary for the maintenance and operation of the Rooftop Equipment while it is on either of the Buildings, and all such permits shall be in Tenant’s name. Tenant shall not be entitled to license its Rooftop Equipment to any third party, nor shall Tenant be permitted to receive any revenues, fees or any other consideration for the use of such Rooftop Equipment by a third party. Tenant’s right to install such Rooftop Equipment shall be non-exclusive, and Landlord may utilize the rooftop of the Buildings for Landlord’s purposes, grant similar rights to other tenants, subtenants, and occupants of the Project (if any), and grant rights to other third parties. If, notwithstanding the terms of Section 8.5 of this Lease, Landlord does not require Tenant to remove the Rooftop Equipment upon the expiration or earlier termination of this Lease and Tenant does not elect to remove the Rooftop Equipment (such election to be made in Tenant’s sole discretion), then Tenant shall surrender the Rooftop Equipment to Landlord in its as-is condition and transfer to Landlord all permits, operating manuals and warranties maintained by Tenant in connection with the Rooftop Equipment.
6.10    [***].
6.11    Tenant’s Option to Provide Services. At Tenant’s option, in lieu of Landlord providing such services, so long as Tenant is the Sole Direct Tenant, Tenant may elect to retain a Third Party Operator to provide exclusive (or non-exclusive, as designated by Tenant): (i) janitorial service to the Buildings (the “Janitorial Service Election”), (ii) all or a portion of security and access control services to the Buildings and staffing of the Lobby Desk and Tenant Lobby Desk (“Security Service Election”), (iii) parking operator service to the Parking Facilities (“Parking Service Election”), as further described herein, and (iv) any other service mutually agreed upon by Landlord and Tenant (“Other Service Election”). At any time that Tenant is not the Sole Direct Tenant, Tenant may continue to have the right to provide janitorial service to the Premises (but not the entire Buildings), in lieu of Landlord, in which case the terms of Section 6.11.2 shall apply to such service. In addition, at any time that Tenant is not the Sole Direct Tenant, Tenant may elect to provide certain security and access control services outside of the Premises in addition to Landlord, but not in lieu of Landlord, and the remaining terms of Section 6.11.2 shall not apply to such service.
6.11.1    Service Election and Amendment. The Janitorial Service Election, Security Service Election, Parking Service Election, and Other Service Election are each a “Service Election”. Any Service Election shall require advance written notice to Landlord, sufficient to allow Landlord to terminate Landlord’s corresponding service contracts (based on the timing requirements set forth therein). The same process shall apply to Tenant’s election to no longer exercise any Service Election. Landlord shall have the right to approve any Third Party Operator retained by Tenant to perform the applicable services. Furthermore, upon any Service Election, the parties shall reasonably cooperate to establish the scope and terms of the Service Election, as well as the applicable credit described below and enter into an amendment to this Lease documenting such scope, terms, and credit. At any time that Tenant has made a Service Election, Landlord shall not be obligated to provide the corresponding service.

6.11.1.1    Janitorial Election. Landlord agrees ABM is an approved vendor to provide janitorial services to the Premises. Any janitorial service provider utilized by Tenant shall be union. During any Service Period for Janitorial Service Election, Tenant shall be solely responsible for performing all janitorial services and other cleaning of the Premises appropriate to maintain the Premises in a manner consistent with Comparable Buildings, including, without limitation, causing the carpets or other floor coverings in the Premises to be professionally cleaned at least once every three (3) months, and providing daily sweeping and cleaning of the Premises.
6.11.1.2    Security Service Election. During any Service Period for the Security Service Election, the terms of this Section 6.11.1.2 shall apply. In accordance with Sections 1.1.4 and 6.1.8 above, Tenant may, at its option, retain, at Tenant’s sole cost and expense, security personnel for the Building Lobby to process and administer visitors and invitees to the Premises. Any security measures for the benefit of the Premises or the Buildings shall be provided by Tenant, at Tenant’s sole cost and expense, in a manner comparable to the practices of landlords of Comparable Buildings or higher level if desired or required by Tenant’s security procedures and requirements, with respect to areas outside of the Premises. Tenant shall hire security personnel (“Tenant’s Security Personnel”), and Tenant’s Security Personnel may staff the desk located in the Building Lobby; provided that (i) Tenant’s Security Personnel must not carry a firearm or other weapon in the Common Areas unless reasonably concealed; provided, that such firearms or weapons shall not be required to be concealed when Tenant’s Security Personnel is responding to an emergency circumstance or other incident at the Project in which it would be reasonable for Tenant’s Security Personnel to have a firearm or other weapon exposed, (ii) Tenant’s Security Personnel shall not utilize any weapons when in any portion of the Project, except to the extent reasonably required in an emergency circumstance, (iii) Tenant’s Security Personnel and Landlord’s security personnel, if any, shall mutually cooperate on security matters that relate to the Project as a whole (including, as required, designation of a single security commander for the Project to coordinate responses to Project-wide security issues); provided, however, that Tenant’s security protocols shall govern any portion of the Project secured by Tenant and both Landlord and Tenant shall cooperate as necessary with law enforcement agencies, and (iv) the security contractor (if any) providing Tenant’s Security Personnel to Tenant hereunder shall comply with Landlord’s reasonable insurance requirements, including carrying a liability policy with a limit of not less than Ten Million Dollars ($10,000,000.00). Tenant’s Security Personnel shall be licensed and bonded and shall at all times maintain any and all required licenses or other governmental permits required in connection with any weapons carried by Tenant’s Security Personnel and/or the performance of its duties under this Lease and shall at all times conduct themselves in a manner consistent with a first class office building project. Tenant shall be entitled to maintain Lobby Security rights on a non-exclusive basis if Tenant is no longer the Sole Direct Tenant, and in such event, (i) Landlord shall staff the Lobby Desk, but Tenant shall reasonably cooperate to determine whether Tenant shall also staff the Lobby Desk separately, (ii) alternatively, Tenant shall have the right to maintain its own exclusive Lobby Security Rights for the Tenant Lobby Desk, and (iii) Landlord shall provide reasonable access-control services for the Building at the same level and quality as provided in Comparable Buildings, at Landlord’s expense, as part of Operating Expenses.

6.11.1.3    Parking Service Election. During any Service Period for the Parking Service Election, (i) Tenant shall operate the Parking Facilities on a valet basis to standard consistent with the practices of landlords of Comparable Buildings, (ii) Tenant shall cause such Third Party Operator to maintain such amounts of garagekeeper’s liability insurance or comparable coverage, as may be customary for such operator’s operations of parking garages similar to the Parking Facilities in the Comparable Area, and (iii) Tenant shall cause the Third Party Operator to perform the following maintenance and operational services:
(i)    Clean all surfaces of the Parking Facilities;
(ii)    Remove all papers, debris, filth and refuse from the Parking Facilities and wash or thoroughly sweep paved areas on a periodic basis;
(iii)    Remove trash from trash receptacles and clean trash receptacles on a periodic basis;
(iv)    Clean, all stairs, stairwells and stairwell doors within the Parking Facilities;
(v)    Obtain (or require the Third Party Operator to obtain) all operating permits and file (or require Operator to file) all operating reports as required by applicable Laws and pay (or require Operator to pay) all taxes on revenues generated from operations at the Parking Facilities; and
(vi)    Handle customer complaints and damage claims (including damage to personal property, theft, and injuries to third parties), purchase supplies, arrange and supervise the handling of receipts, and conduct any and all other services customarily performed by operators of similar parking garages in San Francisco.
6.11.2    Services Credit. During any period that Tenant is exercising a Service Election (the “Service Period”), (a) janitorial expenses for the Premises and other leasable spaces in the Project shall be excluded from Operating Expenses for the Base Year and for the applicable portion of the Expense Year, (b) provided that Tenant is not in default under this Lease, Landlord shall reimburse or credit Tenant up to an amount equal to the amount that Landlord would have incurred for such service had Landlord provided such service in the Base Year, based on a scope of services typical for landlords of Comparable Buildings providing services to general office tenants (provided, however, that any such reimbursement/credit amount shall not apply to those portions of the Premises during any period during which Tenant is not otherwise required to pay Base Rent for such portion of the Premises), and (c) no credit is due for any portion of any service that is redundant or supplemental to any service provided by Landlord during the Service Period.
6.12    Building Management System. The Building Management System (“BMS”) is controlled and monitored by the Building engineers as part of Landlord’s Repair Obligations, and the controls and infrastructure for the BMS are located within Building service areas that also include additional Building Systems. Notwithstanding the foregoing, if Landlord elects to upgrade the BMS with an alternative system, upon Landlord’s request, Tenant may recommend vendors, and Landlord shall include such designated vendors in the solicited bidding process for the upgrade. If Tenant’s recommended vendor is reasonably qualified to perform the work, and is competitively priced, then so long as Tenant is the Sole Direct Tenant, Landlord shall select Tenant’s recommended vendor.
ARTICLE 7
REPAIRS AND MAINTENANCE
7.1    Tenant’s Repair and Maintenance Obligations. Tenant shall, at Tenant’s own expense, maintain in good condition and operating order and keep in good repair and condition throughout the Lease Term the following (collectively, “Tenant’s Repair Obligations”): (i) the non-structural elements of the Premises (which excludes the Base Building), including all improvements, fixtures, Tenant’s equipment, interior window coverings, and furnishings therein (which obligation of Tenant shall include, without limitation, the prompt replacement or repair, as reasonably required, of all damaged, broken, or worn fixtures and appurtenances, which work shall be performed by Tenant with reasonable notice to Landlord), (ii) any personal property or equipment (including, without limitation, furniture, business and trade fixtures, equipment, free-standing cabinet work, movable partitions, servers, telephones, and merchandise) installed by Tenant within the Premises (collectively, “Tenant’s Property”), (iii) any equipment installed by Tenant at the Project and located outside of the Premises for the sole and exclusive use by Tenant, including, without limitation, any rooftop equipment, supplemental HVAC equipment (if located outside of the Premises), generators (if located outside of the Premises), and electric vehicle charging stations (collectively, “Tenant’s Off-Premises Equipment”), which Tenant’s Off-Premises Equipment may only be installed by Tenant with the prior written consent of Landlord, such consent not to be unreasonably withheld, conditioned or delayed, and (iv) all areas, improvements and systems exclusively serving the Premises, including any communications or computer wires and cables (collectively, the “Cabling”) and applicable branch lines of the plumbing, electrical and other Building Systems. The performance of Tenant’s Repair Obligations shall comply with the terms of Article 8 below.
7.2    Landlord’s Repair and Maintenance Obligations. Landlord shall maintain in good condition and operating order and keep in good repair and condition throughout the Lease Term the following (collectively, “Landlord’s Repair Obligations”): (i) the structural portions of the Buildings and Outdoor Areas, including the foundation, floor/ceiling slabs, roof structure, roof membrane, curtain wall, exterior glass and mullions, columns, beams, shafts (including elevator shafts), stairs, stairwells, elevator cab, Building mechanical, electrical and telephone closets, loading dock, loading dock exterior gates/rolling doors and garage roll up doors and gate arms (collectively, “Building Structure”), (ii) the mechanical, electrical, life safety, plumbing, sprinkler systems and HVAC systems and other equipment that serve the Buildings generally (collectively, the “Building Systems”) and (iii) the Common Areas, which shall include restrooms located on multi-tenant floors of the Buildings, if any. The “Base Building” shall mean the Building Structure and the Building Systems. Notwithstanding anything in this Lease to the contrary, if any repairs that are Landlord’s Repair Obligations are required due to Tenant’s use of the Premises for other than for the Permitted Uses or specifically required due to Tenant’s construction of Tenant Improvements or Alterations, then Landlord make such repairs and replacements, at Tenant’s sole cost sufficient to reimburse Landlord for the Actual Cost thereof within thirty (30) days of being billed for same. Notwithstanding Tenant’s occupancy of the Premises during the performance of any of Landlord’s Repair Obligations, except as otherwise provided in this Lease, the performance of Landlord’s Repair Obligations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent; provided that Landlord shall perform Landlord’s Repair Obligations in a manner so as to minimize any material, adverse effect upon Tenant’s use of, or ingress or egress to, the Premises. Subject to the foregoing, Tenant shall promptly and diligently cooperate with Landlord and any of the third parties performing Landlord’s Repair Obligations in the Premises in order to facilitate the performance of such work in an efficient and timely manner. Landlord’s entry into the Premises to perform any repairs or maintenance hereunder shall be subject to Article 27 below. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.
ARTICLE 8
ADDITIONS AND ALTERATIONS
8.1    Landlord’s Consent to Alterations. Tenant may not make any repairs, improvements, alterations, additions or changes to the Premises or any other portion of the Project, or install any Tenant’s Off-Premises Equipment (collectively, the “Alterations”) without the prior written approval of Landlord to such Alterations, which approval shall not be withheld, except if a Design Problem exists. If Landlord fails to respond to a request for consent to Alterations within the applicable time periods set forth above in writing identifying a Design Problem, Tenant may deliver a written “reminder notice”, informing Landlord that it has failed to respond, and warning that a continued failure may result in a “deemed approval”. If Landlord fails to respond to such “reminder notice” within five (5) business days in writing identifying a Design Problem, then Landlord shall be deemed to have consented to the submitted Alterations. A “Design Problem” is defined as, and will be deemed to exist if such Alterations or Tenant Improvements may (i) adversely affect the exterior appearance of the Buildings; (ii) affect the Building Structure or adversely affect the Building Systems, each in a material manner, but Landlord may not unreasonably withhold consent to an Alteration or Tenant Improvement that affects the Building Structure unless there is an adverse effect; (iii) fail to comply with Applicable Laws or applicable building codes (“Code”) or would cause any other portion of the Project to fail to comply with Applicable Laws or Code, but not including any work that causes certain legally non-conforming work to no longer be legally non-conforming, or (iv) vitiate or otherwise negatively affect any warranty, guaranty, or insurance maintained by Landlord. Notwithstanding the foregoing, Tenant shall be permitted to make Alterations following ten (10) business days’ notice to Landlord (“Cosmetic Alterations Notice”), but without Landlord’s prior consent, to the extent that such Alterations do not (a) constitute a Design Problem or affect the Building Structure, (b) require a building or construction permit, or (c) cost more than $500,000.00 in the aggregate in any consecutive twelve (12) month period (the “Cosmetic

Alterations”). The Cosmetic Alterations Notice must be accompanied by reasonably adequate evidence that such Cosmetic Alterations meet the criteria set forth above in this Section 8.1 (failing which Tenant shall not be permitted to perform such Alterations without Landlord’s prior written consent). The construction of the initial Tenant Improvements to the Premises shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 8 (provided, however, such initial Tenant Improvements shall be deemed to constitute Alterations for purposes of Section 8.5 and Section 15.2 below). Subject to Applicable Laws, Tenant shall also have the right without prior notice at any time to install Cabling and exterior window security film that does not affect the Building Systems and are located entirely within the Premises.
8.2    Manner of Construction. Landlord may impose, as a condition to Tenant’s right to perform any Alterations, such requirements as Landlord in its reasonable discretion consistent with landlords of Comparable Buildings may deem desirable, including, but not limited to, (i) the requirement that Tenant utilize for such purposes only contractors, subcontractors, materials, mechanics and materialmen selected by Tenant and reasonably approved by Landlord, (ii) that Tenant enter into a construction contract that includes Landlord’s then-standard commercially reasonable construction rider (or such other construction rider as Landlord may reasonably require), which rider shall include, among other things, Landlord’s commercially reasonable insurance and indemnity requirements, and (iii) any Cabling (including riser cables) installed by Tenant shall be (x) appropriately insulated to prevent excessive electromagnetic fields or radiation, (y) surrounded by a protective conduit reasonably acceptable to Landlord, and (z) identified in accordance with Landlord’s Building standard requirements. Tenant shall be solely responsible for acquiring any required permit for all Alterations, furnishing of a copy of such permit and approvals to Landlord prior to the commencement of the work, and complying with all conditions of said permit in a prompt and expeditious manner. If such Alterations will involve the use of or disturb Hazardous Materials, Tenant shall notify Landlord prior to performing such Alterations and comply with Landlord’s reasonable non-discriminatory rules and regulations concerning such Hazardous Materials. Tenant shall construct all Alterations in a good and workmanlike manner, in conformance with any and all Applicable Laws and Landlord’s reasonable written construction rules and regulations; provided, however, that prior to commencing to construct any Alteration, Tenant shall meet with Landlord to discuss Landlord’s design parameters and Code compliance issues. In performing the work of any such Alterations, Tenant shall have the work performed in such manner so as not to obstruct access to the Project or any portion thereof, by any other tenant of the Project, and so as not to obstruct the business of Landlord or other tenants in the Project. Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord’s reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Project. In addition to Tenant’s obligations under Article 9 of this Lease, upon completion of any Alterations, at Landlord’s request, Tenant agrees to prepare and Landlord shall execute if factually correct, and Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Project is located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute. Tenant shall, promptly following the completion of any Alterations (including any Cosmetic Alterations), compile and deliver to Landlord a “close-out package” in such format designated by Landlord (e.g., paper and/or electronic files)

containing, without limitation, the following items (to the extent deemed necessary by Landlord for the particular Alterations): (a) as-built drawings and final record CAD drawings, (b) warranties and guarantees from all contractors, subcontractors and material suppliers, (c) all permits, approvals and other documents issued by any governmental agency in connection with the Alterations, (d) an independent air balance report, if required due to the nature of the Alterations, (e) lien releases for all work performed at the Project, and (f) such other information or materials as may be reasonably requested by Landlord.
8.3    Payment for Alterations. Tenant is responsible for all of the costs of performing any Alterations. In addition, in connection with all Alterations other than (i) the Tenant Improvements performed pursuant to the Work Letter, (ii) Cosmetic Alterations or (iii) Alterations costing less than $500,000.00, Tenant shall pay Landlord an oversight fee equal to one percent (1%) of the cost of the Alterations not to exceed $75,000.00. In addition, Tenant shall also reimburse Landlord for Landlord’s reasonable, third-party out-of-pocket costs and expenses actually incurred in connection with Landlord’s review of any aspects of such Alterations that affect the Base Building (including, but not limited to, fees paid to consultants retained by Landlord to review plans and specifications for such Alterations); provided that Landlord shall first provide notice to Tenant prior to incurring such out-of-pocket costs.
8.4    Construction Insurance. In addition to the requirements of Article 10 of this Lease, in the event that Tenant makes any Alterations, prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant or Tenant’s contractor carries “Builder’s Risk” insurance in an amount reasonably approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof.
8.5    Ownership and Removal. The initial Tenant Improvements shall be deemed to constitute Alterations for purposes of this Section 8.5 below). All Alterations shall, upon completion of construction, become part of the Premises and the property of Landlord. Notwithstanding the foregoing, Tenant shall, at Tenant’s expense, remove all Removal Items (defined below) upon the expiration or earlier termination of this Lease in accordance with the terms of Section 15.2 below. “Removal Items” shall mean: (A) all Mandatory Removal Items (except to the extent otherwise designated by Landlord, in its sole and absolute discretion, by written notice to Tenant prior to the end of the Lease Term, or following any earlier termination of this Lease), and (B) any other Alterations that constitute Specialty Improvements (defined below) that Landlord, by written notice to Tenant prior to the end of the Lease Term, or given following any earlier termination of this Lease, requires Tenant, at Tenant’s expense, to remove. Notwithstanding the foregoing, except with respect to Mandatory Removal Items (for which this sentence shall not apply), if, in connection with its request for Landlord’s consent to any Alterations that constitute Specialty Improvements (or with respect to Cosmetic Alterations, in connection with its notice to Landlord of the same), (x) Tenant requests in writing Landlord’s decision with regard to the removal of such Alterations, and (y) Landlord thereafter agrees in writing to waive the removal requirement with regard to such Alterations, then Tenant shall not be required to so remove such Alterations. “Mandatory Removal Items” shall mean: (i) any

Alterations located outside of the Premises (including, without limitation, Tenant’s Off-Premises Equipment other than electrical vehicle charging stations which shall not be subject to removal), (ii) any other items, improvements or fixtures which Tenant is expressly required to remove pursuant to the terms of this Lease, (iii) any Alterations or substantial common area or exterior Building signage (but not lobby directory, elevator lobby, entrance or interior sign) incorporating Tenant’s name or logo, (iv) any Alterations not complying with Applicable Laws, and (v) any Alterations not performed in accordance with the terms of this Article 8 (or the Tenant Work Letter, as applicable). “Specialty Improvements” shall mean: (a) safes and vaults, (b) decorative water features; (c) raised flooring systems, including, but not limited to, all paint, coatings or similar finishes applied by Tenant to any concrete floors, floor slabs within the Premises; (d) conveyors and dumbwaiters; (e) any Alterations which (1) perforate a floor slab in the Premises (other than typical core drills not to exceed six (6) inches in diameter), (2) involve material plumbing connections other than for typical office pantries (such as kitchens and executive bathrooms outside of the Building core), or (3) require changes to the Base Building; (f) supplemental HVAC equipment within the Premises and non-Building standard fire suppression systems, (g) any other installations not typically found in general office use space requiring over-standard demolition costs for the removal thereof, (h) any commercial kitchen installations serving the Tenant Amenities, as opposed to typical general office kitchenettes of a reasonable size that require overstandard demolition costs, (i) exterior window security film (for the avoidance of doubt, the exterior window security film includes both the interior and exterior sides of such window), (j) full floor training rooms and full floor conference rooms that are not configured with a typical office layout and require overstandard demolition costs, (k) windows replaced with louvers, and (l) the [***], if applicable. For the avoidance of doubt, in no event shall Tenant have any obligation to remove any improvements existing as of the Delivery Date.
ARTICLE 9
COVENANT AGAINST LIENS
Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed, materials furnished, or obligations incurred by or on behalf of Tenant, and shall protect, defend, indemnify, and hold Landlord harmless from and against any Losses (as defined in Section 10.1 below) arising out of same or in connection therewith. Tenant shall give Landlord notice at least ten (10) business days prior to the commencement of any such work on the Premises (or such additional time as may be necessary under Applicable Laws) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Tenant shall remove any such lien or encumbrance by bond or otherwise within fifteen (15) business days after notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof. The amount so paid shall be deemed Additional Rent under this Lease payable within thirty (30) days following demand (or, at Landlord’s election, Landlord may deduct such amounts from any undisbursed improvement allowance or other allowance granted to Tenant under this Lease), without limitation as to other remedies available to Landlord under this Lease. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord’s title to the Buildings or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract. Any claim to a lien or encumbrance upon the Buildings or Premises arising in connection with any such work or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord’s option shall attach only against Tenant’s interest in the Premises and shall in all respects be subordinate to Landlord’s title to the Project, Buildings and Premises.
ARTICLE 10
INDEMNIFICATION AND INSURANCE
10.1    Indemnification and Waiver.
10.1.1    Tenant’s Indemnification and Waiver. Because Tenant is required to insure Tenant’s Insured Property (as defined in Section 10.3.2. below) and because of the requirements to provide waivers of subrogation, Tenant hereby assumes all risk of damage to Tenant’s Insured Property, subject to the provisions of the waiver of subrogation set forth below. Tenant hereby assumes risk of injury to persons in, upon or about the Premises from any cause whatsoever, except to the extent caused by the negligence or willful misconduct of the Landlord Parties. To the extent not prohibited by Applicable Laws, Landlord, its partners, subpartners, members, trustees, ancillary trustees and their respective officers, directors, shareholders, beneficiaries, agents, servants, employees, and independent contractors (collectively, “Landlord Parties”) shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant, except for damage to Landlord’s Insured Property, subject to the waiver of subrogation, and except for injury to persons to the extent caused by the negligence or willful misconduct of the Landlord Parties. Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from and against any and all claims, losses, costs, damages, expenses, causes of action, proceedings and liability (including without limitation court costs and reasonable attorneys’ fees) (collectively, “Losses”) incurred in connection with or arising from: (i) any causes in, on or about the Premises; (ii) any activity, work, or thing done, or permitted or suffered by Tenant or any person claiming by, through or under Tenant, its partners, subpartners, parent organization, affiliates, subsidiaries and their respective officers, directors, Transferees, or the contractors, agents, servants, employees, invitees, guests, licensees or visitors of Tenant or its Transferees and each of them (collectively, “Tenant Parties”) or any such person, in, on or about the Project; (iii) any breach of terms of this Lease either prior to, during or after the expiration of the Lease Term; or (iv) the placement of any of Tenant’s Property or any of Tenant’s Off-Premises Equipment. Notwithstanding the foregoing, if Landlord is found to be wholly or partially negligent or to have acted with willful misconduct by a court of competent jurisdiction in a final, non-appealable judgment relating to any of Tenant’s foregoing indemnification obligations, Landlord shall be responsible for paying all or a portion of the applicable damage award (except for damage to Tenant’s Insured Property in excess of the deductible), including reasonable attorneys’ fees, such portion to be determined based on the extent to which the damage was caused by Landlord’s negligence or willful misconduct.

10.1.2    Landlord’s Indemnification. Landlord shall indemnify, defend, protect, and hold harmless Tenant and the Tenant Parties from and against any Losses incurred in connection with or arising from the negligence or willful misconduct of Landlord and its partners and subpartners and all of their respective officers and employees in the Base Building or in Common Areas. Notwithstanding the foregoing, if Tenant is found to be wholly or partially negligent or to have acted with willful misconduct by a court of competent jurisdiction in a final, non-appealable judgment relating to any of Landlord’s foregoing indemnification obligations, Tenant shall be responsible for paying all or a portion of the applicable damage award (except for damage to Landlord’s Insured Property in excess of the deductible), including reasonable attorneys’ fees, such portion to be determined based on the extent to which the damage was caused by Tenant’s negligence or willful misconduct.
10.1.3    In General. Should Landlord or Tenant be named as a defendant in connection with a Loss which the subject party is to be indemnified by the other party pursuant to the terms and conditions hereof, the indemnifying party shall pay the indemnified party’s actual and reasonable costs and expenses incurred in such suit, including without limitation, its actual reasonable professional fees such as appraisers’, accountants’ and attorneys’ fees. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any Losses arising in connection with any event occurring prior to such expiration or termination.
10.2    Landlord’s Insurance. Landlord shall maintain insurance against loss or damage with respect to the portions of the Project constituting Landlord’s Repair Obligations (collectively, “Landlord’s Insured Property”) on a Special Form or equivalent type insurance form, with customary exceptions, subject to such deductibles and self-insured retentions as Landlord may reasonably determine, but which shall not, in any case, exceed a deductible consistent with that charged by a third party commercial insurance company issuing commercially reasonable coverage for a comparable Project, in an amount equal to at least the replacement value of Landlord’s Insured Property. Such insurance shall be maintained with an insurance company reasonably selected by Landlord. Payment for losses thereunder shall be made solely to Landlord. Landlord may maintain such additional insurance with respect to the Project, including, without limitation, earthquake insurance, terrorism insurance, flood insurance, liability insurance and/or rent insurance, as Landlord may in its reasonable discretion elect. Notwithstanding the foregoing, Landlord shall maintain earthquake insurance for Landlord’s Insured Property during the entire Base Year. Landlord may also maintain such other insurance as may from time to time be required by a Mortgagee (as defined in Article 18 below). Any or all of Landlord’s insurance may be provided by blanket coverage maintained by Landlord or any affiliate of Landlord under its insurance program for its portfolio of properties, or by Landlord or any affiliate of Landlord under a program of self-insurance. Tenant shall, at Tenant’s expense, comply with Landlord’s insurance company commercially reasonable requirements pertaining to the use of the Premises. If Tenant’s conduct or use of the Premises for other than general office use causes any increase in the premium for such insurance policies then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

10.3    Tenant’s Insurance. Before the earlier of (i) the date on which any Tenant Party first enters the Premises for any reason or (ii) the Lease Commencement Date (such earlier date is the “Insurance Commencement Date”), and thereafter throughout and until the end of the Lease Term, and after the end of the Lease Term so long after the end of the Lease Term as any of Tenant’s Property or Tenant’s Off-Premises Equipment remains at the Project, or Tenant or anyone acting by, through or under Tenant may use, be in occupancy of any part of, or have access to any part of the Premises or any portion thereof, Tenant shall maintain the following insurance coverages in at least the amounts set forth below; provided, however, Landlord makes no representation that the limits or forms of coverage specified herein are adequate to cover Tenant’s property, business operations or obligations under this Lease. The required evidence of coverage must be delivered to Landlord on or before the dates required under Section 10.4 below. Such policies shall be for a term of at least one (1) year, or the length of the remaining term of this Lease, whichever is less.
10.3.1    Commercial General Liability Insurance, including Broad Form contractual liability covering the insured against claims of bodily injury, personal and advertising injury and property damage (including loss of use thereof) based upon or arising out of Tenant’s operations, occupancy or maintenance of the Project and all areas appurtenant thereto. Such insurance shall be written on an “occurrence” basis. Landlord and any other party the Landlord so specifies that has a material financial interest in the Project, including Landlord’s managing agent, ground lessor and/or lender, if any (collectively, “Additional Insureds”), shall be named as additional insureds as their interests may appear using Insurance Service Organization’s form CG2011 or a comparable form reasonably approved by Landlord. Tenant shall provide an endorsement or policy excerpt showing that Tenant’s coverage is primary and any insurance carried by Landlord shall be excess and non-contributing. The coverage shall also be extended to include damage caused by heat, smoke or fumes from a hostile fire. The policy shall not contain any intra-insured exclusions as between insured persons or organizations. This policy shall include coverage for all Losses assumed under this Lease as an insured contract for the performance of all of Tenant’s indemnity obligations under this Lease to the extent covered by a standard CGL policy. The limits of said insurance shall not, however, limit the liability of Tenant nor relieve Tenant of any obligation hereunder. Limits of liability insurance shall not be less than the following:

Bodily Injury and Property Damage Liability	$16,000,000 each occurrence
Tenant Legal Liability/Damage to Rented Premises Liability	$10,000,000
Tenant shall have the right to cover its insurance requirements set forth in this Section 10.3 with a combination of general liability, umbrella insurance and blanket coverages, provided that the amounts (based upon the general liability policy and the allocations of the umbrella policy) and other conditions required to be satisfied by the terms of this Article 10 are satisfied by such coverages.

10.3.2    Property Insurance covering (i) Tenant’s Property and Tenant’s Off-Premises Equipment, (ii) the Tenant Improvements, and any other improvements which exist in the Premises as of the Lease Commencement Date (excluding Landlord’s Insured Property) (the “Original Improvements”), and (iii) all Alterations (items (i), (ii) and (iii) are collectively, “Tenant’s Insured Property”). Such insurance shall be written on a Special Form basis, for the full replacement cost value (subject to reasonable deductible amounts), without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for (a) all perils included in the Special Form policy, (b) water damage, including, but not limited to, sprinkler leakage, bursting, leaking or stoppage of any pipes, explosion, and backup or overflow from sewers or drains in accordance with the policy terms, conditions and exclusions, and (c) terrorism (to the extent such terrorism insurance is available as a result of the Terrorism Risk Insurance Act of 2002 (Pub. L. 107-297, 116 Stat. 2322), the Terrorism Risk Insurance Program Reauthorization Act of 2005 (Pub. l. 109-144), and the Terrorism Risk Insurance Program Reauthorization Act of 2007 (Pub. L. 110-160, 121 Stat. 183), any successor statute or regulation, or is otherwise available at commercially reasonable rates). Tenant shall use the proceeds from any such insurance for the replacement of Tenant’s Insured Property.
10.3.3    Business Income/Interruption insurance covering a one-year period in such amounts as will reimburse Tenant for actual direct or indirect loss of earnings attributable to the risks outlined in Section 10.3.2 above.
10.3.4    Worker’s Compensation or other similar insurance pursuant to all applicable state and local statutes and regulations, and Employer’s Liability with minimum limits of not less than $1,000,000 each accident/employee/disease.
10.3.5    Commercial Automobile Liability Insurance covering all Owned (if any), Hired, or Non-owned vehicles with limits not less than $1,000,000 combined single limit for bodily injury and property damage.
10.4    Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall (i) be issued by an insurance company having an AM Best rating of not less than A-VII (or to the extent AM Best ratings are no longer available, then a similar rating from another comparable rating agency) and authorized to do business in the State of California, (ii) be in form and content reasonably acceptable to Landlord and complying with the requirements of Section 10.3, (iii) Tenant shall not do or permit to be done anything which invalidates the required insurance policies, and (iv) provide that the insurer will endeavor to provide thirty (30) days’ prior written notice of cancellation or material coverage changes to Landlord and any Mortgagee of which Tenant has been notified, but in no event less than ten (10) days’ notice. Tenant shall deliver certificates thereof and applicable endorsements which meet the requirements of this Article 10 to Landlord on or before the Insurance Commencement Date, and ten (10) business days after the renewal of such policies. In the event Tenant shall fail to procure such insurance, or to deliver such certificates and applicable endorsements, Landlord may, at its option, after written notice to Tenant and Tenant’s failure to obtain such insurance within five (5)

business days thereafter, procure such policies for the account of Tenant and the sole benefit of Landlord, and the cost thereof shall be paid to Landlord after delivery to Tenant of bills therefor.
10.5    Property Insurance Subrogation. Landlord and Tenant intend that their respective property loss risks shall be borne by their insurance carriers, and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided hereunder. The parties each hereby waive all rights and claims against each other for such losses and waive all rights of subrogation of their respective insurers. Landlord and Tenant hereby represent and warrant that their respective property insurance policies include a waiver of (i) subrogation by the insurers, and (ii) all rights based upon an assignment from its insured, against Landlord and/or any of the Landlord Parties or Tenant and/or any of the Tenant Parties (as the case may be) in connection with any property loss risk thereby insured against. Tenant will cause all subtenants and licensees of the Premises claiming by, under, or through Tenant to execute and deliver to Landlord a waiver of claims similar to the waiver in this Section 10.5 and to obtain such waiver of subrogation rights endorsements. If either party hereto fails to maintain the waivers set forth in items (i) and (ii) above, the party not maintaining the requisite waivers shall indemnify, defend, protect, and hold harmless the other party for, from and against any and all Losses arising out of, resulting from, or relating to, such failure.
10.6    Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord, but in no event in excess of the amounts and types of insurance then being required by landlords of Comparable Buildings from tenants comparable in size to Tenant; provided that any such increase shall not occur more frequently than once during the initial Lease Term (and once during any Option Term) and not prior to the fifth (5th) anniversary of the Lease Commencement Date and shall require thirty (30) days’ prior written notice to Tenant. In addition, Tenant shall pay for any increase in the premiums for the property insurance of the Project carried by Landlord if said increase is caused by Tenant’s acts, omissions, use or occupancy of the Premises; provided, however, that (a) in no event shall such new or increased amounts or types of insurance exceed that required of comparable tenants comparable in size to Tenant by landlords of Comparable Buildings and (b) Landlord shall not have the right to require that Tenant adjust its insurance coverage more than once in any sixty (60) month period.
10.7    Third-Party Contractors. Tenant shall obtain and deliver to Landlord, certificates of insurance and applicable endorsements at least five (5) business days prior to the commencement of work in or about the Premises by any vendor or other third-party contractor retained or engaged by Tenant (collectively, a “Third Party Contractor”). All such insurance shall (i) name the Additional Insureds as additional insureds under such third party’s liability policies, (ii) provide a waiver of subrogation in favor of Landlord under such third party’s commercial general liability insurance, (iii) be primary and any insurance carried by Landlord shall be excess and non-contributing, and (iv) comply with Landlord’s commercially reasonable minimum insurance requirements (which may vary depending on the type of work or vendor taking place in the Premises).
ARTICLE 11
DAMAGE AND DESTRUCTION
11.1    Repair of Damage from Casualty. If the Project (or any portion thereof) shall be damaged by a fire or any other casualty (collectively, a “Casualty”), (i) Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to the other terms of this Article 11 restore Landlord’s Insured Property to substantially the same condition as existing prior to the Casualty, except for modifications required by Applicable Laws or the Underlying Documents, or any other modifications to the Common Areas deemed desirable by Landlord, which are consistent with the character of the Project and do not materially impair access to the Premises, and (ii) except as set forth below, Tenant shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Tenant’s reasonable control, and subject to the other terms of this Article 11, restore Tenant’s Insured Property to substantially the same condition as existing prior to the Casualty, except for modifications required by Applicable Laws or the Underlying Documents, or any other modifications deemed desirable by Tenant and approved by Landlord pursuant to Article 8. Notwithstanding the foregoing, Tenant shall have the right, upon notice (the “Tenant Repair Notice”) to Landlord within sixty (60) days following the date the Casualty becomes known to Tenant, to elect to have Landlord promptly and diligently restore the Original Improvements, Tenant Improvements and Alterations, and, in such event Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under Section 10.3 of this Lease for the Original Improvements, Tenant Improvements and Alterations; provided that if the cost of such repair (based on competitive pricing without any profit or mark-up or supervision fee to Landlord or its Affiliates) by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as assigned by Tenant, the cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s commencement of repair of the damage, provided Landlord and Tenant shall work together in good faith to value engineer plans if requested by Tenant. All work performed by Tenant pursuant to this Section 11.1 shall be performed in accordance with Article 8 of this Lease. At any time, from time to time, after the date occurring sixty (60) days after the date of the damage, Tenant may request that Landlord inform Tenant of Landlord’s reasonable opinion of the date of completion of the repairs and Landlord shall respond to such request within five (5) business days (“Landlord’s Repair Estimate Notice”). Notwithstanding any contrary provision of this Article 11, the parties hereby agree that the closure of the Project, the Buildings, the Common Areas, or any part thereof to protect public health shall not constitute a Casualty for purposes of this Lease.
11.2    Casualty Rent Abatement. If (i) the Premises or portions of the Common Area necessary for the conduct of Tenant’s business are damaged by Casualty, (ii) such Casualty causes all or a material portion of the Premises in either the 300 Building and/or the 342 Building to be untenantable and unusable by Tenant and Tenant actually ceases to use all or such material portion of the Premises, and (iii) the Casualty is not the result of the negligent acts and/or omissions of Tenant and/or other Tenant Parties (items (i) through (iii) are, collectively, “Casualty Conditions”), Tenant may, upon written notice to Landlord, immediately abate all Base Rent, Tenant’s Share of Direct Expenses, and parking charges payable under this Lease for that portion of the Premises rendered untenantable based on measured rentable square footage and not actually used by Tenant due to the Casualty (provided that if such a material portion of the Premises shall be damaged such that the entirety of the Premises is untenantable for Tenant’s use for the Permitted Use in the ordinary course, all Base Rent, Tenant’s Share of Direct Expenses, and parking charges for the entire Premises shall abate), for the period beginning on the date of the Casualty through (a) if Tenant did not deliver the Tenant Repair Notice, thirty (30) days following the date Landlord substantially completes restoration of the Original Improvements, Tenant Improvements and Alterations, such that the Premises are no longer untenantable (or such earlier date following the Casualty that Tenant conducts business from the Premises), or (b) if Tenant did delivered the Tenant Repair Notice, the earlier of 30 days following the date that Tenant substantially completes restoration of Tenant’s Insured Property (such that the Premises are no longer untenantable) and the date that Tenant would have substantially completed restoration of Tenant’s Insured Property if Tenant had used reasonable diligence (or such earlier date following the Casualty that Tenant conducts business from the Premises). Except for the foregoing Rent abatement, Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from a Casualty.
11.3    Casualty Termination Rights.
11.3.1    Landlord Termination Rights. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Landlord’s Insured Property, and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after the date of discovery of the damage from Casualty, such notice to include a termination date giving Tenant ninety (90) days to vacate the Premises, if one or more of the following conditions is present: (i) in Landlord’s reasonable judgment, repairs cannot reasonably be completed within three hundred sixty (360) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums); (ii) the Mortgagee shall require that the insurance proceeds or any portion thereof be used to retire or terminate the Mortgage, and Landlord would be required to spend more than the Landlord Contribution to repair the damage; (iii) at least an amount equal to the Landlord Contribution is not fully covered by Landlord’s insurance policies; or (iv) the damage occurs during the last twelve (12) months of the Lease Term and prior to the occurrence of the subject Casualty, Tenant has not exercised its Extension Option or Purchase ROFO. “Landlord Contribution” shall initially mean five percent (5%) of the full replacement cost of the 300 Building; provided that such amount shall be reduced on a straight-line basis during the Lease Term (but shall in no event be reduced below One Million and 00/100 Dollars ($1,000,000.00). Notwithstanding the foregoing, Tenant shall have the right to void any Landlord termination under subsection (i) above by simultaneously exercising its Extension Option and may void any Landlord termination right under subsection (ii) or (iii) above, if Tenant, agrees, in writing, to fund the amount in excess of the Landlord Contribution necessary to fund the restoration work.

11.3.2    Tenant Termination Rights. If all of the Casualty Conditions are satisfied and either the repairs cannot, in the reasonable opinion of a licensed architect or contractor reasonably selected by Landlord, be completed within two hundred seventy (270) days after the date of discovery of the damage (which such repairs are made without the payment of overtime or other premiums, or the damage occurs during the last twelve (12) months of the Lease Term, Tenant may elect, no earlier than sixty (60) days after the date of the damage and not later than ninety (90) days after the date of such damage, to terminate this Lease by written notice to Landlord effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after the date such notice is given by Tenant. In the event this Lease is terminated in accordance with the terms of this Section 11.3, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under items (ii) and (iii) of Section 10.3.2 of this Lease.
11.4    Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11,constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Buildings or the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Buildings or the Project.
ARTICLE 12
NONWAIVER
No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed by the waiving party. The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any of the terms of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent. Tenant’s payment of any Rent hereunder shall not constitute a waiver by Tenant of any breach or default by Landlord under this Lease nor shall Landlord’s payment of monies due Tenant hereunder constitute a waiver by Landlord of any breach or default by Tenant under this Lease. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord’s right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the full amount due. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.
ARTICLE 13
CONDEMNATION
If the whole or any material part of the Premises, Buildings or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any material part of the Premises, Buildings or Project, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. If more than twenty-five percent (25%) of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired or if Tenant cannot conduct its business operations in substantially the same manner such business operations were conducted prior to such taking while still retaining substantially the same material rights and benefits it bargained to receive under this Lease, in each case for a period in excess of one hundred eighty (180) days, Tenant shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claims do not diminish the award available to Landlord or its Mortgagee, and such claim is payable separately to Tenant or is otherwise separately identifiable. All Rent shall be apportioned as of the date of any such termination. If any part of the Premises shall be taken and this Lease is not terminated, the Rent under this Lease shall be proportionately reduced based on the portion of the Premises subject to the applicable taking. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure. Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and Tenant’s Share of Direct Expenses shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking. Notwithstanding any contrary provision of this Lease, the following governmental actions (whether through regulatory action, ordinance, or otherwise) shall not constitute a taking or condemnation, either permanent or temporary: (i) an action that requires Tenant’s business to close during the Lease Term, (ii) an action that limits or temporarily prohibits access to or use of the Buildings or the Premises, and (iii) an action taken for the purpose of protecting public safety (e.g., to protect against acts of war, the spread of communicable diseases, or an infestation), and no such governmental actions shall entitle Tenant to any compensation from Landlord or any authority, or Rent abatement or any other remedy under this Lease.
ARTICLE 14
ASSIGNMENT AND SUBLETTING
14.1    Transfers. Except for an assignment of this Lease or a sublease of all or a portion of the Premises (each of the foregoing, together with any modifications or amendments to any existing assignments or subleases being referred to herein as a “Transfer” and any person or entity to whom any Transfer is made or sought to be made is referred to herein as a “Transferee”), Tenant shall not mortgage, pledge, hypothecate, encumber or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any other transfer of this Lease or any interest hereunder by operation of law or enter into any license or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees. Except as otherwise provided herein, Tenant shall not Transfer this Lease or its interest in any portion of the Premises without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. If Tenant desires Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than ten (10) business days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer (but not any documentation relating solely to the sale (if any) of Tenant’s business to such Transferee) and the consideration therefor, including calculation of the Transfer Premium, as defined in Section 14.3 below, in connection with such Transfer (and detailed backup with respect to such calculation of such Transfer Premium), the name and address of the proposed Transferee, and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, provided that Landlord shall have the right to require Tenant to utilize Landlord’s standard commercially reasonable consent to Transfer documents in connection with the documentation of Landlord’s consent to such Transfer, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, as reasonably necessary to determine if such Transferee is a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the proposed Transfer on the date consent is requested, business credit, bank and personal references and history of the proposed Transferee and any other information reasonably required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space, (v) a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer and (vi) an executed estoppel certificate from Tenant in the form attached hereto as Exhibit E. Landlord shall approve or disapprove in writing of the proposed Transfer in accordance with Section 14.2, below, within fifteen (15) business days (or such long period as may be required by any lender on the Project having an approval right over the proposed Transfer) (the “Transfer Request Review Period”) after Landlord’s receipt of the applicable Transfer Notice. In the event that Landlord fails to notify Tenant in writing of such approval or disapproval within such Transfer Request Review Period, Tenant shall deliver written notice to Landlord (a “Transfer Approval Notice”) stating in bold print that “LANDLORD’S FAILURE TO RESPOND TO SUCH REQUEST WITHIN FIVE (5) BUSINESS DAYS FOLLOWING LANDLORD’S RECEIPT OF SUCH TRANSFER APPROVAL NOTICE SHALL BE DEEMED TO BE LANDLORD’S APPROVAL OF THE PROPOSED TRANSFER.” If Landlord fails to approve or disapprove of the proposed Transfer by the end the end of such five (5) business day period, Landlord shall be deemed to have approved such Transfer. Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute an Event of Default by Tenant under this Lease. Whether or not Landlord consents to any proposed Transfer, Tenant shall pay Landlord’s review and processing fees, as well as any reasonable professional fees (including, without limitation, attorneys’, accountants’, architects’, engineers’ and consultants’ fees) incurred by Landlord, within thirty (30) days after written request by Landlord, provided that such cost and expenses shall not exceed Three Thousand Five Hundred Dollars ($3,500.00) for a Transfer in the ordinary course of business, which amount shall increase by ten percent (10%) during each five (5) year period of the Lease Term.
14.2    Landlord’s Consent. Landlord shall not unreasonably withhold, condition or delay its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. Without limitation as to other reasonable grounds for withholding consent, it shall be reasonable under this Lease and under Applicable Laws for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:
14.2.1    The Transferee is of a character or reputation or engaged in a business that is generally considered pornographic, obscene or defamatory, is reasonably affiliated with drug use, including marijuana, or is otherwise prohibited by Applicable Laws;
14.2.2    The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;
14.2.3    The Transferee is either a governmental agency or instrumentality thereof (i) which is that of a foreign country, (ii) which is of a character or reputation, is engaged in a business, or is of, or is associated with, a political orientation or faction, which is inconsistent with the quality of the Project, or which would otherwise reasonably offend a reasonable landlord of a comparable building located in the vicinity of the Project, acting reasonably and in good faith, (iii) which is capable of exercising the power of eminent domain or condemnation, or (iv) which would materially and unreasonably increase the human traffic in, or materially and unreasonably increase the security threat to, the Premises, the Buildings, and/or the Project beyond that which is typical for comparable tenants in Comparable Buildings;

14.2.4    The Transferee is not a party of reasonable financial strength in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested;
14.2.5    The proposed Transfer would cause a violation of another direct lease existing as of the Effective Date, including, without limitation, any exclusive use provision contained therein, for space in the Project, or would give an occupant of the Project a right to cancel its lease, provided that upon request from Tenant, Landlord shall provide notice of the nature all such applicable rights.
If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within fifteen (15) months after Landlord’s consent, but not later than the expiration of said fifteen (15)-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be materially more favorable to the Transferee than the terms set forth in Tenant’s original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord’s right of recapture, if any, under Section 14.4 of this Lease). Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld, conditioned or delayed its consent under this Section 14.2 or otherwise has breached or acted unreasonably under this Article 14, their sole remedies shall be a declaratory judgment, an injunction for the relief sought, or monetary damages, and Tenant hereby waives the provisions of Section 1995.310 of the California Civil Code, or any successor statute, and all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all Applicable Laws, on behalf of the proposed Transferee. Tenant shall indemnify, defend and hold harmless Landlord from and against any and all Losses involving any third party or parties (including without limitation Tenant’s proposed subtenant or assignee) who claim they were damaged by Landlord’s wrongful withholding or conditioning of Landlord’s consent.
14.3    Transfer Premium. If Landlord consents to any Transfer (specifically excluding events under Sections 14.7 and 14.8), as a condition thereto (which the parties hereby agree is reasonable), Tenant shall pay to Landlord [***] percent ([***]%) of any Transfer Premium (as defined in this Section 14.3) actually received by Tenant from such Transferee. “Transfer Premium” shall mean all rent, additional rent or other consideration payable (in lieu or in addition to rent) by such Transferee in connection with the Transfer (as opposed to the sale of Tenant’s business) in excess of the Base Rent and Tenant’s Share of Direct Expenses payable by Tenant under this Lease during the term of the Transfer (which shall be calculated on a per rentable square foot basis if less than all of the Premises is transferred), after deducting the reasonable expenses incurred by Tenant for (a) the gross revenue (exclusive of any such Transfer Premium) paid to Landlord by Tenant during the period of the sublease term or during the assignment for the Subject Space; (b) any improvement allowance or other economic concession

(space planning allowance, moving expenses, etc.,) paid to the sublessee or assignee or the cost of improvements constructed by Tenant in connection therewith; (c) any broker’s commission incurred by Tenant in connection with the Transfer; (d) reasonable attorneys’ fees incurred by Tenant in connection with the negotiation and documentation of the Transfer; (e) any lease takeover costs incurred by Tenant in connection with the Transfer; (f) any fees charged by Landlord and incurred by Tenant in connection with the Transfer; and (g) out-of-pocket, third-party costs of advertising and marketing such Subject Space incurred by Tenant in connection with the Transfer (collectively, “Subleasing Costs”). “Transfer Premium” shall also include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer (as opposed to the sale of Tenant’s business), and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer. The determination of the amount of Landlord’s applicable share of the Transfer Premium shall be made on a monthly basis as rent or other consideration is received by Tenant under the Transfer. Notwithstanding anything contained herein to the contrary, under no circumstances shall Landlord be paid any Transfer Premium until Tenant has recovered all Subleasing Costs for such Subject Space, it being understood that if in any year the gross revenues, less the deductions set forth and included in Subleasing Costs, are less than any and all costs actually paid in assigning or subletting the affected space (collectively, “Transaction Costs”), the amount of the excess Transaction Costs shall be carried over to the next year and then deducted from net revenues with the procedure repeated until a Transfer Premium is achieved. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to the calculation of any Transfer Premium and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than four percent (4%), Tenant shall pay Landlord’s costs of such audit.
14.4    Landlord’s Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, solely with respect to an assignment of this Lease, other than in connection with a Permitted Transfer, or a sublease of at least three (3) full floors of the Premises for at least [***] percent ([***]%) all of the entire remaining Lease Term, Landlord shall have the option, by giving written notice to Tenant within thirty (30) days after receipt of any Transfer Notice, to recapture the Subject Space. Such recapture notice shall cancel and terminate this Lease with respect to the Subject Space as of the date stated in the Transfer Notice as the effective date of the proposed Transfer (or at Landlord’s option, shall cause the Transfer to be made to Landlord or its agent, in which case the parties shall execute the Transfer documentation promptly thereafter). In the event of a recapture by Landlord and termination of this Lease with respect to less than the entire Premises, the Base Rent and Tenant’s Share of Direct Expenses shall be equitably prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. If Landlord declines, or fails to elect in a timely manner, to recapture the Subject Space under this Section 14.4, then, provided Landlord has consented to the proposed Transfer, Tenant shall be entitled to proceed to

Transfer the Subject Space to the proposed Transferee, subject to the terms of this Article 14. Notwithstanding the foregoing, Tenant may withdraw its notice to sublease or assign by notifying Landlord within five (5) business days after Landlord has given Tenant notice of such termination, in which case this Lease shall not terminate with respect to the Subject Space, but shall continue.
14.5    Effect of Transfer. If Landlord consents to any Transfer, (i) the terms of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, and (iii) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from any liability under this Lease, including, without limitation, in connection with the Subject Space.
14.6    Occurrence of Default. Any Transfer shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any Transfer, Landlord shall have the right to: (i) treat such Transfer as cancelled and repossess the Subject Space by any lawful means, or (ii) require that such Transferee attorn to and recognize Landlord as its landlord under any such Transfer pursuant to the executory terms of the subject sublease. If an Event of Default by Tenant occurs, Landlord is hereby irrevocably authorized, as Tenant’s agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such Event of Default is cured. Such Transferee shall rely on any representation by Landlord that an Event of Default by Tenant is then occurring, without any need for confirmation thereof by Tenant. Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease. No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing. In no event shall Landlord’s enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord’s right to enforce any term of this Lease against Tenant or any other person. If Tenant’s obligations hereunder have been guaranteed, Landlord’s consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.
14.7    Permitted Transfers. Notwithstanding anything to the contrary contained in this Lease, (i)    an assignment or subletting of all or a portion of the Premises to an affiliate of Tenant (which for purposes of this Section 14.7, shall mean an entity which is Controlled by, Controls, or is under common Control with (including without limitation, any joint ventures of Tenant), Tenant as of the Effective Date), (ii) a sale of corporate shares of capital stock in Tenant in connection with an initial public offering of Tenant’s stock on a nationally-recognized stock exchange, (iii) a sale of Tenant’s capital stock through any public exchange or by virtue of a private placement with a venture capital firm or other equity investor wherein such venture capital firm or other equity investor receives stock in Tenant, (iv) conversion of Tenant to a corporation, partnership, limited partnership or other form of legal business entity, (v) an assignment of the Lease to an entity which acquires all or substantially all of the stock, interest or assets of Tenant, or (vi) an assignment of the Lease to an entity which is the resulting entity of a merger, consolidation or other reorganization of Tenant during the Lease Term, shall not be deemed a Transfer requiring Landlord’s consent under this Article 14 or be subject to Section 14.3 (any such assignee or sublessee described in items (i) through (vi) of this Section 14.7 hereinafter referred to as a “Permitted Transferee”, and any such assignment or sublease, a “Permitted Transfer”), provided that (a) Tenant notifies Landlord within ten (10) business days following the consummation of such Transfer, (b) no Event of Default then exists, and such Transfer is not a subterfuge by Tenant to avoid its obligations under this Lease, (c) such Permitted Transferee shall have a tangible net worth (not including goodwill as an asset) computed in accordance with generally accepted accounting principles (“Net Worth”) equal to at least [***] Dollars ($[***]), (d) Tenant shall not be relieved from any liability under this Lease, (e) the liability of such Permitted Transferee under an assignment shall be joint and several with Tenant, and (f) Tenant and the Permitted Transferee shall execute and deliver to Landlord, within fifteen (15) business days after the Permitted Transfer (and as a condition to the effectiveness of the Transfer), Landlord’s then-standard commercially reasonable form of acknowledgment which shall be subject to Tenant’s approval, representing that the conditions of this Section 14.7 are true and accurate with respect to such Transfer. An assignee of Tenant’s entire interest in this Lease who qualifies as a Permitted Transferee may also be referred to herein as a “Permitted Transferee Assignee.” “Control,” as used in this Section 14.7, shall mean the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of more than fifty percent (50%) of the voting interest in, any person or entity. Tenant’s notice to Landlord shall include information and documentation showing that each of the above conditions has been satisfied. Notwithstanding the foregoing, in the event that an entity that Controls, is Controlled by, or under common Control with Tenant (or with another entity that Controls, is Controlled by, or under common Control with an entity that Controls, is Controlled by, or under common Control with Tenant (as of the date hereof, or as of the date of the offering)) has an initial public offering on a nationally-recognized stock exchange (such entity, the “Public Entity”), then either prior to, or within ten (10) business days of such initial public offering, Tenant shall assign this Lease to the Public Entity, as a Permitted Transfer, and subject to, and in accordance with, the terms of this Section 14.7 above and pursuant to the form attached as Exhibit K.
14.8    Change of Control. For purposes of this Section 14.8, the term “Change of Control” shall mean the following: (i) if Tenant is a partnership, limited liability company, or other non-corporate entity, the withdrawal or change, voluntary, involuntary or by operation of law, of more than fifty percent (50%) of the partners, members, or owners, or transfer of more than fifty percent (50%) of partnership, membership, or ownership interests, within a twelve (12)-month period, or the dissolution of the partnership or other entity without immediate reconstitution thereof, and (ii) if Tenant is a corporation, (a) the dissolution, merger, consolidation or other reorganization of Tenant or (b) the sale or other transfer of an aggregate of more than fifty percent (50%) of the voting shares of Tenant (other than to immediate family members by reason of gift or death or for estate planning purposes), within a twelve (12)-month period, or (c) the sale, mortgage, hypothecation or pledge of an aggregate of more than fifty percent (50%) of the value of the unencumbered assets of Tenant within a twelve (12)-month period. Except as otherwise provided herein, including without limitation, Section 14.7 above,

Tenant must notify Landlord in writing within thirty (30) days after any Change of Control (and Tenant shall provide Landlord with such information with respect to the Change of Control as may be reasonably requested by Landlord). Landlord’s consent shall not be required for a Change of Control unless the Net Worth of Tenant following the Change of Control is not at least equal to [***] Dollars ($[***]). In no event shall Tenant be relieved from any liability under this Lease as a result of a Change of Control. Notwithstanding the foregoing or anything to the contrary herein, any Change of Control that is a subterfuge by Tenant to avoid its obligations under this Lease shall constitute an Event of Default hereunder.
14.9    Occupancy by Others. Notwithstanding any contrary provision of this Article 14, the Tenant shall have the right, without the receipt of Landlord’s consent and without payment to Landlord of the Transfer Premium, to permit the occupancy of up to ten percent (10%) of the rentable square footage of the 300 Building (in the aggregate) by any individual(s) or entity(ies) that are subsidiaries, Affiliates, clients, contractors, customers, auditors, strategic partners or other entities under common ownership (total or partial) with Tenant or with whom Tenant has or is then establishing a bona fide business relationship and/or a non-profit research or educational organization (“Permitted Occupants”), on and subject to the following conditions: (i) each Permitted Occupant shall be of a character and reputation consistent with the quality of the 300 Building and the Project; (ii) the use of the Premises by the Permitted Occupant may not violate any other agreements affecting the Premises, the Buildings, the Project, Landlord or other tenants of the 300 Building or Project; (iii) Permitted Occupants may occupy a separately demised portion or full floor of the Premises; (iv) the rent, if any, paid by such occupants shall not be greater than the rent allocable on a pro rata basis to the portion of the Premises occupied by such occupants; (v) such occupancy shall not be a subterfuge by Tenant to avoid its obligations under this Lease or the restrictions on Transfers pursuant to this Article 14; (vi) each Permitted Occupant shall be a Tenant Party, (vii) any violation of any provision of this Lease by the Permitted Occupant shall be deemed to be a default by Tenant under such provision, (viii) the Permitted Occupant shall have no recourse against Landlord whatsoever on account of any failure by Landlord to perform any of its obligations under this Lease or on account of any other matter, (ix) all notices required of Landlord under this Lease shall be forwarded only to Tenant in accordance with the terms of this Lease and in no event shall Landlord be required to send any notices to any Permitted Occupant, (x) in no event shall the occupancy of any portion of the Premises by any Permitted Occupant be deemed to create a landlord/tenant relationship between Landlord and such Permitted Occupant or be deemed to vest in Permitted Occupant any right or interest in the Premises or this Lease, (xi) any occupancy permitted under this Section 14.9 shall not be deemed a Transfer under this Article 14, (xii) no such occupancy shall relieve Tenant from any liability under this Lease, and (xiii) Tenant shall provide to Landlord promptly after request a written list of the names and contact information of all Permitted Occupants then being allowed access to the Premises by Tenant.

ARTICLE 15
SURRENDER OF PREMISES
15.1    Surrender of Premises. No act or thing done by Landlord or the Landlord Parties or Tenant or the Tenant Parties during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord. The delivery of keys to the Premises to Landlord or Landlord Parties prior to expiration of the Lease Term shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.
15.2    Removal Requirements. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear and repairs which are specifically made the responsibility of Landlord hereunder excepted. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises the following, and repair all damage to the Premises, Buildings, or Project resulting from such removal: (i) all debris and rubbish, (ii) Tenant’s Property, and (iii) all Removal Items. With respect to any Alterations that are not Removal Items, Tenant shall leave the same in good working order and condition, subject to ordinary wear and tear, deliver to Landlord all necessary user information such that the same may be used by a future occupant of the Premises (e.g., any Water Sensors that remain shall be unblocked and ready for use by a third-party). If Tenant fails to perform the foregoing removal, repair and restoration obligations within thirty (30) days of receipt of written notice from Landlord, then at Landlord’s option, Landlord may do so and may charge the cost thereof to Tenant and Tenant shall be deemed to be holding over in the Premises and the Rent shall continue to accrue in accordance with the terms of Article 16 below, until such work is completed or would have been completed had Landlord used reasonable diligence.
15.3    Disposal Rights. Without limiting any other rights or remedies of Landlord, any of Tenant’s Property or Tenant’s Off-Premises Equipment not removed by Tenant upon the expiration of this Lease, or within fifteen (15) business days after any early termination of this Lease, shall be considered abandoned and Landlord may, at its sole election (and regardless of the value of such property), (i) elect to take ownership of any or all of such property (in which event, subject to the rights of any third parties who have an ownership or security interest in any such property, Landlord may use, sell, or dispose of such property in Landlord’s sole discretion), or (ii) store any or all of such property in a public warehouse or elsewhere (including at Landlord’s property) for the account, and at the expense and risk, of Tenant. If Landlord elects to store Tenant’s Property or Tenant’s Off-Premises Equipment, then Tenant shall pay the cost of storing the same to Landlord (based on the actual costs and expenses incurred by Landlord in connection therewith, plus a ten percent (10%) administrative fee, or if the property is being stored at property owned or controlled by Landlord or its affiliates, based on the then fair market rental value of the applicable space, in all cases as reasonably determined by Landlord). If Landlord elects to store any such personal property in accordance with item (ii) above, then Landlord may thereafter elect to take ownership of such property pursuant to item (i) above at any time prior to Tenant recovering possession of the subject property. The terms of this Section 15.3 have been specifically bargained for, and, to the maximum extent permitted by law, Tenant expressly waives the right to receive any notices under California Civil Code Section 1993 et seq., or any other statutory procedures with respect to abandoned personal property.
ARTICLE 16
HOLDING OVER
Unless otherwise agreed upon by Landlord in writing (in Landlord’s sole and absolute discretion), if Tenant holds over after the expiration of the Lease Term or earlier termination thereof, such tenancy shall be a tenancy at sufferance, and shall not constitute a renewal hereof or an extension for any further term, and in such case daily damages in any action to recover possession of the Premises shall be calculated at a daily rate equal to one hundred fifty percent (150%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease (calculated on a per diem basis) and one hundred percent (100%) of all other Rent applicable during the last rental period of the Lease Term under this Lease (calculated on a per diem basis). Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to vacate and deliver possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant holds over without Landlord’s express written consent, and tenders payment of rent for any period beyond the expiration of the Lease Term by way of check (whether directly to Landlord, its agents, or to a lock box) or wire transfer, the cashing of such check or acceptance of such wire shall be considered inadvertent and not be construed as creating a month-to-month tenancy, provided Landlord refunds such payment to Tenant promptly upon learning that such check has been cashed or wire transfer received. Any holding over without Landlord’s express written consent may compromise or otherwise affect Landlord’s ability to enter into new leases with prospective tenants regarding the Premises. Therefore, if Tenant fails to vacate and deliver the Premises within ninety (90) days of the termination or expiration of this Lease, in addition to any other Losses to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from and against all claims made by any succeeding tenant founded upon such failure to vacate and deliver, and any losses suffered by Landlord, including lost profits, resulting from such failure to vacate and deliver. In addition, Tenant shall be liable for all damages (including attorneys’ fees and expenses) of whatever type (including consequential damages) incurred by Landlord as a result of any holding over for a period of greater than ninety (90) days after the termination or expiration of this Lease. Tenant agrees that any proceedings necessary to recover possession of the Premises, whether before or after expiration of the Lease Term, shall be considered an action to enforce the terms of this Lease for purposes of the awarding of any reasonable attorney’s fees in connection therewith.
ARTICLE 17
ESTOPPEL CERTIFICATES; FINANCIAL STATEMENTS
17.1    Estoppel Certificates. Within fifteen (15) business days following a request in writing by Landlord or Tenant, as the case may be, shall execute, acknowledge and deliver to the requesting party (the “Requesting Party”) an estoppel certificate, which, as submitted by Requesting Party, shall be substantially in the form of Exhibit E, attached hereto, as modified appropriately if Tenant is the Requesting Party (or such other commercially reasonable form as may be required by any prospective Mortgagee or purchaser of the Project, or any portion thereof, or any assignee or purchaser of Tenant), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by the Requesting Party or Landlord’s Mortgagee or prospective Mortgagee or Tenant’s Transferee, as the case may be. Any such certificate may be relied upon by any prospective Mortgagee or purchaser of all or any portion of the Project or any buyer, assignee or lender of Tenant.
17.2    Financial Statements. Not more often than one (1) time during any twelve (12) month period (except in connection with the sale or refinance of the Project, a Transfer, or following any monetary Event of Default by Tenant), Landlord may require Tenant to provide Landlord with a current year-to-date financial statement prepared in the ordinary course of business and financial statements of the two (2) years prior to the current financial statements year (collectively, “Financial Statements”); provided, however, as a condition precedent to Tenant’s delivery, Landlord and any Landlord Party requesting such information shall execute a commercially reasonable form of confidentiality agreement with respect thereto. Such statements shall be as prepared in Tenant’s ordinary course of business and certified as true and correct by Tenant’s chief financial officer, shall consist of the following: statement of cash flows (but only in connection with financial information provided in connection with a sale or refinance of the Project), balance sheet, and income statement and, for each Financial Statement other than the current year-to-date Financial Statement shall be audited by an independent certified public accountant. Notwithstanding the foregoing, in the event that (i) stock in the entity which constitutes Tenant under this Lease (as opposed to an entity that controls Tenant or is otherwise an affiliate of Tenant) is publicly traded on NASDAQ or a national stock exchange, and (ii) Tenant has its own, separate and distinct 10K and 10Q filing requirements (as opposed joint or cumulative filings with an entity that controls Tenant or with entities which are otherwise affiliates of Tenant), then Tenant’s obligation to provide Landlord with a copy of its most recent current financial statement shall be deemed satisfied.

ARTICLE 18
SUBORDINATION AND MORTGAGEES
This Lease shall be subject and subordinate to the lien of any mortgage, trust deed or other encumbrances (each, a “Mortgage”) now or hereafter in force against the Buildings or Project or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such Mortgage, unless the holders or lessors of such Mortgages (each, a “Mortgagee”), require in writing that this Lease be superior thereto; provided, however, that in consideration of and a condition precedent to Tenant’s agreement to subordinate this Lease to any future mortgage, trust deed or other encumbrances, shall be the receipt by Tenant, at Tenant’s reasonable cost, of a subordination non-disturbance and attornment agreement in the standard commercially reasonable form provided by such Mortgagee and reasonably acceptable to Tenant, which requires such Mortgagee to accept this Lease, and not to disturb Tenant’s possession, so long as an Event of Default has not occurred and be continuing, and shall require Mortgagee to pay any unpaid Improvement Allowances or other outstanding monetary obligation of Landlord hereunder to Tenant (an “SNDA”). Such SNDA shall expressly include the obligation of any such Mortgagee to recognize Tenant’s rights specifically set forth in this Lease relating to Tenant’s rights to offset certain amounts against Rent due hereunder due to Landlord’s failure to pay any unpaid Improvement Allowances. In the event any proceedings are brought for the foreclosure or termination of any such Mortgage, Tenant agrees to attorn, without any deductions or set-offs whatsoever, to the Mortgagee upon any such foreclosure or termination, if so requested to do so by such Mortgagee, and to recognize such Mortgagee as the lessor under this Lease, provided such Mortgagee shall agree to accept this Lease and not disturb Tenant’s occupancy, so long as Tenant timely pays the Rent and observes and performs the terms of this Lease to be observed and performed by Tenant within all applicable notice and cure periods. Landlord’s interest herein may be assigned as security at any time to any Mortgagee. Tenant shall, within fifteen (15) business days of request by Landlord, execute such further commercially reasonable instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such Mortgage in accordance with this Article 18. Subject to the provisions of this Article 18, Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale. Should any current or prospective Mortgagee require a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, this Lease may be so modified and Tenant shall execute whatever documents are reasonably required therefor and to deliver the same to Landlord within fifteen (15) business days following a request therefor. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord. Notwithstanding any of the foregoing to the contrary, Landlord shall cause the Mortgagee holding the first deed of trust of the Buildings to execute an subordination, attornment and non-disturbance agreement (the “Initial SNDA”) on the form, attached hereto as Exhibit I prior to the Lease Commencement Date or within thirty (30) days after the Effective Date, whichever is earlier.
ARTICLE 19
EVENTS OF DEFAULT; REMEDIES
19.1    Events of Default. In addition to any other Events of Default specified elsewhere in this Lease, the occurrence of any of the following shall constitute an “Event of Default” by Tenant:
19.1.1    Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due unless such failure is cured within ten (10) business days after notice; provided, however, that following two (2) such notices to cure in a calendar year Tenant shall have five (5) business days to cure any such failure to pay Rent or any other charge; or
19.1.2    To the extent permitted by Applicable Laws, (i) Tenant or any guarantor of this Lease being placed into receivership or conservatorship, or becoming subject to similar proceedings under Federal or State law, or (ii) a general assignment by Tenant or any guarantor of this Lease for the benefit of creditors, or (iii) the taking of any corporate action in furtherance of bankruptcy or dissolution whether or not there exists any proceeding under an insolvency or bankruptcy law, or (iv) the filing by or against Tenant or any guarantor of any proceeding under an insolvency or bankruptcy law, unless in the case of such a proceeding filed against Tenant or any guarantor the same is dismissed within sixty (60) days, or (v) the appointment of a trustee or receiver to take possession of all or substantially all of the assets of Tenant or any guarantor, unless possession is restored to Tenant or such guarantor within thirty (30) days, or (vi) any execution or other judicially authorized seizure of all or substantially all of Tenant’s assets located upon the Premises or of Tenant’s interest in this Lease, unless such seizure is discharged within thirty (30) days; or
19.1.3    The failure by Tenant to observe or perform according to the provisions of Articles 5, 14, 17 or 18 of this Lease or any provision of the Tenant Work Letter where, in each instance, such failure continues for more than fifteen (15) business days after notice from Landlord; or
19.1.4    Except where a specific time period for Tenant’s performance is otherwise expressly set forth in this Lease, in which event the failure to perform by Tenant within such time period shall be an Event of Default by Tenant under this Section 19.1.4, any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period (or, as applicable, within the specific time period for Tenant’s performance otherwise expressly set forth in this Lease), no Event of Default shall be deemed to have occurred under this Section 19.1.4 if Tenant diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default.
Any notices to be provided by Landlord under this Section 19.1 shall be in lieu of, and not in addition to, any notice required under Section 1161 et seq. of the Code of Civil Procedure, and may be served on Tenant in the manner allowed for service of notices under this Lease.
19.2    Remedies Upon Event of Default. Upon the occurrence of any Event of Default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies (including, without limitation, during any eviction moratorium, to the extent not prohibited by Applicable Law), each and all of which shall be cumulative and, subject to the express terms hereof, nonexclusive, without any notice or demand whatsoever.
19.2.1    Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or for any claim for damages therefor; and Landlord may recover from Tenant the following:
(a)    The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus
(b)    The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus
(c)    The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus
(d)    Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, as allowed under all Applicable Laws, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and
(e)    At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Applicable Laws.
The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to

Landlord or to others. As used in Sections 19.2.1(a) and (b) above, the “worth at the time of award” shall be computed by allowing interest at the Interest Rate, but in no case greater than the maximum amount of such interest permitted by Applicable Laws. As used in Section 19.2.1(c) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).
19.2.2    In the event this Lease has not been terminated, Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any Event of Default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.
19.2.3    Any agreement for free, abated, or reduced Rent or other charges (including, without limitation, the Base Rent Abatement), any allowances or other rights of reimbursement granted to Tenant (for improvements, furniture, fixtures, equipment, moving costs, or otherwise), any other agreement for the giving or paying by Landlord to or for the benefit of Tenant of any monetary amounts, and any other bonus, inducement, or other consideration for Tenant entering into this Lease, all of which concessions are hereinafter referred to as “Inducement Provisions” shall be deemed conditioned upon Tenant’s full and faithful performance of all of the material terms of this Lease. Accordingly, upon the occurrence of any uncured Event of Default that results in a termination of this Lease by Landlord, in addition to all other rights and remedies of Landlord, at Landlord’s sole option Landlord may recapture a pro-rata portion of the unapplied Inducement Provisions based on the ratio of the remaining initial Lease Term to the total initial Lease Term. Alternatively, if this Lease is terminated for any reason, other than a Landlord default, Casualty, or condemnation or pursuant to Section 2.5 above, Landlord shall have the right, in its sole and absolute discretion, to cause the dollar amount of the unapplied portion of any such Inducement Provision, as of such termination, to be converted to a credit to be applied to the Base Rent applicable at the end of the Lease Term, in which event Tenant shall immediately be obligated to begin paying Base Rent for the Premises in full (without regard to the applicable Inducement Provision). The acceptance by Landlord of Rent or the cure of any Event of Default shall not be deemed a waiver by Landlord of its rights under this Section 19.2.3.
19.2.4    Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1, 19.2.2, and 19.2.3 above, or any law or other provision of this Lease), without prior demand or notice except as required by Applicable Laws, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.
19.3    Subleases of Tenant. If Landlord elects to terminate this Lease on account of Event of Default, Landlord shall have the right to terminate any and all subleases, licenses,

concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.
19.4    Efforts to Relet. Subject to Applicable Laws, no re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord’s interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant. Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease.
19.5    Landlord Default. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall be in default in the performance of any obligation required to be performed by Landlord under this Lease only if (i) in the event a failure by Landlord is with respect to the payment of money, Landlord fails to pay such unpaid amounts within five (5) business days of notice from Tenant that the same was not paid when due; (ii) the failure of Landlord to perform according to the provisions of Article 17 of this Lease for more than fifteen (15) business days after notice from Tenant; or (iii) in the event a failure by Landlord is other than (i) and (ii) above, Landlord fails to perform any of its other obligations hereunder and such failure continues for thirty (30) days after Tenant delivers to Landlord written notice specifying such failure; however, if such failure cannot reasonably be cured within such 30-day period, but Landlord commences to cure such failure within such 30-day period and thereafter diligently pursues the curing thereof to completion, then Landlord shall not be in default hereunder or liable for damages therefor. Except where the provisions of this Lease grant Tenant an express, exclusive remedy, or expressly deny Tenant a remedy, upon any such default by Landlord under this Lease, Tenant may exercise any of its rights provided at law or in equity, as limited by Section 29.10 below. All obligations of Landlord under this Lease shall be construed as covenants, not conditions. Tenant shall have the right to perform certain of Landlord’s obligations and offset the reasonable cost thereof against Rent in accordance with the terms of this Lease, including without limitation, Section 19.7. Except as otherwise provided in this Lease, Tenant hereby waives the benefit of any laws granting it the right to terminate this Lease on account of any Landlord default. Without limiting the generality of the foregoing, except as otherwise provided herein, Tenant hereby waives and agrees not to pursue or claim any excuse or offset to Tenant’s obligations under this Lease based on the doctrines of impossibility, impracticality, frustration of contract, frustration of purpose, or other similar legal principals.
19.6    Mutual Waiver of Consequential Damages. Notwithstanding anything to the contrary set forth in this Lease, neither Landlord nor the Landlord Parties shall be liable under any circumstances for injury or damage to, or interference with, Tenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, or any indirect, consequential, or punitive damages or any kind, in each case, however occurring (including, without limitation, in connection with or incidental to a failure to furnish any services or utilities, or any failure to perform any repair or maintenance obligations) other than those consequential damages incurred by Tenant in connection with Landlord’s breach of Article 22 below. In addition, neither Tenant nor the Tenant Parties shall be liable under any circumstances for injury or damage to, or interference with, Landlord’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, or any indirect, consequential, or punitive damages of any kind, in each case, however occurring, other than those consequential damages incurred by Landlord in connection with (i) a holdover of the Premises by Tenant after the expiration or earlier termination of this Lease, and (ii) any release of Hazardous Materials by or on behalf of Tenant in the Project.
19.7    Tenant’s Right to Make Repairs. During any period in which Tenant is the Sole Direct Tenant, if an “Emergency Condition” (as defined herein) or Adverse Condition involving the Premises or Tenant’s personnel or property exists, and Landlord is obligated under the terms of this Lease to cure or remediate such Emergency Condition or Adverse Condition, then Landlord shall promptly commence and diligently perform all repairs required by Landlord under this Lease or take such other actions, if any, required of Landlord under this Lease to cure or remediate such Emergency Condition or Adverse Condition. Notwithstanding anything to the contrary contained herein, if (i) any Emergency Condition occurs or (ii) there is an actual default by Landlord of one of its obligations under this Lease (“Landlord Breach”), and such Emergency Condition or Landlord Breach will have a material and adverse impact on Tenant’s ability to conduct its business in the Premises, or any portion thereof constituting at least a full floor or more (an “Adverse Condition”), including, for example, any failure to provide (or cause to be provided) electricity, HVAC, distributed water or elevator access to the Premises, then Tenant shall give Landlord written notice to both Landlord’s property manager and Tenant’s principal contact with Landlord. Thereafter, Landlord shall have (i) two (2) business days to commence a cure with respect to such Emergency Condition or (ii) ten (10) business days to commence a cure of such Adverse Condition, and, in each case, shall diligently prosecute such cure to completion (collectively “Emergency Repairs”). In addition, if Tenant in writing (“Tenant Self-Help Notice”) notifies Landlord that it intends to undertake self-help remedies for such Emergency Repairs, then Landlord shall indicate in writing within two (2) business days of receipt of such Tenant Self-Help Notice whether Landlord reasonably and in good faith disputes Tenant’s right to perform self-help as set forth herein (a “Landlord Dispute Notice”). Landlord’s failure to timely deliver a Landlord Dispute Notice shall conclusively be deemed Landlord’s waiver of any right to dispute Tenant’s right to perform self-help as set forth herein. For purposes hereof, the term “Emergency Condition” shall mean a situation which poses an imminent threat: (x) to the physical well-being of persons at the Buildings or (y) of material damage to Tenant’s personal property in the Premises or Tenant Control Common Areas. If Landlord fails to commence to perform such Emergency Repairs within the applicable timeframe (i.e., two (2) business days with respect to an Emergency Condition or ten (10) business days with respect to Adverse Conditions) after Landlord receives notice of the applicable Emergency Condition or Adverse Condition, or, to the extent Landlord commences to cure with such time period but fails to thereafter diligently pursue such Emergency Repairs to completion, then

Tenant, upon providing Landlord with such prior written notice as is reasonable under the circumstances (which notice: (x) may, if circumstances so dictate, be given by contacting by telephone any representative of Landlord at the office of the Building or any person designated by Landlord in writing to Tenant from time to time as an emergency contact person for the Building, and (y) shall clearly indicate that Tenant intends to take steps necessary to remedy the event giving rise to the Emergency Condition or Adverse Condition in question), may perform such Emergency Repairs or other actions at Landlord’s expense; provided, however, that in no event shall Tenant undertake any actions which will or are reasonably likely to materially and adversely affect (other than to a de minimis extent) (A) the Building Systems, (B) the Building Structure, or (C) the exterior appearance of the Buildings. If Tenant exercises its right to perform Emergency Repairs or other actions on Landlord’s behalf, as provided above, then Landlord shall reimburse the actual third-party out-of-pocket cost thereof, including a reasonable percentage of the cost thereof sufficient to reimburse Tenant for all overhead, general conditions, fees and other costs or expenses arising from Tenant’s involvement with such repairs and improvements, within thirty (30) days following Tenant’s delivery of: (i) a written notice describing in reasonable detail the action taken by the Tenant, and (ii) reasonably satisfactory evidence of the actual third-party out-of-pocket cost of such remedy, including a description of the contractors and materials used, a copy of all required permits and governmental approvals, a copy of receipt(s) showing Tenant’s payments to those providing services or materials, and valid, final, unconditional mechanics’ lien releases and waivers from all contractors, subcontractors and suppliers providing services or materials. Landlord shall, within thirty (30) days following Tenant’s written request for reimbursement of the costs of the Emergency Repairs notify Tenant of whether Landlord reasonably and in good faith disputes that (1) Tenant did not perform the Emergency Repairs in the manner permitted by this Lease, (2) that the amount Tenant requests be reimbursed from Landlord for performance of the Emergency Repairs is incorrect or excessive, or (3) that Landlord was not obligated under the terms of this Lease to make all or a portion of the Emergency Repairs (“Landlord’s Set-Off Notice”). If Landlord delivers a Landlord’s Set-Off Notice to Tenant, then Tenant shall not be entitled to such deduction from Rent (provided, if Landlord contends the amount spent by Tenant in making such repairs is incorrect or excessive and does not otherwise object to Tenant’s actions pursuant to this Section 19.7, then Landlord shall pay the amount it agrees is correct or otherwise contends would not have been excessive); provided that Tenant may proceed to claim a default by Landlord under this Lease for any amount not paid by Landlord. Any final award in favor of Tenant for any such default, which is not subject to appeal, from a court or arbitrator in favor of Tenant, which is not paid by Landlord within the time period directed by such award (together with interest at the Interest Rate from the date Landlord was required to pay such amount until such offset occurs), may be offset by Tenant from Rent next due and payable under this Lease; provided that Tenant may deduct the full amount of the award against Rent next due and owing. In any case, in the event any Emergency Repairs are not accomplished by Landlord within a two (2) business day period with respect to an Emergency Condition or five (5) business day period with respect to Adverse Conditions despite Landlord’s diligent efforts, Landlord, within three (3) business days following Tenant’s written request therefore, shall provide to Tenant a schedule determined in good faith setting forth the basic steps Landlord proposes to be taken to effect the Emergency Repairs or other actions in a commercially reasonable time frame given the specifics of the Emergency Repairs required and the times when such work is proposed to be done and thereafter Landlord shall proceed to complete such Emergency Repairs within the time schedule so provided. If Tenant undertakes any action pursuant to this paragraph, Tenant shall (a) proceed in accordance with all applicable Laws; (b) retain to effect such actions only such reputable contractors and suppliers as are duly licensed in the City and are listed on the most recent list furnished to Tenant of Landlord’s approved contractors for the Buildings and are insured in accordance with the provisions of Article 10 of this Lease; (c) effect such repairs or perform such other actions in a good and workmanlike and commercially reasonable manner; (d) use new or like new materials; (e) take reasonable efforts to minimize any material interference or impact on the other tenants and occupants of the Project, and (f) otherwise comply with all applicable requirements set forth in Article 8 of this Lease. Notwithstanding anything in this Article 19 to the contrary, the foregoing self-help right (i) shall not apply in the event of any Casualty, it being acknowledged and agreed that Article 11 shall govern with respect to any such Casualty, (ii) shall not apply in the event of any condemnation, it being acknowledged and agreed that Article 13 shall govern with respect to any such condemnation, and (iii) shall not permit Tenant to access any other tenant’s or occupant’s space at the Project.
ARTICLE 20
COVENANT OF QUIET ENJOYMENT
Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed within all applicable notice and cure periods, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.
ARTICLE 21
LETTER OF CREDIT
21.1    Delivery of Letter of Credit. Tenant shall cause the “Bank” (as that term is defined below) to deliver to Landlord, concurrently with Tenant’s execution of this Lease, a standby letter of credit (the “L-C”) that complies in all respects with the requirements of this Article 21 in the amount set forth in Section 8 of the Summary (the “L-C Amount”). The L-C shall: (i) be issued by a Bank; (ii) be in the form attached hereto as Exhibit L; (iii) be irrevocable, unconditional, and payable upon demand; (iv) be maintained in effect, whether through renewal or extension, for the period commencing on the date of this Lease and continuing until the date (the “L-C Expiration Date”) that is no less than one hundred (100) days following the expiration of the Lease Term, as the same may be extended, (v) be drawable in either Los Angeles or San Francisco, California or by email or facsimile transaction, (vi) contain a provision that provides that the L-C shall be automatically renewed on an annual basis without amendment of the L-C unless the Bank delivers a written notice of cancellation to Landlord at least sixty (60) days prior to the expiration of the L-C, without any action whatsoever on the part of Landlord; (vii) be fully assignable by Landlord, its successors and assigns; (viii) permit partial draws and multiple presentations and drawings, and (ix) be otherwise subject to the International Standby Practices-ISP 98, International Chamber of Commerce Publication #590 or Uniform Customs and Practices for Documentary Credits, 2007 Revision, International Chamber of Commerce Publication No. 600. Tenant shall pay all expenses, points, and/or fees incurred by Tenant in obtaining and maintaining the L-C. The term “Bank” referred to herein shall mean a commercial, solvent, nationally recognized bank, approved by Landlord, that satisfies all of the following requirements (the “Bank Requirements”): (a) has a long-term, unsecured, and unsubordinated debt obligations rating of no less than “A” by Fitch Ratings Ltd. (“Fitch”) and a short term deposit rating of no less than “F1” by Fitch (or in the event such applicable Fitch ratings are no longer available, comparable ratings from Standard and Poor’s Professional Rating Service or Moody’s Professional Rating Service); (b) accepts deposits and maintains accounts; (c) is chartered under the laws of the United States, any state thereof, or the District of Columbia, and which is insured by the Federal Deposit Insurance Corporation; and (d) is not subject to the control or jurisdiction of any receiver, trustee, custodian, conservator, liquidator or similar official under any federal or state or common law. As of the Effective Date, the pre-approved Banks are: JP Morgan Chase Bank, N.A., Wells Fargo Bank, N.A., and Bank of America Corporation.
21.2    L-C Draw Event. Each of the following is an “L-C Draw Event”: (i) such amount is due to Landlord under the terms and conditions of this Lease; (ii) the Lease has terminated prior to the expiration of the Lease Term as a result of Tenant’s breach or default of any term or provision of the Lease; (iii) Tenant has filed a voluntary petition under the U.S. Bankruptcy Code or any state bankruptcy code (collectively, “Bankruptcy Code”); (iv) an involuntary petition has been filed against Tenant under the Bankruptcy Code; (v) the Lease has been rejected or disaffirmed, or is deemed rejected or disaffirmed, under Section 365 of the U.S. Bankruptcy Code or any similar federal or state or common law; (vi) the Bank has notified Landlord that the L-C will not be renewed or extended through the L-C Expiration Date; (vii) the Bank has failed to notify Landlord that the L-C will be renewed or extended on or before the date that is sixty (60) days before the then applicable L-C expiration date; (viii) Tenant is placed into receivership, liquidation, or conservatorship, or becomes subject to similar proceedings under federal or state law; (ix) Tenant executes an assignment for the benefit of creditors or commences an involuntary dissolution or becomes subject to an involuntary dissolution; or (x) the Bank no longer satisfies the Bank Requirements or there is otherwise a material adverse change in the financial condition of the Bank.
21.3    Application of L-C Proceeds. In the event of any L-C Draw Event, Landlord may, but without obligation to do so, and without notice to Tenant, draw upon the L-C, in part or in whole, and may, but is not obligated to, apply the proceeds of the L-C to any and all amounts due and owing under this Lease and to compensate Landlord for any and all damages or losses of any kind or nature sustained or which Landlord reasonably estimates that it will sustain resulting from Tenant’s breach or default of the Lease or other L-C Draw Event and/or to compensate Landlord for any and all damages or losses arising out of, or incurred in connection with, the termination of this Lease, including, without limitation, those specifically identified in Section 1951.2 of the California Civil Code. The use, application, or retention of the L-C proceeds, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any Applicable Laws, and Landlord shall not first be required to proceed against the L-C, and such L-C or the proceeds thereof shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. No condition or term of this Lease shall be deemed to render the L-C conditional to justify the issuer of the L-C in failing to honor a drawing upon such L-C in a timely manner. Tenant agrees and acknowledges that: (i) the L-C constitutes a separate and independent contract between Landlord and the Bank; (ii) Tenant is not a third party beneficiary of such contract; (iii) Tenant has no property interest whatsoever in the L-C or the proceeds thereof; and (iv) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, Tenant is placed into receivership or conservatorship, there is an event of a receivership, conservatorship, or bankruptcy filing by, or on behalf of, Tenant, or Tenant executes an assignment for the benefit of creditors, neither Tenant, any trustee, receiver, conservator, assignee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim or rights to the L-C or the proceeds thereof by application of Section 502(b)(6) of the U.S. Bankruptcy Code, any similar state or federal law, or otherwise.
21.4    Replenishment, Renewal and Replacement of L-C. Tenant shall have no right to replace the L-C without Landlord’s express written consent, which may be withheld in Landlord’s sole and absolute discretion. In the event Landlord consents to the replacement of the L-C for any reason, Landlord may require, as a condition of such consent, that the L-C remain in place with all existing rights thereunder for a period of one hundred (100) days following the delivery of the new L-C, and Tenant shall extend the original L-C as necessary to facilitate the same. The new L-C shall comply with all terms and conditions of this Article 21. If, as a result of any drawing by Landlord on the L-C pursuant to an L-C Draw Event, the amount of the L-C shall be less than the L-C Amount, Tenant shall, within ten (10) days after written notice thereof from Landlord, provide Landlord with (i) an amendment to the L-C restoring such L-C to the L-C Amount, (ii) an additional L-C in an amount equal to the deficiency, which additional L-C shall comply with all of the provisions of this Article 21, or (iii) within such time, Landlord agrees that Tenant shall not be in default hereunder provided Tenant delivers a cash security deposit in the face amount of the letter of credit, which Landlord may hold until delivery of the replacement L-C, upon which Landlord shall promptly (i.e., within five (5) business days from receipt of the L-C refund the same (“Interim Cash Deposit”). If the L-C expires earlier than the L-C Expiration Date, Tenant shall deliver a certificate of renewal or extension to Landlord at least sixty (60) days prior to the expiration of the L-C then held by Landlord, without any action whatsoever on the part of Landlord. In furtherance of the foregoing, if the L-C has an expiration date prior to the L-C Expiration Date, Landlord and Tenant agree that the L-C shall contain a so-called “evergreen provision,” whereby the L-C will automatically be renewed, without amendment, unless at least sixty (60) days’ prior written notice of non-renewal is provided by the issuer to Landlord. If the Bank fails to satisfy any of the Bank Requirements, Tenant shall deliver a replacement L-C or Interim Cash Deposit to Landlord within ten (10) business days of Landlord’s request therefor. At any time that Tenant has failed to timely provide Landlord with a renewed L-C, amended L-C, additional L-C or replacement L-C or Interim Cash Deposit, as applicable, as and when required under this Lease, then notwithstanding anything in this Lease to the contrary, Landlord shall have the right to declare that an Event of Default has occurred for which there shall be no notice or grace or cure periods applicable thereto. The L-C shall be honored by the Bank regardless of whether Tenant disputes Landlord’s right to draw upon the L-

C. Tenant shall be responsible for the payment of any and all costs incurred by Landlord (including, without limitation, Landlord’s reasonable attorneys’ fees) relating to the review of any renewed, amended, additional or replacement L-C.
21.4.1    Deposit Period. During any period that Landlord remains in possession of the Interim Cash Deposit (any such period, a “Deposit Period”), it is understood by the parties that such Interim Cash Deposit shall be held by Landlord as security for the full and faithful performance of Tenant’s covenants and obligations under this Lease. The Interim Cash Deposit shall not constitute an advance of any Rent, an advance payment of any other kind, nor a measure of Landlord’s damages in case of Tenant’s Event of Default. If, during any such Deposit Period, Tenant defaults beyond any applicable notice and cure period (provided that if Landlord is precluded as a matter of Applicable Law from sending a notice of default, then no such notice and cure period shall apply) with respect to any provisions of this Lease, including, but not limited to, the provisions relating to the payment of Rent, the removal of property and the repair of resultant damage, then Landlord may but shall not be required to, from time to time, without notice to Tenant and without waiving any other remedy available to Landlord, use the Interim Cash Deposit, or any portion of it, to the extent necessary to cure or remedy such Event of Default or failure or to compensate Landlord for all damages sustained by Landlord or which Landlord reasonably estimates that it will sustain resulting from Tenant’s default or failure to comply fully and timely with its obligations pursuant to this Lease. Tenant shall, within ten (10) business days, pay to Landlord on demand any amount so applied in order to restore the Interim Cash Deposit to its original amount, and Tenant’s failure to immediately do so shall constitute a default under this Lease. In the event Landlord is in possession of the Interim Cash Deposit at the expiration or earlier termination of this Lease, and Tenant is not in default under this Lease at the time of such expiration or termination, then Landlord shall return to Tenant the Interim Cash Deposit, less any amounts deducted by Landlord to reimburse Landlord for any sums to which Landlord is entitled under the terms of this Lease, within sixty (60) days following both such expiration or termination and Tenant’s vacation and surrender of the Premises. Landlord’s obligations with respect to the Interim Cash Deposit are those of a debtor and not a trustee. Landlord shall not be required to maintain the Interim Cash Deposit separate and apart from Landlord’s general or other funds, and Landlord may commingle the Interim Cash Deposit with any of Landlord’s general or other funds. Tenant shall not at any time be entitled to interest on the Interim Cash Deposit. In the event of a transfer of Landlord’s interest in the Buildings, Landlord shall transfer the Interim Cash Deposit, in whole or in part, to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole or any portion of said Interim Cash Deposit to a new landlord. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, or any successor statute.
21.5    In the event that Landlord draws on the L-C pursuant to an L-C Draw Event, subject to Section 21.10 below, (i) any unused proceeds shall constitute the property of Landlord (and not Tenant’s property or, in the event of a receivership, conservatorship, or bankruptcy filing by, or on behalf of, Tenant, property of such receivership, conservatorship or Tenant’s bankruptcy estate) and need not be segregated from Landlord’s other assets, and (ii) Landlord agrees to pay to Tenant within thirty (30) days after the L-C Expiration Date the amount of any proceeds of the L-C received by Landlord and not applied as contemplated in this Article 21; provided, however, that if prior to the L-C Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors, under the Bankruptcy Code or if Tenant executes an assignment for the benefit of creditors or is placed in receivership or liquidation, then Landlord shall not be obligated to make such payment in the amount of the unused L-C proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed.
21.6    Transfer and Encumbrance. Tenant has no right to assign or encumber the L-C or any part thereof and neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. In the event of an assignment by Tenant of its interest in the Lease (and irrespective of whether Landlord’s consent is required for such assignment), the acceptance of any replacement or substitute letter of credit by Landlord from the assignee shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld, provided such L-C conforms to the terms of this Article 21. At any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, Landlord may transfer (one or more times) all or any portion of its interest in and to the L-C to another party, person or entity, regardless of whether or not such transfer is from or as a part of the assignment by Landlord of its rights and interests in and to this Lease. In the event of a transfer of Landlord’s interest in this Lease, Landlord shall transfer the L-C, in whole or in part, to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole of said L-C to a new landlord. In connection with any such transfer of the L-C by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer, and Tenant shall be responsible for paying the Bank’s transfer and processing fees in connection therewith, provided that Landlord shall have the right (in its sole discretion), but not the obligation, to pay such fees on behalf of Tenant.
21.7    L-C Not a Security Deposit. In no event or circumstance shall the L-C, any renewal or substitute therefor or any proceeds thereof be deemed to be or treated as a “security deposit” under any law applicable to security deposits in the commercial context, including, but not limited to, Section 1950.7 of the California Civil Code, as such Section now exists or as it may be hereafter amended or succeeded (the “Security Deposit Laws”). The L-C (including any renewal thereof or substitute therefor or any proceeds thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto. Landlord and Tenant hereby waive any and all rights, duties and obligations that any such party may now, or in the future will, have relating to or arising from the Security Deposit Laws. Tenant hereby irrevocably waives and relinquishes the provisions of Section 1950.7 of the California Civil Code and any successor statute, and all other provisions of law, now or hereafter in effect, which (x) establish the time frame by which a landlord must refund a security deposit under a lease, and/or (y) provide that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant or to clean the premises.
21.8    Non-Interference By Tenant. Tenant agrees not to interfere in any way with any payment to Landlord of the proceeds of the L-C, either prior to or following a “draw” by Landlord of all or any portion of the L-C, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw down all or any portion of the L-C. No condition or term of this Lease shall be deemed to render the L-C conditional and thereby afford the Bank a justification for failing to honor a drawing upon such L-C in a timely manner. Tenant shall not request or instruct the Bank to refrain from paying sight draft(s) drawn under such L-C.
21.9    Waiver of Certain Relief. Tenant unconditionally and irrevocably waives (and as an independent covenant hereunder, covenants not to assert) any right to claim or obtain any of the following relief in connection with the L-C:
21.9.1    A temporary restraining order, temporary injunction, permanent injunction, or other order that would prevent, restrain or restrict the presentment of sight drafts drawn under the L-C or the Bank’s honoring or payment of sight draft(s); or
21.9.2    Any attachment, garnishment, or levy in any manner upon either the proceeds of the L-C or the obligations of the Bank (either before or after the presentment to the Bank of sight drafts drawn under such L-C) based on any theory whatever.
21.10    Remedy for Improper Drafts. Tenant’s sole and exclusive remedy in connection with Landlord’s improper draw against the L-C or Landlord’s improper application or retention of any proceeds of the L-C shall be the right to obtain from Landlord a refund of the amount of any sight draft(s) that were improperly presented or the proceeds of which were misapplied or wrongfully held, together with interest at the Interest Rate and reasonable actual out-of-pocket attorneys’ fees, provided that at the time of such refund, Tenant increases the amount of such L-C to the amount (if any) then required under the applicable provisions of this Lease. Tenant irrevocably waives any right to secondary, incidental, indirect or consequential damages in any way related to Landlord’s draw on the L-C. Tenant acknowledges that Landlord’s draw against the L-C, application or retention of any proceeds thereof, or the Bank’s payment under such L-C, could not, under any circumstances, cause Tenant injury that could not be remedied by an award of money damages, and that the recovery of money damages would be an adequate remedy therefor. In the event Tenant shall be entitled to a refund as aforesaid and Landlord shall fail to make such payment within ten (10) business days after demand, Tenant shall have the right to deduct the amount thereof together with interest thereon at the Interest Rate from the next installment(s) of Base Rent.
21.11    Reduction of L-C Amount. The reduction of the L-C Amount shall be effectuated by Tenant’s delivery to Landlord of a certificate of amendment to the existing L-C, conforming in all respects to the requirements of this Article 21, in the amount of the applicable reduced L-C Amount. If Tenant is allowed to reduce the L-C Amount, then Landlord shall reasonably cooperate with Tenant in order to effectuate such reduction.

21.11.1.1    In General. Provided that the “L-C Reduction Conditions” (as defined below) are then satisfied and the terms of Section 21.11.2 are not applicable, the L-C Amount may be reduced upon or following each “Reduction Date” (as defined below) occurring thereafter, by the “L-C Reduction Amount” specified in the table below. The “Reduction Date” shall mean each of the dates specified in the table below. “L-C Reduction Conditions” shall mean that (i) Tenant is not then in default under this Lease, and (ii) there having not been any Event of Default occurring in the prior twelve (12) month period.

Reduction Date	L-C Reduction Amount	Remaining L-C Amount
Last day of Lease Year 4	$[***]	$[***]
Last day of Lease Year 5	$[***]	$[***]
Last day of Lease Year 6	$[***]	$[***]
Last day of Lease Year 7	$[***]	$[***]
Last day of Lease Year 8	$[***]	$[***]
21.11.1.2    Post-IPO. Provided that Tenant consummates the closing of a public offering pursuant to a registration statement filed under the Securities Act of 1933 and both the IPO Conditions (defined below) and L-C Reduction Conditions are then satisfied, then the L-C Amount may be reduced to [***] Dollars ($[***]), which amount shall not be subject to any further reduction during the Lease Term. “IPO Conditions” shall mean the following conditions are satisfied, as demonstrated by Tenant’s most recent year-end annual financial reports and most recent quarterly financial reports prepared and certified by an independent certified public accountant and delivered to Landlord: (i) Tenant has “equity market capitalization” greater than [***] Dollars ($[***]) determined based upon the average of the closing price of Tenant’s stock on the last trading day of each calendar quarter during the preceding three (3) quarters, (ii) Tenant’s then-existing average “Cash on Hand,” as of the closing date of Tenant’s then most current audited financial statement, has averaged [***] Dollars ($[***]) or more during the preceding twelve (12) calendar month period or, in the event that Tenant no longer utilizes or publishes such Cash on Hand amounts, this requirement shall be reasonably determined based on an equivalent or corresponding measure established using generally accepted accounting principles, and (iii) Tenant has been [***] on an EBITDA basis for [***]. For purposes of this Section 21.11, “EBITDA” shall mean Tenant’s Earnings before Interest, Taxes, Depreciation and Amortization, determined in accordance with generally accepted accounting practices, excluding stock based compensation.

ARTICLE 22
TENANT’S COMPETITORS
22.1    In General. At all times during the Lease Term, and any extension thereof (including but not limited to the Option Term), Landlord shall not (i) directly lease all or a portion of the Contraction Space to any Tenant Competitor or Competitor Affiliate, or (ii) sell, transfer or otherwise convey the Project to a Tenant Competitor or Competitor Affiliate (collectively, “Competitor Transaction”). Notwithstanding anything in this Lease to the contrary, Landlord shall not be deemed to have violated the terms and conditions of this Article 22 if Landlord is required to permit the Competitor Transaction pursuant to an order from a bankruptcy court, provided that, to the extent permitted under Applicable Laws, Landlord has used commercially reasonable efforts to oppose such order and has provided Tenant with at least thirty (30) days’ prior written notice and an opportunity to intervene in such bankruptcy proceedings.
22.1.1    Definitions.
22.1.1.1    “Tenant Competitor” shall mean the list of up to eight (8) persons and entities identified by Tenant on the Competitor List. In no event may any party that is principally engaged in the real estate acquisition, disposition, operating, leasing, or development business be identified by Tenant as a Tenant Competitor or Competitor Affiliate.
22.1.1.2    “Competitor Affiliate” shall mean any person, corporation, limited liability company, association, trust or partnership which (i) controls, is controlled by or is under common control with a Tenant Competitor; (ii) which results from a merger or consolidation with a Tenant Competitor; or (iii) which succeeds to the business and assets of such Tenant Competitor, provided that such Competitor Affiliate is in a primary business that competes with Original Tenant’s primary businesses as of the date of this Lease. For purposes hereof, the term “control” and derivatives thereof shall mean the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of more than fifty percent (50%) of the voting interest in, any person or entity.
22.1.1.3    “Competitor List” shall initially mean the following: [***], and such Competitor List may be modified from time to time in accordance with the Terms and conditions of Section 22.1.2, below.
22.1.2    Changes to Competitor List. Once during each calendar month of January during the Lease Term, Tenant shall be entitled to replace any or all of the persons or entities previously designated on the Competitor List with new persons or entities that have a primary business that competes with Original Tenant’s businesses as of the date of this Lease, upon written notice to Landlord; provided that in no event shall the Competitor List exceed [***] ([***]) entities at any given time. Any change in the Competitor List shall be effective only on a prospective basis, and Landlord shall not be liable to Tenant for any Competitor Transaction with respect to any such new entity on the Competitor List that was executed prior to Landlord’s receipt of Tenant’s written notice adding such person or entity to the Competitor List. Thereafter, any such new entity may expand into additional space in the Buildings and/or exercise any term extension option, so long as such rights are expressly provided pursuant to the lease, assignment or sublease executed prior to Tenant’s written notice, and the exercise of such rights do not require Landlord’s consent thereto (in which case, if such consent is not in Landlord’s sole discretion, then Landlord shall not be in breach of this Article 22 by providing such consent).
22.2    Notice and Waiver. In the event Landlord in good faith is uncertain whether or not any prospective lessee, assignee, or subtenant of Buildings (or portion thereof), or any purchaser of all or any portion of the Project, is a Competitor Affiliate or is otherwise an exception to any prohibitions or restrictions set forth in this Article 22, Landlord shall have the right to deliver to Tenant a written notice setting forth the name of any prospective lessee, assignee, or subtenant, and, at Landlord’s option, if applicable, the proposed contemplated transaction, and requesting that Tenant: (i) confirm whether or not (a) the identified prospective purchaser, lessee, assignee, subtenant or mortgagee is a Competitor Affiliate, or (b) the proposed transaction would violate the terms and conditions of this Article 22; or (ii) waive Tenant’s rights to prohibit the transaction described in Landlord’s written notice. In the event Tenant fails to respond to Landlord’s written notice within ten (10) business days after Tenant’s receipt thereof, Tenant shall have an additional five (5) business days to respond following a second written notice from Landlord, and only after such additional period such lack of response shall be deemed to be a disapproval of the matters described in Landlord’s written notice.
22.3    Termination of Tenant’s Rights. Tenant’s rights under this Article 22 shall only terminate (and be deemed deleted) upon the date that is the earlier of (i) Tenant’s assignment of the Lease to any entity other than a Permitted Transferee Assignee, (ii) Tenant’s delivery of a Termination Notice, and (iii) with respect to a lease or license anticipated to pertain to all or any portion of the Premises that will commence or otherwise grant any occupancy rights after the expiration or earlier termination of this Lease (as opposed to a partial contraction of the Premises), the first date on which less than twelve (12) months remain in the Lease Term (i.e., where Tenant has not exercised any available extension options or no extension options remain available to Tenant), or upon any earlier date as of which Tenant has waived in writing all rights to renew or extend the Lease Term.
22.4    Remedies. If Landlord violates the Terms and conditions of this Article 22 and does not cure such violation within ten (10) days after written notice from Tenant, it shall constitute an immediate incurable event of default by Landlord, and Tenant shall immediately have the right, at Tenant’s sole option, to seek injunctive relief and specific performance and any other remedy available at law or in equity. The remedies set forth in this Section 22.4 shall be in addition to, and not in lieu of, any remedies that Tenant may have at law or in equity.

ARTICLE 23
SIGNS
23.1    Interior Signs. Unless and until Tenant subleases more than seventy-five percent (75%) of the entirety of the 342 Building and the 300 Building for the entirety of the remaining Lease Term (“Tenant’s Signage Reduction Threshold”), Tenant, at Tenant’s sole cost and expense, may install signage that does not constitute a Design Problem anywhere in the Premises, without Landlord’s approval; provided that such signs must not be visible from the exterior of such Building. If the Premises comprises less than the entire Building, but includes an entire floor of either Building, Tenant, at its sole cost and expense, may install identification signage anywhere in the Premises (including, but not limited to, in the elevator lobby of the Premises), provided that such signs must not be visible from the exterior of the Building and do not constitute a Design Problem.
23.2    Intentionally Omitted.
23.3    Building Directory. If, during any period in which Tenant is not the sole tenant of either of the Buildings, Tenant shall have the right, at Landlord’s sole cost and expense, to designate a number of name strips on the existing or any future Building directory in the Building Lobby proportionate to Tenant’s percentage of occupancy in such Building, with a minimum of two (2) name strips. Any subsequent changes to Tenant’s name strip shall be at Tenant’s sole cost and expense following Tenant’s receipt of Landlord’s consent thereto (which consent may be withheld in Landlord’s reasonable discretion).
23.4    Prohibited Signage and Other Items. Except as otherwise set forth herein, any signs, notices, logos, pictures, names or advertisements which are installed and that have not been separately approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Except as otherwise set forth herein, Tenant may not install any signs on the exterior or roof of the Project or in any Common Areas. Any signs, window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Buildings), or other items visible from the exterior of the Premises or Buildings, shall be subject to the prior approval of Landlord, in its sole discretion.
23.5    Restrictions on Future Signage. Notwithstanding the foregoing, Landlord shall not grant any rights to place tenant signage on the exterior of the Buildings nor shall Landlord permit any tenant signage being place in the area depicted on approximate location shown on Exhibit A-6 attached hereto as “Tenant Signage”. The foregoing restrictions in this Section 23.5 are not applicable to (a) address, directory, elevator lobby (above the Building Lobby level of the Project), suite and directional signage, and ground floor lobby signage consistent with a first class building (though Landlord shall not permit tenant signage on the exterior of the Building Lobby or on the exterior windows or glass of such Building Lobby), (b) signage pertaining to the modification, operation or maintenance of the Project, including the Parking Facilities), (c) signage required by Applicable Laws, and (d) reserved parking signage. Notwithstanding the foregoing, following Tenant’s failure to lease and occupy at least sixty-seven percent (67%) of the Project, the foregoing limitations in this Section 23.5 shall terminate.

ARTICLE 24
COMPLIANCE WITH LAW
24.1    Tenant’s Compliance Obligations. Tenant shall not do anything or suffer anything to be done in or about the Premises or the Project which will in any way conflict with any law, statute, ordinance or other rule, directive, order, regulation, guideline, or requirement of any governmental entity or governmental agency now in force or which may hereafter be enacted or promulgated (collectively, “Applicable Laws”). At its sole cost and expense, Tenant shall, except as otherwise expressly provided in this Lease or in the Tenant Work Letter, promptly comply with all such Applicable Laws (including the making of any alterations required by Applicable Laws) which relate to (i) Tenant’s use of, or requirements to cease or reduce Tenant’s business operations in or Tenant’s use of, the Premises, (ii) the areas of the Project that pertain to Tenant’s Repair Obligations, and (iii) Tenant’s Insured Property, subject to Landlord’s compliance obligations set forth in Section 24.2 below; provided that Tenant shall not have any obligation to perform modifications to the Base Building, Lobby Area, accessible Outdoor Areas, Common Areas. Except as otherwise provided herein, should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant, at its sole cost and expense, shall comply promptly with such standards or regulations. The judgment of any court of competent jurisdiction or the admission of either party hereto in any judicial action, regardless of whether the other party is a party thereto, that such party has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant.
24.2    Landlord’s Compliance Obligations. Landlord shall comply with all Applicable Laws relating to the Landlord Work, Base Building, Lobby Area, Outdoor Areas, Common Areas, and the areas of the Project that pertain to Landlord’s Repair Obligations and Landlord’s Insured Property to the extent that Landlord’s failure to comply therewith is identified as required to be remedied in a notice from a governmental authority, would prohibit Tenant from obtaining or maintaining permits for construction of Alterations or Tenant Improvements or a certificate of occupancy for the Premises, or would unreasonably and materially affect the safety of Tenant’s employees or create a significant health hazard for Tenant’s employees. If any changes are required to areas of the Project that are otherwise Landlord’s obligation hereunder are a result of Tenant’s Alterations or the Tenant Improvements (as opposed to any Landlord Work), or use of the Premises for uses other than the Permitted Use or Tenant’s use of the Premises with an above-standard occupancy density, then Landlord shall make such changes at Tenant’s sole cost and expense, including Landlord’s standard supervision fee (not to exceed 1% of the cost) (or, at Landlord’s election, Tenant shall not be permitted to proceed with the Alterations, Tenant Improvements, or use of the Premises that has or will trigger such changes). For the avoidance of doubt, other than with respect to the Landlord Work, Landlord has made no representation or warranty regarding either Building complying with Applicable Law, and Tenant shall be solely responsible, at Tenant’s cost (or as a deduction from the Improvement Allowances), for performing any compliance with Applicable Law work required by the Tenant Improvements within the Premises and is responsible for the costs of reimbursing Landlord for compliance with Applicable Law work to the Base Building and exterior areas of the Project. However, at Landlord’s option, Landlord may permit Tenant to perform any compliance with Applicable Law work, at Tenant’s cost (or as a deduction from the Improvement Allowances) to the Base Building and/or exterior areas of the Project. Landlord shall be permitted to include in Operating Expenses any costs or expenses incurred by Landlord under this Article 24 to the extent not prohibited by the terms of Article 4 above.
24.3    Certified Access Specialist. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp). As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” In furtherance of the foregoing, Landlord and Tenant hereby agree as follows: (i) any CASp inspection requested by Tenant shall be conducted, at Tenant’s sole cost and expense, by a CASp designated by Landlord, subject to Landlord’s reasonable rules and requirements; and (ii) Tenant’s and Landlord’s respective obligations for making any improvements or repairs to correct violations of construction-related accessibility standards shall be as set forth in Sections 24.1 and 24.2 above; and (iii) if anything done by or for Tenant in its non-general office use or occupancy of the Premises shall require any improvements or repairs to either Building or Project (outside the Premises) to correct violations of construction-related accessibility standards, then Tenant shall reimburse Landlord within thirty (30) days of demand, as Additional Rent, for the cost to Landlord of performing such improvements or repairs.
24.4    First Source Hiring Program. Tenant has been informed by Landlord that there is a City-wide “First Source Hiring Program” (FSHP) (adopted by the City and County of San Francisco on August 3, 1998, Ordinance No. 264-98; codified at San Francisco Administrative Code Sections 83.1-83.1(8)). Tenant hereby acknowledges that its activities at the Premises and the Project may be subject to the FSHP. Accordingly, Tenant shall, at Tenant’s sole cost and expense, comply with any provisions of the FSHP that are applicable to the Premises or any construction in, or use or development of, the Premises by Tenant.
ARTICLE 25
LATE CHARGES
If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee when due, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the overdue amount; provided, however, with regard to the first two (2) such failures in any twelve (12) month period, Landlord will waive such late charge to the extent

Tenant cures such failure within five (5) business days following Tenant’s receipt of written notice from Landlord that the same was not received when due. The parties agree that such late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of such late payment by Tenant. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as limiting Landlord’s remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within ten (10) days after the date they are due shall bear interest from the date when due until paid at an annual interest rate (the “Interest Rate”) equal to the lesser of (i) the annual “Bank Prime Loan” rate cited in the Federal Reserve Statistical Release Publication H.15(519), published weekly (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published), plus two (2) percentage points, and (ii) the highest rate permitted by Applicable Laws.
ARTICLE 26
LANDLORD’S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT
26.1    Landlord’s Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein. If Tenant shall fail to perform any obligation under this Lease, and such failure shall continue in excess of the time allowed under Section 19.1.4 above, unless a specific time period is otherwise stated in this Lease, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant’s part without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.
26.2    Tenant’s Reimbursement. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, within thirty (30) days following delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant’s defaults pursuant to the provisions of Section 26.1; and (ii) sums equal to all Losses referred to in Article 10 of this Lease. Tenant’s obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term.
ARTICLE 27
ENTRY BY LANDLORD
Landlord reserves the right at all reasonable times and upon at least two (2) business days’ prior written notice to Tenant (except in the case of an emergency, in which case no prior notice is required) and subject in all cases to Tenant’s right to accompany Landlord during such entry (to the extent a representative is made reasonably available) to enter the Premises to (i)

inspect them; (ii) show the Premises to prospective purchasers, or to current or prospective Mortgagees or insurers, or during the last nine (9) months of the Lease Term, to prospective tenants; (iii) post notices of non-responsibility; or (iv) perform Landlord’s Repair Obligations or Modifications. Landlord shall ensure that Landlord and any third party entrants sign a commercially reasonable non-disclosure agreement acceptable to Tenant prior to any entry. Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any time without notice to (a) perform standard services required of Landlord, including janitorial service; (b) take possession due to an Event of Default by Tenant in the manner provided herein; and (c) subject to the terms of Section 26.1, above, perform any covenants of Tenant which Tenant fails to perform. Landlord may make any such entries without the abatement of Rent, except as otherwise provided in this Lease, and may take such reasonable steps as required to accomplish the stated purposes; provided, however, any such entry (other than under (b) above) shall be performed in an expeditious manner so as not to unreasonably interfere with Tenant’s use of the Premises. Landlord shall use commercially reasonable efforts to schedule entries into the Premises under this Article 27 with Tenant (except entries under items (a) and (b), above) and, except for emergencies, so that Tenant, at Tenant’s option, may provide a representative to accompany Landlord. Landlord agrees to take no photographs of any active work areas in the Premises without Tenant’s prior consent and agrees that any information obtained by any entry into the Premises by Landlord or its employees, agents or contractors shall be kept strictly confidential. Except as otherwise provided in this Lease, Tenant hereby waives any Losses for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes, [***], IT closets, and special security areas designated in advance by Tenant, but shall not enter such areas without providing not less than twenty-four (24) hours written notice to Tenant and subject to accompaniment by Tenant in such entry. Further, all access shall be logged with sign-in/out and ID verification in accordance with Tenant’s security standards, and, subject to Applicable Laws, Landlord acknowledges and consents to being recorded by on-site security cameras. In an emergency involving material water intrusion, fire/electrical or other matters imminently harmful to health, safety and welfare of the Buildings and occupants. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises; provided, however, that Landlord shall, subject to Section 10.1 of this Lease and to the extent that such damage is not covered by insurance required to be carried by Tenant under this Lease or caused by any governmental agencies, repair any damage to the Premises caused by any such emergency entry into the Premises by Landlord. Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises.

ARTICLE 28
TENANT PARKING AND TRANSPORTATION
28.1    Parking Passes. Tenant shall rent from Landlord, on a monthly basis throughout the Lease Term, commencing on the Lease Commencement Date, the amount of parking passes set forth in Section 9 of the Summary, which parking passes shall pertain to the Project’s parking facilities (the “Parking Facilities”). All parking passes are provided via valet parking services and do not pertain to individual parking spaces. Tenant shall pay to Landlord (or Landlord’s parking operator or other designee) for all parking passes rented by Tenant on a monthly basis at the prevailing rates charged from time to time by Landlord at the Project, which amount is currently $450.00 per pass per month, and shall increase by three percent (3%) on each January 1 during the Lease Term, but shall not exceed the prevailing rate charged by landlords of Comparable Buildings for comparable parking. In addition to any monthly fees charged by Landlord for Tenant’s parking passes, Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the renting of such parking passes by Tenant or the use of the Parking Facilities by Tenant. The parking passes rented by Tenant pursuant to this Article 28 are provided to Tenant solely for use by Tenant’s own personnel and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant (nor may parking passes be shared among Tenant’s personnel or with any party other than the particular party to whom each such pass has been issued) without Landlord’s prior approval.
28.2    Use of Parking Facilities. Tenant’s continued right to use the Parking Facilities is conditioned upon Tenant abiding by all commercially reasonable and non-discriminatory rules and regulations which are prescribed from time to time for the orderly operation and use of the Parking Facilities, including any sticker or other identification system reasonably established by Landlord, Tenant’s cooperation in seeing that Tenant’s employees and visitors comply with such rules and regulations and Tenant not being in default under this Lease beyond the expiration of any applicable notice, grace and/or cure period, until cure thereof. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord.
28.3    Transportation Management. Tenant shall comply with all present or future programs intended to manage parking, transportation or traffic in and around the Project to the extent such programs, except as required under Applicable Laws and Underlying Documents, are commercially reasonable and do not materially interfere with Tenant’s business operations, and in connection therewith, Tenant shall take commercially reasonable action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.
28.4    Electrical Vehicle Charging Stations. Landlord has installed certain electrical vehicle charging stations (including related conduit) (the “Charging Stations”) in the Parking Facilities. The Charging Stations installed by Landlord shall be made operational as part of the Landlord Work, and thereafter are available for use by Tenant.

ARTICLE 29
MISCELLANEOUS PROVISIONS
29.1    Terms; Captions. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.
29.2    Binding Effect. Subject to all other provisions of this Lease, each of the terms of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.
29.3    No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises is temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.
29.4    Transfer of Landlord’s Interest. Landlord has the right to transfer all or any portion of its interest in the Project or Buildings and in this Lease, and in the event of any such transfer (to the extent such obligations are assumed by the transferee in writing), (i) Landlord shall automatically be released from all liability under this Lease not accrued as of the date of the transfer, and (ii) Tenant shall look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer, (iii) such transferee shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord, including the return of any Security Deposit, and (iv) Tenant shall attorn to such transferee. Landlord may also assign its interest in this Lease to a Mortgagee as additional security, but such an assignment shall not release Landlord from its obligations hereunder and Tenant shall continue to look to Landlord for the performance of its obligations hereunder.
29.5    Prohibition Against Recording or Publication. Neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded or otherwise published by either party or by anyone acting through, under or on behalf of such party without the prior written consent of the other party, in its sole discretion.
29.6    Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venture or any association between Landlord and Tenant.

29.7    Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.
29.8    Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.
29.9    No Warranty. In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item included in Direct Expenses or the amount of Direct Expenses in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord except to the extent set forth herein or in one or more of the exhibits attached hereto.
29.10    Landlord Exculpation; Partner Liability.
29.10.1    Landlord Exculpation. The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in the Buildings and Project, together with any sales, condemnation or insurance proceeds received by Landlord or the Landlord Parties in connection with the Project, Buildings or Premises (“Project Proceeds”). As used herein, Landlord’s interest “in the Building and the Project” shall be deemed equal to not less than the sum of the Project Proceeds and the equity interest Landlord would have in the Project if the Project was encumbered by third-party debt in an amount equal to eighty percent (80%) of the value of the Project include rents due from tenants, and proceeds from condemnation or eminent domain proceedings. Neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Section 29.10 shall inure to the benefit of Landlord’s and the Landlord Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease.
29.10.2    Limitation on Liability of Partners of Tenant. Landlord does hereby acknowledge and agree that none of the past, present or future individual partners, members or shareholders, as the case may be, of the Tenant, or their beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns, shall be personally liable for any default by Tenant under this Lease or for the performance by Tenant of any of its obligations under this Lease and Landlord hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Landlord in connection with this Lease. Landlord hereby agrees to look solely to the partnership, corporate or other assets of Tenant for the recovery of any damages arising out of Tenant’s default of its obligations under this Lease or for the enforcement of the performance by Tenant of any of its obligations under this Lease.
29.11    Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties’ entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto (including, without limitation, any confidentiality agreement, letter of intent, request for proposal, or similar agreement previously entered into between Landlord and Tenant in anticipation of this Lease) or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. None of the terms of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.
29.12    Right to Lease. Except as set forth in Article 22, Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Buildings or Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Buildings or Project.
29.13    Force Majeure. Notwithstanding anything to the contrary contained in this Lease (but subject to the remaining terms of this Section 29.13), any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, acts of war, terrorist acts, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, governmental laws, regulations or restrictions, civil commotions, Casualty, actual or threatened public health emergency (including, without limitation, epidemic, pandemic, famine, disease, plague, quarantine, and other significant public health risk), governmental edicts, actions, declarations or quarantines by a governmental entity or health organization (including, without limitation, any shelter-in-place orders, stay at home orders or any restrictions on travel related thereto that preclude Tenant, its agents, contractors or its employees from accessing the Premises, national or regional emergency), breaches in cybersecurity, and other causes beyond the reasonable control of the party obligated to perform, regardless of whether such other causes are (i) foreseeable or unforeseeable or (ii) related to the specifically enumerated events in this paragraph (collectively, a “Force Majeure”), shall excuse the performance of such party for a period of time equal to any such prevention, delay or stoppage. If this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure. Notwithstanding the foregoing or anything to the contrary contained in this Lease, in no event shall Force Majeure: (a) excuse Tenant’s obligations to pay Rent and other charges due pursuant to this Lease, or (b) entitle either party to terminate this Lease, except as allowed pursuant to Articles 11 and 13 of this Lease, or (c) excuse Tenant’s obligations under Articles 5 and 24 of this Lease or Section 10.3 of this Lease, or (d) extend the time period for Tenant to vacate the Premises following expiration of the Lease Term, or (e) excuse Tenant from paying for utilities whether to Landlord or a utility provider, or (f) permit Tenant to interfere with other tenants and occupants at the Project or create or cause a nuisance or disturbance at the Project, or (g) extend the occurrence of the Lease Commencement Date. Without limiting the generality of the foregoing, Tenant agrees and acknowledges that (1) events of Force Majeure may limit, interfere with, or prevent Tenant for using the Premises, and from entering the Premises, (2) such potential interference, limitation, and prevention is foreseeable, and (3) no such limitations, interference or prevention shall constitute frustration of purpose, impossibility of performance, or impracticality of performance with respect to this Lease. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1511 of the California Civil Code, and hereby agrees that this Section 29.13 is an express provision to the contrary. Tenant’s agreement to the terms of this Section 29.13 is material consideration for Landlord’s agreement to enter into this Lease.
29.14    Notices. All notices, demands, statements or communications (collectively, “Notices”) given or required to be given by either party to the other hereunder shall be in writing, shall be (i) delivered by a nationally recognized overnight courier, (ii) delivered by registered or certified mail, return receipt requested, or (iii) delivered personally. Any such Notice shall be delivered (a) to Tenant at the appropriate address set forth in Section 10 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord; or (b) to Landlord at the addresses set forth in Section 11 of the Summary, or to such other firm or to such other place as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given on the date of receipted delivery, of refusal to accept delivery, or when delivery is first attempted but cannot be made due to a change of address for which no Notice was given. If Tenant is notified of the identity and address of any Mortgagee, Tenant shall give to such Mortgagee written notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such Mortgagee shall be given a reasonable opportunity to cure such default prior to Tenant’s exercising any remedy available to Tenant.
29.15    Joint and Several. If the “Tenant” under this Lease is comprised of more than one legal entity and/or persons, then the obligations imposed upon Tenant under this Lease shall be joint and several.
29.16    Authority. If Tenant is a corporation, trust, partnership, limited liability company or other legal entity, each individual executing this Lease on behalf of Tenant hereby represents and warrants that (i) Tenant is duly formed and in good standing in Tenant’s state of organization, (ii) Tenant is qualified to do business in California, (iii) Tenant has full right and authority to execute and deliver this Lease, and (iv) each person signing on behalf of Tenant is authorized to do so. Tenant shall, within ten (10) business days after Landlord’s written request, deliver to Landlord satisfactory written evidence of the truth and accuracy of the foregoing representations and warranties. Concurrently with execution of this Lease, Tenant shall also cause the certification attached as Exhibit M to be executed and delivered to Landlord.
29.17    Attorneys’ Fees. In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.
29.18    Governing Law; WAIVER OF TRIAL BY JURY. This Lease shall be construed and enforced in accordance with the laws of the State of California. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF CALIFORNIA, (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW, AND (III) IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY.
29.19    Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.
29.20    Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 12 of the Summary (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party shall indemnify and defend the other party against and hold the other party harmless from and against any and all Losses with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party. Landlord shall be solely responsible for paying any commissions due to the Brokers in connection with the parties entering into this Lease.
29.21    Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall, except as otherwise expressly provided in the Lease, not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord, except as expressly provided herein; provided, however, that the foregoing shall in no way impair the right of Tenant to commence a separate action against Landlord for any violation by Landlord of the provisions hereof so long as notice is first given to Landlord and any holder of a mortgage or deed of trust covering the Buildings, the Project, or any portion thereof, of whose address Tenant has theretofore been notified, and an opportunity is granted to Landlord and such holder to correct such violations as provided above.

29.22    Project or Building Name and Signage. Landlord shall have the right at any time to change the address or name of the Project or Buildings and to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Buildings as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not use the name of the Project or Buildings, or the name or logo of Landlord (or any of its affiliates), or use pictures or depictions of the Project or Buildings, in advertising or other publicity (including, without limitation, any websites or social media accounts) or for any purpose, without the prior written consent of Landlord. Notwithstanding the foregoing, Tenant may use the name of the Buildings and Project as an element of Tenant’s address with respect to the business to be conducted by Tenant in the Premises.
29.23    Confidentiality; Press Releases. The content of this Lease and any related amendments, agreements and documents are confidential information. Landlord and Tenant shall keep such information strictly confidential and shall not disclose such confidential information to any person or entity other than (i) such party’s and potential Transferee’s respective financial, legal, space planning and construction consultants, and such party’s parent, subsidiary or other affiliated companies, their partners, lenders, banks, auditors, underwriters, and attorneys and similar professionals, (ii) as may be required to enforce the provisions of this Lease, or (iii) as may be required to comply with Applicable Laws. In addition, notwithstanding the foregoing or anything to the contrary herein, Landlord and Tenant shall be entitled to (a) disclose information relating to this Lease to the extent necessary, in redacted form reasonably acceptable to Tenant, including full redaction of Tenant’s identity, to comply with the disclosure or regulatory requirements of the S.E.C., IRS or similar, entities (or any equivalent non-US agencies), or in connection with other S.E.C., IRS or other regulatory filings (or any equivalent non-US regulatory filings) customarily made by publicly traded REIT entities; (b) disclose information relating to this Lease on earnings calls and/or at investor meetings as customarily disclosed by publicly traded REIT entities, and/or public entities (including non-US public companies), and each such party will endeavor to provide a courtesy notice prior to any such disclosure to the other party; and (c) disclose information relating to this Lease to potential investors, lenders, or purchasers of any estate in the Buildings or Project. Neither party shall issue press releases with respect to the fact that this Lease has been entered into without the prior written reasonable consent of the other party.
29.24    Modifications. During the Lease Term, Landlord may renovate, improve, alter, or modify (including temporary closures of the same) (collectively, the “Modifications”) the Project, the Buildings and/or the Premises, including without limitation the Parking Facilities, Common Areas, and/or Base Buildings, which Modifications may include, without limitation, (i) installing sprinklers in the interior Common Areas and leased spaces, (ii) modifying the Common Areas and leased spaces to comply with Applicable Laws, including regulations relating to the physically disabled, seismic conditions, and building safety and security, (iii) installing new floor covering, lighting, and wall coverings in the interior Common Areas, and (iv) re-striping or reconfiguring the Parking Facilities; provided that, except as required by Applicable Laws, or in connection with an emergency, Landlord shall not implement any Modifications that adversely affect Tenant’s use of the Premises for the Permitted Use, or adversely affect Tenant’s ingress to or egress from the Premises or Buildings. In connection with any Modifications, Landlord may, among other things, erect scaffolding or other necessary structures at the Buildings, limit or eliminate access to portions of the Project, including portions of the Common Areas, or perform work in the Buildings, which work may create noise, dust or leave debris in the Buildings. Such Modifications and Landlord’s actions in connection with such Modifications shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent; provided that, Landlord shall, except as required by Applicable Laws, or in connection with an emergency, use commercially reasonable efforts to mitigate any material disruption to the conduct of Tenant’s business from the Premises during the performance of any Modifications. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Modifications, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Modifications or Landlord’s actions in connection with such Modifications, or for any inconvenience or annoyance occasioned by such Modifications or Landlord’s actions. Landlord shall use commercially reasonable efforts to minimize any interference with Tenant’s use of, and access to, the Premises and the Common Areas, in connection with any Modifications undertaken by Landlord.
29.25    No Violation. Landlord and Tenant each hereby warrant and represent to the other that neither its execution of nor performance under this Lease shall cause the subject party to be in violation of any agreement, instrument, contract, law, rule or regulation by which the subject party is bound, and each party shall protect, defend, indemnify and hold the other party harmless against any Losses arising from a breach of this warranty and representation.
29.26    Hazardous Materials. Tenant: (i) except for Permitted Chemicals (as defined below), shall not cause or suffer to occur, the release, discharge, escape or emission of any Hazardous Materials at, upon, under or within the Project; (ii) shall not engage in activities at the Project that could result in, give rise to, or lead to the imposition of liability upon Tenant or Landlord or the creation of a lien upon the Project; (iii) shall notify Landlord promptly following receipt of any knowledge with respect to any actual release, discharge, escape or emission (whether past or present) of any Hazardous Materials at, upon, under or within the Premises; and (iv) shall promptly forward to Landlord copies of all orders, notices, permits, applications and other communications and reports in connection with any release, discharge, escape or emission of any Hazardous Materials at, upon, under or within the Premises or any contiguous or adjacent premises.
29.26.1    Definitions. “Hazardous Material(s)” shall mean any solid, liquid or gaseous substance or material that is described or characterized as a toxic or hazardous substance, waste, material, pollutant, contaminant or infectious waste, or any substance or material that in certain specified quantities would be injurious to the public health or welfare, or words of similar import, in any of the “Environmental Laws,” as defined below, or any other words which are intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity or reproductive toxicity and includes, without limitation, asbestos, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum products, polychlorinated biphenyls, urea formaldehyde, radon gas, nuclear or radioactive matter, medical waste, soot, vapors, fumes, acids, alkalis, chemicals, microbial matters (such as molds, fungi or other bacterial matters), biological agents and chemicals which may cause adverse health effects, including but not limited to, cancers and /or toxicity. As used in this Lease, the term “Hazardous Materials,” in the singular and plural form, also includes any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time (42 U.S.C. §§ 9601 et. seq.), any substances or materials that are classified or considered to be hazardous, contaminants, toxic or pollutants, or otherwise regulated under the laws of the State of California, crude oil, asbestos in any form or condition, polychlorinated biphenyls in any form or condition, and any other substance that may be harmful to human health including, without limitation, mold and radon. “Environmental Laws” shall mean any and all federal, state, local or quasi-governmental laws (whether under common law, statute or otherwise), ordinances, decrees, codes, rulings, awards, rules, regulations or guidance or policy documents now or hereafter enacted or promulgated and as amended from time to time, in any way relating to (i) the protection of the environment, the health and safety of persons (including employees), property or the public welfare from actual or potential release, discharge, escape or emission (whether past or present) of any Hazardous Materials or (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Materials.
29.26.2    Permitted Chemicals. Notwithstanding the foregoing, Tenant may use, store and properly dispose of commonly available household cleaners and chemicals, in reasonable quantities, to maintain the Premises and Tenant’s routine office operations (such as printer toner and copier toner) (collectively, the “Permitted Chemicals”). Any or all of the Permitted Chemicals described in this paragraph may constitute Hazardous Materials. However, Tenant may use, store and dispose of same, provided that in doing so, all Permitted Chemicals are stored, properly packaged and labeled, disposed of and/or used in accordance with applicable Environmental Laws, and provided that Tenant fully complies with all Environmental Laws and all of the terms of this Article 29.26 and of Article 24 above.
29.26.3    Tenant Hazardous Materials. Within thirty (30) days following Tenant’s receipt of a reasonable request from Landlord (which request shall not be made more than once per Lease Year), Tenant shall deliver to Landlord a list of all Hazardous Materials (other than Permitted Chemicals) anticipated to be used by Tenant in the Premises in quantities exceeding amounts typically used in office operations and the quantities thereof and shall promptly complete and return to Landlord an “environmental questionnaire” using a form reasonably acceptable to Tenant.
29.26.4    Indemnification. Landlord represents and warrants to Tenant that, as of the Effective Date, Landlord has no actual knowledge, after due inquiry, of the presence of any Hazardous Materials in violation of Environmental Laws in, on, or under the Project, which are of such a nature that a federal, state, local or municipal governmental authority would require removal or other containment, if it had knowledge of the presence of such Hazardous Materials, in the state, and under the conditions that they then exist in the Project, as such Environmental Laws are enforced against and applicable to the Project as of the Effective Date. Subject to the

terms of this Lease, Landlord agrees to indemnify, defend, protect and hold harmless the Tenant Parties from and against any and all Losses resulting directly or indirectly from (i) a breach of Landlord’s representation set forth in this Section 29.26.4; (ii) any use, presence, removal or disposal of any Hazardous Materials (whether prior to the Lease Commencement Date or thereafter) to the extent such liability, obligation, damage or costs was a result of actions caused or knowingly permitted by Landlord or a Landlord Party; and (iii) a breach of its obligations under this Section 29.26, above. Tenant shall indemnify, defend, protect and hold harmless the Landlord Parties from and against any Losses resulting directly or indirectly from any use, introduction, presence, removal or disposal of any Hazardous Materials (other than Permitted Chemicals used in compliance with Environmental Laws) or breach of any provision of this section, to the extent such Losses are a result of actions caused or knowingly permitted by Tenant or any Tenant Parties, but excluding any Hazardous Materials present at the Project prior to Tenant’s occupancy or introduced by Landlord or any other tenant or third party.
29.27    Multi-Tenant Lease Provisions. At any time that Tenant is no longer the Sole Direct Tenant of all of the Project (i.e., following Tenant’s election to exercise the Contraction Option pursuant to Section 2.4, above or exercise of Landlord’s recapture right in Section 14.4, above), the parties shall promptly enter into a lease amendment documenting the nature of the Project as a multi-tenant Project as contemplated by Exhibit J, (i) adjusting, as necessary, the description of the Premises, Tenant’s Share, Base Rent, parking passes, and all other numbers and percentages in this Lease that are dependent upon the RSF of the Premises, (ii) modifying which Outdoor Areas will continue to be subject to Tenant’s exclusive use, (iii) providing for the Building Lobby to be converted to Common Area, and (iv) incorporating the terms and conditions set forth in Exhibit J attached hereto.
29.28    Background Check. Notwithstanding any other provision of this Lease and subject to Applicable Laws, except as otherwise provided in this Section 29.28, Landlord shall cause all of Landlord’s employees (“Personnel”) who enter the Premises to perform any of the services rendered pursuant to this Lease to have cleared a Background Investigation (defined below), reasonably determined by Landlord. Notwithstanding anything herein to the contrary, the Background Investigations shall not be applicable for such individuals accessing the Buildings and Premises in emergency situations which involve material moisture intrusion, fire or electrical damage/risk, and which is likely to cause imminent harm if services are delayed by the Background Investigations, as long as such individuals shall be accompanied at all times by an employee of Landlord that has cleared the Background Investigations.
29.28.1    “Background Investigation” means an industry-standard pre-employment background check conducted by Landlord through a third-party vendor and subject to Applicable Laws. As of the date hereof, each “Background Investigation” includes the following: social security number verification, county-level criminal searches (with lookback periods governed by Applicable Laws), federal district criminal court search, national criminal database search, sentinel/watchlist screening, employment verification (for current and prior employers), education and reference checks, driving record checks where role-relevant, and credit reports only for employees handling cash (e.g., accounting roles). Landlord is not required to perform additional Background Investigations on any existing employees. Background

Investigation does not include a warrant or pending-charges search or any reporting, searches, or investigations that are not permitted under Applicable Laws.
Any costs incurred in performing such Background Investigations by Landlord shall be an Operating Expense.
29.28.2    Foreign Employment; Change. For any period of time encompassed in the foregoing background check requirement when the Personnel was resident outside of the United States, such background checking shall be conducted by an investigative agency reasonably selected by Landlord, and in a manner reasonably determined by Landlord.
29.29    Counterparts; Electronic Signatures. This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Landlord and Tenant agree that (i) this Lease may be signed electronically, (ii) any electronic signatures on this Lease shall have the same validity, enforceability, and admissibility as handwritten signatures, and (iii) the electronic record of this signed Lease shall be legally binding to the same extent as a paper copy bearing handwritten signatures.
29.30    Prohibited Persons; Foreign Corrupt Practices Act and Anti-Money Laundering. Tenant represents, warrants and covenants that no party that (other than through the passive ownership of interests traded on a recognized securities exchange) constitutes, owns, controls, or is owned or controlled by Tenant, any guarantor hereof or any subtenant of Tenant, is or at any time during the Term will be, (i) in violation of any Applicable Laws relating to terrorism or money laundering, or (ii) among the parties identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists or on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx or any replacement website or other replacement official publication of such list.
29.31    Sustainability Requirements. If Tenant (or any party claiming by, through or under Tenant) pays directly to the provider for any energy, water or other utility consumed at the Project, Tenant shall deliver to Landlord on a monthly (or, at Landlord’s option, a less frequent) basis and in a format reasonably requested by Landlord, or, at Landlord’s option, execute and deliver to Landlord an instrument enabling Landlord to obtain from such provider, any data about such consumption that Landlord reasonably requests, including total usage and charges as they appear on Tenant’s utility bills and any other data about such consumption that Landlord, in its reasonable judgment, desires to obtain or is required to disclose to a prospective buyer, tenant, lender or governmental agency under Applicable Law. Tenant shall use reasonably cooperate with Landlord to achieve cost efficiencies using tariff analysis and property improvement recommendations resulting from ASHRAE audits and aggregated procurement.
[SIGNATURES APPEAR ON FOLLOWING PAGE(S)]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed as of the Effective Date set forth in Section 1 of the Summary.

“LANDLORD”:

300 HOWARD OWNER, LLC, a Delaware limited liability company

By:	/s/ Gregg Walker
Name:	Gregg Walker
Its:	President

“TENANT”:

ANTHROPIC, PBC, a Delaware corporation

By:	/s/ Krishna Rao
Name:	Krishna Rao
Its:	Chief Financial Officer

* The individual(s) signing this Lease on behalf of Tenant above expressly acknowledge and hereby certify the accuracy of the representations and warranties set forth in Section 29.16 of this Lease.

EXHIBIT A-1
LEGAL DESCRIPTION
[***]

EXHIBIT A-2
OUTLINE OF PREMISES
[***]

EXHIBIT A-3
BASE RENT SCHEDULE
[***]

EXHIBIT A-4
RENTABLE SQUARE FEET OF EACH PHASE AND EACH FLOOR OF
THE PREMISES
[***]

EXHIBIT A-5
LOCATION OF LOBBY DESK AND TENANT LOBBY DESK
[***]

EXHIBIT A-6
RESTRICTED SIGNAGE AREA
[***]

EXHIBIT B
TENANT WORK LETTER AND PHASED CONSTRUCTION SCHEDULE
[***]

EXHIBIT C
NOTICE OF LEASE TERM DATES
[***]

EXHIBIT D
RULES AND REGULATIONS
[***]

EXHIBIT E
FORM OF TENANT'S ESTOPPEL CERTIFICATE
[***]

EXHIBIT F
EXTENSION OPTIONS
[***]

EXHIBIT G
EXISTING UNDERLYING DOCUMENTS
[***]

EXHIBIT H
ROFO PURCHASE AGREEMENT
[***]

EXHIBIT I
INITIAL SNDA
[***]

EXHIBIT J
MULTI-TENANT PROVISIONS
[***]

EXHIBIT K
FORM OF ASSIGNMENT
[***]

EXHIBIT L
FORM OF LETTER OF CREDIT
[***]

EXHIBIT M
FORM OF CERTIFICATION
[***]